Filed Pursuant to Rule 424(b)(3)

File No. 333-267983

PROSPECTUS

DRAGONFLY ENERGY HOLDINGS CORP.

Up to 21,512,027 Shares of Common Stock

This prospectus relates to the potential offer and resale, from time to time, of up to 21,512,027 shares of our common stock, par value $0.0001 per share (“common stock”), by the selling stockholder, Chardan Capital Markets LLC (“CCM” or the “selling stockholder”).

The shares of common stock to which this prospectus relates includes shares that have been or may be issued to CCM pursuant to a purchase agreement between us and CCM, dated October 7, 2022 (the “Purchase Agreement”) establishing an equity facility (the “ChEF Equity Facility”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. However, we may receive gross proceeds of up to $150 million from the sale of shares to CCM under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.

CCM is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, (the “Securities Act”). See “ChEF Equity Facility” and “Plan of Distribution (Conflicts of Interest)” for more information about how CCM may sell the shares of common stock being registered pursuant to this prospectus and for a description of compensation payable to CCM.

CCM may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price that CCM will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. While the number of shares of common stock that CCM is required to purchase is subject to certain limitations under the Purchase Agreement, including the Beneficial Ownership Limitation, the number of shares of common stock that we can sell to CCM under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by CCM of shares of our common stock pursuant to this prospectus could have a significant negative impact on the trading price of our common stock. See “ChEF Equity Facility” on page 104 for more information.

In addition, we have filed separate registration statements registering the issuance to and resale by certain third parties of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. These third parties include CNTQ’s Sponsor, members of our senior management and our Term Loan Lenders. Any sales of such shares into the public market by such certain third parties could similarly have a significant negative impact on the trading price of our common stock.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. CCM will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.

Our common stock is currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “DFLI” and our public warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW.” As of September 18, 2023, the closing price of our common stock and warrants was $1.77 and $0.15, respectively.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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INTRODUCTORY NOTE

On October 7, 2022 (the “Closing” and such date the “Closing Date”), Chardan NexTech Acquisition 2 Corp., a Delaware corporation (“CNTQ”), and Bronco Merger Sub, Inc., a Nevada corporation and newly formed wholly-owned subsidiary of CNTQ (“Merger Sub”), consummated the previously announced Business Combination (as defined below) pursuant to the terms of the Business Combination Agreement (as defined below).

On the Closing Date, (i) CNTQ changed its name to “Dragonfly Energy Holdings Corp.” (“Dragonfly” or the “Company”); (ii) Merger Sub merged with and into Dragonfly Energy Corp., a Nevada corporation (“Legacy Dragonfly”), with Legacy Dragonfly surviving the Merger as a direct, wholly-owned subsidiary of the Company (the “Merger”); and (iii) the parties to the Business Combination Agreement consummated the other transactions contemplated thereby. On March 31, 2023, Dragonfly was reincorporated under the laws of the State of Nevada pursuant to a reincorporation by conversion.

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FREQUENTLY USED TERMS

Unless the context otherwise requires, references in this prospectus to “Dragonfly,” the “Company,” “us,” “we,” “our” and any related terms are intended to mean Dragonfly Energy Holdings Corp. and its consolidated subsidiaries.

“$10 Warrants” means warrants to initially acquire 1,600,000 shares of common stock at an initial $10.00 per share exercise price issued at Closing in connection with the Term Loan.

“$10 Warrants Shares” means the 457,142 shares of common stock issued upon exercise of the $10 Warrants.

“Beneficial Ownership Limitation” means the limitation by which CCM shall not be obligated to purchase or acquire, any shares of common stock under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by CCM and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by CCM and its affiliates (on an aggregated basis) of more than 9.9% of the outstanding voting power or shares of common stock.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Agreement and Plan of Merger, dated May 15, 2022, as amended on July 12, 2022, by and among CNTQ, Merger Sub and Dragonfly.

“CCM” means Chardan Capital Markets LLC, a New York limited liability company.

“Charter” means the articles of incorporation of Dragonfly, in effect as of the date of this prospectus.

“Closing” means the closing of the Business Combination.

“CNTQ” means Chardan NexTech Acquisition 2 Corp., a Delaware corporation, which was renamed “Dragonfly Energy Holdings Corp.” in connection with the Closing.

“CNTQ Common Stock” means, prior to consummation of the Business Combination, to CNTQ common stock, par value $0.0001 per share, and, following consummation of the Business Combination, to the common stock, par value $0.001 per share, of Dragonfly.

“CNTQ IPO” means the initial public offering by CNTQ, which closed on August 13, 2021.

“Dragonfly” means Dragonfly Energy Holdings Corp., a Nevada corporation.

“Earnout Shares” means up to an additional 40,000,000 shares of Company common stock that may be issued to the Legacy Dragonfly stockholders at Closing if certain financial metrics or trading price metrics are achieved and other conditions are satisfied.

“Founder Shares” means the shares of CNTQ common stock held by the Sponsor, CNTQ’s directors, and affiliates of CNTQ’s management team.

“Legacy Dragonfly” means Dragonfly Energy Corp., a Nevada corporation, and includes the surviving corporation after the Merger. References herein to Dragonfly will include its subsidiaries, including Legacy Dragonfly, to the extent reasonably applicable.

“Merger” means the merger of Merger Sub with and into Legacy Dragonfly, with Legacy Dragonfly continuing as the surviving corporation and as a wholly-owned subsidiary of CNTQ (which changed its name to Dragonfly Energy Holdings Corp. upon the Closing), in accordance with the terms of the Business Combination Agreement.

“Merger Sub” means Bronco Merger Sub, Inc., a Nevada corporation.

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“NRS” means the Nevada Revised Statutes.

“Penny Warrants” means warrants to initially acquire 2,593,056 shares of common stock at an exercise price of $0.01 per share issued at Closing in connection with the Term Loan.

“Private Warrants” means warrants to acquire shares of common stock at an $11.50 per share exercise price issued to an affiliate of the Sponsor in a private placement simultaneously with the closing of the CNTQ IPO.

“Public Warrants” means warrants to acquire shares of common stock at an $11.50 per share exercise price sold as part of the units in the CNTQ IPO (whether they were purchased in the CNTQ IPO or thereafter in the open market).

“Sponsor” means Chardan NexTech Investments 2 LLC, a Delaware limited liability company and an affiliate of CCM.

“Term Loan” means the $75 million aggregate principal amount senior secured term loan facility entered into at Closing.

“Transactions” means the Merger, and the other transactions contemplated by the Business Combination Agreement.

“Trust Account” means the trust account of CNTQ that held the proceeds from the CNTQ IPO.

“Warrants” means the Public Warrants, the Private Warrants and the Penny Warrants of Dragonfly.

“Warrant Holdings” means Chardan NexTech 2 Warrant Holdings LLC, a Delaware limited liability company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of our products and services, the potential success of our marketing and expansion strategies, the potential for us to achieve design awards, and the potential benefits of the Business Combination (including with respect to shareholder value). These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our ability to recognize the anticipated benefits of our recent Business Combination (as defined herein), which may be affected by, among other things, the factors listed below;
●	our ability to successfully increase market penetration into target markets;
●	the addressable markets that we intend to target do not grow as expected;
●	the loss of any members of our senior management team or other key personnel;
●	the loss of any relationships with key suppliers, including suppliers in China;
●	the loss of any relationships with key customers;
●	our ability to protect our patents and other intellectual property;
●	the failure to successfully optimize solid-state cells or to produce commercially viable solid-state cells in a timely manner or at all, or to scale to mass production;
●	changes in applicable laws or regulations;
●	our ability to maintain the listing of our common stock on the Nasdaq Global Market and Public Warrants (as defined herein) on the Nasdaq Capital Market;
●	the possibility that we may be adversely affected by other economic, business and/or competitive factors (including an economic slowdown or inflationary pressures);
●	our ability to sell the desired amounts of shares of common stock at desired prices under our equity facility;
●	the potential for events or circumstances that result in our failure to timely achieve the anticipated benefits of our customer arrangements with THOR Industries and its affiliate brands (including Keystone RV Company (“Keystone”)), including Keystone’s decision in July 2023, that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers;
●	our ability to raise additional capital to fund our operations;
●	our ability to generate revenue from future product sales and our ability to achieve and maintain profitability;
●	the accuracy of our projections and estimates regarding our expenses, capital requirements, cash utilization, and need for additional financing;
●	developments relating to our competitors and our industry;
●	our ability to engage target customers and successfully retain these customers for future orders;
●	the reliance on two suppliers for our lithium iron phosphate cells and a single supplier for the manufacture of our battery management system; and
●	our current dependence on a single manufacturing facility.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Registration Statement. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

The Company

We are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including recreational vehicles (“RV”), marine vessel and off-grid residence industries, with disruptive solid-state cell technology currently under development. Our goal is to develop technology to deliver environmentally impactful solutions for energy storage to everyone globally. We believe that the innovative design of our lithium-ion batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity, regardless of location.

Since 2020, we have sold over 266,000 batteries. We currently offer a line of batteries across our “Battle Born” (“Battle Born”) and “Dragonfly Energy” (“Dragonfly Energy”) brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. We primarily sell “Battle Born” branded batteries directly to consumers (“DTC”) and Dragonfly Energy branded batteries to original equipment manufacturers (“OEMs”).

We currently source the lithium iron phosphate cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

To supplement our battery offerings, we also offer our line of proprietary Wakespeed Offshore brand (“Wakespeed”) alternator regulation products which are necessary to ensure that the alternator does not get unduly stressed during the current delivery to the batteries, and that the current delivery remains within the operating limits of the onboard battery bank. In addition to its own accessories, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers, solar panels and other system accessories from brands such as Victron Energy, Progressive Dynamics, REDARK, Rich Solar, and Sterling Power.

In addition to our conventional lithium iron phosphate (“LFP”) batteries, we are currently developing the next generation of LFP solid-state cells. Since our founding, we have been developing proprietary battery cell manufacturing processes and solid-state battery cell technology for which we have issued patents and pending patent applications, where appropriate. Solid-state lithium-ion technology eliminates the use of a liquid electrolyte, which addresses the residual heat and flammability issues arising from lithium-ion batteries. The unique competitive advantage of our solid-state battery cell is highlighted by our dry deposition technology, which completely displaces the need for toxic solvents in the manufacturing process and allows for the rapid and scalable production of chemistry-agnostic cells. Additionally, our internal production of battery cells will streamline our supply chain, allowing us to vertically integrate our cells into our batteries, thereby lowering our production costs.

The mailing address of our principal executive office is 1190 Trademark Dr. #108, Reno, Nevada 89521, and our telephone number is (775) 622-3448.

For more information about us, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

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We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

You should consider all the information contained in this prospectus before making a decision to invest in our common stock or warrants. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 9. Such risks include, but are not limited to, the following risks:

Risks Related to this Offering

●	It is not possible to predict the actual number of shares of our common stock we will sell under the Purchase Agreement to CCM, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the ChEF Equity Facility.
●	The issuance and sale of shares of our common stock to CCM will cause dilution to other holders of shares of our common stock, and the sale of the shares of our common stock acquired by CCM, or the perception that such sales may occur, could cause the price of the shares of our common stock to fall.
●	Investors who buy common stock from CCM at different times will likely pay different prices.

Risks Related to Our Existing Lithium-Ion Battery Operations

●	Our business and future growth depends on the needs and success of our customers.
●	We operate in a competitive industry. We expect that the level of competition will increase and the nature of our competitors will change as we develop new LFP battery products for, and enter into, new markets, and as the competitive landscape evolves.
●	We may not succeed in our medium- and long-term strategy of entering into new end markets for LFP batteries and our success depends, in part, on our ability to successfully develop and manufacture new products for, and acquire customers in, these new markets and successfully grow our operations and production capabilities (including, in time, our ability to manufacture solid-state cells in-house).
●	We currently rely on two suppliers to provide our LFP cells and a single supplier for the manufacture of our battery management system. Any disruption in the operations of these key suppliers could adversely affect our business and results of operations.
●	We are currently, and likely will continue to be, dependent on a single manufacturing facility. If our facility becomes inoperable for any reason, or our automation and expansion plans do not yield the desired effects, our ability to produce our products could be negatively impacted.

Risks Related to Our Solid-State Technology Development

●	We face significant engineering challenges in our attempts to develop and manufacture solid-state battery cells and these efforts may be delayed or fail which could negatively impact our business.

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●	We expect to make significant investments in our continued research and development of solid-state battery technology development, and we may be unable to adequately control the costs associated with manufacturing our solid-state battery cells.
●	If our solid-state batteries fail to perform as expected, our ability to further develop, market and sell our solid-state batteries could be harmed.

Risks Related to Intellectual Property

●	We rely heavily upon our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.
●	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

General Risk Factors

●	The uncertainty in global economic conditions, including the Russia-Ukraine conflict, could reduce consumer spending and disrupt our supply chain which could negatively affect our results of operations.
●	The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.
●	If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

Risks Related to Our Financial Position and Capital Requirements

●	Our business is capital intensive, and we may not be able to raise additional capital on attractive terms, if at all. Any further indebtedness we incur may limit our operational flexibility in the future.
●	Failure to comply with the financial covenants in our loan agreement could allow our lenders to accelerate payment under our loan agreement, which would have a material adverse effect on our results of obligations and financial position and raise substantial doubt about our ability to continue as a going concern.
●	Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

Risks Related to Ownership of Our Common Stock

●	Future issuances of debt securities and equity securities may adversely affect us and may be dilutive to existing stockholders.
●	We may issue additional shares of our common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

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THE OFFERING

Issuer	Dragonfly Energy Holdings Corp.

Securities offered by CCM as the selling stockholder

Up to 21,512,027 shares of common stock that we may sell to CCM, from time to time in accordance with the Purchase Agreement. All sales under the Purchase Agreement are at our sole discretion.

The actual number of our common stock issued and sold to CCM under the ChEF Equity Facility will vary depending on the then current market price of our common stock sold to CCM under the ChEF Equity Facility. As of September 18, 2023, 98,500 shares have been issued pursuant to the Purchase Agreement with CCM for aggregate net proceeds to us of $670,593.

Terms of the Offering	CCM will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by CCM in this offering. We may receive up to $150 million in gross proceeds from the sale of shares to CCM pursuant to the Purchase Agreement from time to time. However, the actual proceeds we receive may be less than $150 million (before being reduced for the discount to CCM) depending on the number of shares of common stock sold and the price at which the shares of common stock are sold. Any proceeds we receive from CCM, we intend to use for the repayment of all or a portion of our outstanding debt and for working capital and general corporate purposes. Additionally, pending the uses described above, we plan to invest the net proceeds from the sale of shares of common stock to CCM, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. See “Use of Proceeds” for additional information.

Conflicts of Interest	CCM, an affiliate of the Sponsor, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is expected to act as an executing broker for the resale of common stock in this offering. CCM’s receipt of all the proceeds from resales of common stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, resales by CCM will be conducted in compliance with FINRA Rule 5121. To the extent that the common stock does not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. LifeSci Capital, LLC has agreed to act as qualified independent underwriter for this offering and will receive an upfront fee of $100,000 and, beginning one year after the date of the Purchase Agreement until its termination, a quarterly fee of $25,000 for doing so, or up to $300,000 in the aggregate. Pursuant to FINRA Rule 5121, CCM will not confirm resales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest) — Conflicts of Interest.”

Nasdaq ticker symbol	Our common stock is currently listed on Nasdaq under the symbol “DFLI”.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Unless we specifically state otherwise or the context otherwise requires, the information above is as of September 18, 2023, does not give effect to issuances of our common stock, warrants or options to purchase shares of our common stock, or the exercise of warrants or options after such date, and excludes:

●	40,000,000 Earnout Shares;
●	1,501,386 shares of common stock (the “Private Warrant Shares”) issuable upon exercise of the private placement warrants that were originally issued in a private placement at the time of the CNTQ IPO;
●	9,422,519 shares of common stock (the “Public Warrant Shares”) issuable upon exercise of the Public Warrants sold as part of the units in the CNTQ IPO;
●	593,056 shares of common stock (the “Penny Warrant Shares”) currently issuable upon exercise of the Penny Warrants issued as part of the Term Loan;
●	11,131,900 shares of common stock (the “Investor Warrant Shares”) currently issuable upon exercise of the Investor Warrants issued as part of the June 2023 S-1 Offering;
●	570,250 shares of common stock (the “Underwriters’ Warrant Shares”) currently issuable upon the exercise of the Underwriters’ Warrants (defined below) issued as part of the June 2023 S-1 Offering;
●	3,443,099 shares of common stock underlying outstanding options; and
●	180,000 shares of common stock underlying outstanding restricted stock units (“RSUs”).

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RISK FACTORS

Investment in our securities involves risk. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statement.” Please see the section entitled “Where You Can Find More Information” in this prospectus. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the ChEF

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement to CCM, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the ChEF Equity Facility.

Under the Purchase Agreement entered into in connection with the ChEF Equity Facility, we have the right from time to time at our option to direct CCM to purchase up to a specified maximum amount of shares of our common stock, up to a maximum aggregate purchase price of $150 million, over the term of the ChEF Equity Facility. See “ChEF Equity Facility” on page 104 for more information regarding the Purchase Agreement and the ChEF Equity Facility. We generally have the right to control the timing and amount of any common stock sales to CCM under the Purchase Agreement. The timing and amount of common stock sold by us to CCM under the Purchase Agreement will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including market conditions and the terms, conditions and limitations set forth in the Purchase Agreement (including certain limitations on CCM’s obligation to purchase shares including, among other things, daily trading volumes and the Beneficial Ownership Limitation). We may ultimately decide to sell to CCM all, some or none of the common stock shares available for our sale to CCM pursuant to the ChEF Equity Facility. Depending on market liquidity at the time, resales of those shares by CCM may cause the public trading price of our common stock to decrease.

Because the purchase price per share to be paid by CCM for shares of common stock that we may elect to sell to CCM under the ChEF Equity Facility, if any, will fluctuate based on the volume weighted average price (“VWAP”) of our common stock during the applicable period for each purchase made pursuant to the Purchase Agreement, it is not possible for us to predict, prior to any such sales, the number of shares of common stock we will sell to CCM under the Purchase Agreement, the per share purchase price CCM will pay for such shares, or the aggregate gross proceeds that we will receive from those purchases by CCM under the Purchase Agreement, if any.

As a result of the fluctuation of the purchase price per share to be paid by CCM, we may need to issue and sell more than the number of shares that we initially expect to issue to CCM under the Purchase Agreement to receive aggregate gross proceeds equal to the maximum aggregate purchase price of $150 million under the Purchase Agreement, which could cause additional substantial dilution to holders of our common stock. The number of shares of common stock ultimately offered for sale by CCM is dependent upon the number of shares of common stock, if any, we ultimately sell to CCM under the ChEF Equity Facility.

Under the Purchase Agreement we may not commence sales of our common stock to CCM until all the conditions to CCM’s obligations thereunder have been satisfied, including effectiveness of this registration statement of which this prospectus is a part and required FINRA clearance. CCM is not obligated to (but may, at its option, choose to) purchase an amount of shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (a) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9% of the outstanding voting power or shares of common stock, (b) a number of shares that would cause the aggregate purchase price on the applicable Purchase Date (as defined in the Purchase Agreement) for such purchase to exceed $3 million or (c) a number of shares that would equal 20% of the total number of shares of common stock that would count towards VWAP on the applicable Purchase Date of such purchase. Our inability to access a portion or the full amount available under the ChEF Equity Facility, in the absence of any other financing sources, could have a material adverse effect on our business.

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CCM is an affiliate of CNTQ’s Sponsor. See “Selling Stockholder” on page 100 for more information about CCM and its affiliates’ beneficial ownership of our shares of common stock. In light of the Beneficial Ownership Limitation set forth above, the Sponsor has agreed that the Private Warrants may not be exercised to the extent the Sponsor and its affiliates are deemed to beneficially own, or it would cause the Sponsor and such affiliates to be deemed to beneficially own, more than 7.5% of our common stock.

The issuance and sale of shares of our common stock to CCM will cause dilution to other holders of shares of our common stock, and the sale of the shares of our common stock acquired by CCM, or the perception that such sales may occur, could cause the price of the shares our common stock to fall.

The purchase price for the shares that we may sell to CCM under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of shares of our common stock to fall.

If and when we do sell shares to CCM, after CCM has acquired the shares, CCM may resell all, some, or none of those shares at any time or from time to time in its discretion, subject to the terms of the Purchase Agreement and compliance with securities laws. Therefore, the sales of our common stock to CCM could result in substantial dilution to the interests of other holders of their shares of our common stock. Additionally, the sale of a substantial number of shares of our common stock to CCM, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We are obligated to register for sale or resale certain shares of our common stock and/or warrants issued in conjunction with the Business Combination, and the perception that such sales may occur may cause the trading price for our common stock to fall.

In addition to the registration pursuant to this prospectus of the common stock to be issued and sold to CCM under the ChEF Equity Facility, under various registration rights agreements, we are required to file and keep effective one or more separate registration statements registering the issuance to and resale by certain third parties of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. These third parties include CNTQ’s Sponsor, members of our senior management, other large historic Legacy Dragonfly shareholders and our Term Loan Lenders (as defined herein). The shares being registered for resale into the public markets represent a substantial majority of our outstanding common stock as of September 18, 2023. Once such separate registration statements are effective, including this registration statement, the shareholders selling pursuant to such separate registration statements will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Certain of the investors/lenders who have resale rights under such separate registration statements may have an incentive to sell because they purchased shares and/or warrants at prices below the CNTQ IPO offering price. As such, while sales by the shareholders selling pursuant to such registration statements may experience a positive rate of return based on the trading price at the time they sell their shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the shareholders selling pursuant to such registration statements, the sale of shares by such shareholders, or the perception in the market that the shareholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline. Further, the 21,512,027 shares that may be resold and/or issued into the public markets pursuant to this prospectus represent approximately 37% of the shares of our common stock outstanding as of September 18, 2023. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the then current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher. Our management team may invest or spend the proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

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Our management will have broad discretion over the use of proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any. We intend to use the net proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any, for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any, may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Investors who buy common stock from CCM at different times will likely pay different prices.

Pursuant to the Purchase Agreement, the timing, price and number of shares sold to CCM will vary depending on when we choose to sell shares, if any, to CCM. If and when we elect to sell common stock to CCM pursuant to the Purchase Agreement, after CCM has acquired such common stock, CCM may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from CCM in this offering at different times will likely pay different prices for those shares. Investors may experience a decline in the value of the shares they purchase from CCM in this offering as a result of future sales made by us to CCM pursuant to the Purchase Agreement or for other reasons.

Risks Related to Our Existing Lithium-Ion Battery Operations

Our business and future growth depends on the needs and success of our OEM’s and similar customers.

The demand for our products, including sales to OEMs, ultimately depends on consumers in our current end markets (primarily owners of RVs, marine vessels and off-grid residences). The performance and growth of these markets is impacted by numerous factors, including macro-economic conditions, consumer spending, travel restrictions, fuel costs and energy demands (including an increasing trend towards the use of green energy). Increases or decreases in these variables may significantly impact the demand for our products. If we fail to accurately predict demand, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventory and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.

An increasing proportion of our revenue has been and is expected to continue to be derived from sales to RV OEMs. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. For example, under our Supply Agreement (as defined herein) with Keystone RV Company, the largest manufacturer of towable RVs in North America, Keystone has agreed to offer our storage solutions as an option to dealers and consumers on certain of its products. However, this arrangement may not deliver the anticipated benefits, as there are no firm purchase commitments, sales will continue to be made on a purchase order basis, and this arrangement may not be renewed. In addition, in July 2022, we agreed to a strategic investment by THOR Industries (“THOR”), which, among other things, contemplates a future, mutually agreed exclusive distribution agreement with THOR in North America. Although we expect that THOR will be a be significant contributor to our projected growth in RV OEM battery sales, this arrangement may not deliver the anticipated benefits and this distribution agreement may, in the future, preclude us from dealing with other large RV OEMs and their associated brands in North America or otherwise could negatively impact our relationships with those RV OEMs to whom we may be permitted to supply our batteries. In July 2023, we were notified by Keystone that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While Keystone is not moving to a different solution or competitor, we do expect this change in strategy to have a material limiting effect on our revenue throughout the remainder of 2023. Increased overall RV OEM sales in the future may not materialize as expected or at all and we may fail to achieve our targeted sales levels. Future RV OEM sales are subject to a number of risks and uncertainties, including the number of RVs that these OEMs manufacture and sell (which can be impacted by a variety of events including those disrupting our OEM customers’ operations due to supply chain disruptions or labor constraints); the degree to which our OEM customers incorporate/design-in our batteries into their RV product lines and renew our supply arrangements; the extent to which RV owners, if applicable, opt to purchase our batteries upon initial purchase of their RV or in the aftermarket; and our continued ability to successfully develop and introduce reliable and cost-effective batteries meeting evolving industry standards and customer specifications and preferences. Our failure to adequately address any of these risks may result in lost sales which could have a material adverse effect on our business, financial condition and results of operations.

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In addition, our near-term growth depends, in part, on the continued growth of the end markets in which we currently operate. Although the total addressable market for RVs, marine vessels and off-grid residences is estimated to reach $12 billion by 2025, these markets may not grow as expected or at all, and we may be unable to maintain existing customers and/or attract new customers in these markets. Our failure to maintain or expand our share of these growing markets could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to engage target customers successfully and convert these customers into meaningful orders in the future.

Our success, and our ability to increase sales and operate profitably, depends on our ability to identify target customers and convert these customers into meaningful orders, as well as our continued development of existing customer relationships. Although we have developed a multi-pronged sales and marketing strategy to penetrate our end markets and reach a range of customers, this strategy may not continue to be effective in reaching or converting target customers into orders, or as we expand into additional markets. Recently, we have also dedicated more resources to developing relationships with certain key RV OEMs, which we aim to convert into collaborations on custom designs and/or long-term contractual arrangements. However, in July 2023, we were notified by Keystone that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While Keystone is not moving to a different solution or competitor, we do expect this change in strategy to have a material limiting effect on our revenue throughout the remainder of 2023. We may be unable to convert these relationships into meaningful orders or renew these arrangements going forward, which may require us to expend additional cost and management resources to engage other target customers.

Our sales to any future or current customers may decrease for reasons outside our control, including loss of market share by customers to whom we supply products, reduced or delayed customer requirements, supply and/or manufacturing issues affecting production, reputational harm or continued price reductions. Furthermore, in order to attract and convert customers we must continue to develop batteries that address our current and future customers’ needs. Our failure to achieve any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We operate in a competitive industry. We expect that the level of competition will increase and the nature of our competitors will change as we develop new LFP battery products for, and enter into, new markets, and as the competitive landscape evolves. These competitive and other factors could result in lost potential sales and lower average selling prices and profitability for our products.

We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid-state cells, we will experience competition with a wider range of companies. These include companies focused on solid-state cell production, vertically integrated energy companies and other technology-focused energy storage companies. We believe our main competitive advantage in displacing incumbent lead-acid batteries is that we produce a lighter, safer, higher performing, cost-effective battery with a longer lifespan. We believe our go-to-market strategy, established brands, proven reliability and relationships with OEMs and end consumers both (i) enable us to compete effectively against other battery manufacturers and (ii) position us favorably to expand into new addressable markets. However, OEM sales typically result in lower average selling prices and related margins, which could result in overall margin erosion, affect our growth or require us to raise our prices. As a result, we may be unable to maintain this competitive advantage given the rapidly developing nature of the industry in which we operate.

Our current competitors have, and future competitors may have, greater resources than we do. Our competitors may be able to devote greater resources to the development of their current and future technologies. These competitors may also be able to devote greater resources to sales and marketing efforts, affording them greater access to customers, and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their competitive positioning. In addition, foreign producers may be able to employ labor at significantly lower costs than producers in the United States, expand their export capacity and increase their marketing presence in our major end markets. We expect actual and potential competitors to continue their efforts to develop alternative battery technologies and introduce new products with more desirable, attractive features. These new technologies and products may be introduced sooner than our offerings and could gain greater market acceptance. Although we believe we are a leader in developing solid-state battery technology (particularly for energy storage applications) new competitors may emerge, alternative approaches to solid-state battery technology may be developed and competitors may seek to market solid-state battery technologies better suited for other applications such as electric vehicle’s (“EV”) to our target markets.

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Additional competitive and other factors may result in lost sales opportunities and declines in average sales prices and overall product profitability. These include rapidly evolving technologies, industry standards, economic conditions and end-customer preferences. Our failure to adapt to or address these factors as they arise could have a material adverse effect on our business, financial condition and results of operations.

We may not succeed in our medium- and long-term strategy of entering into new end markets for LFP batteries and our success depends, in part, on our ability to successfully develop and manufacture new products for, and acquire customers in, these new markets and successfully grow our operations and production capabilities (including, in time, our ability to manufacture solid-state cells in-house).

Our future success depends, in part, upon our ability to expand into additional end markets identified by us as opportunities for our LFP batteries. These markets include solar integration industrial, specialty and work vehicles, material handling, rail, and emergency and standby power in the medium term, and data centers, telecom and distributed on-grid storage in the longer term. Our ability to expand into these markets depends on a number of factors, including the continued growth of these markets, having sufficient capital to expand our product offerings (including in the longer term batteries incorporating, once developed, our solid-state cells) and manufacturing capacity, developing products adapted to customer needs and preferences in these markets, our successful expansion of our manufacturing capabilities in order to meet customer demand, our ability to identify and convert potential customers within these markets and our ability to attract and retain qualified personnel to assist in these efforts. Although we intend to devote resources and management time to understanding these new markets, we may face difficulties in understanding and accurately predicting the demographics, preferences and purchasing habits of customers and consumers in these markets. If we fail to execute on our growth strategies in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets, and this could have a material adverse effect on our business, financial condition and results of operations.

Further, if we are unable to manage the growth of our operations effectively to match the growth in sales, we may incur unexpected expenses and be unable to meet our customers’ requirements, which could materially adversely affect our business, financial condition and results of operations. A key component of our growth strategy is the expansion and automation of our manufacturing sales capacity to address expected growing product demand and to accommodate our production of solid-state cells at scale. We have experienced supply delays in obtaining the necessary components to implement our automated adhesive application systems, as well as our pilot production line for our solid-state cells, and we may continue to experience component shortages in the future, which may negatively impact our ability to achieve these aspects of our growth strategy on time or at all. The costs of our expansion and automation efforts may be greater than expected, and we may fail to achieve anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. We must also attract, train and retain a significant number of skilled employees, including engineers, sales and marketing personnel, customer support personnel and management, and the availability of such personnel may be constrained. Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees, any of which could have a material adverse effect on our business, financial condition and results of operations.

We currently rely on two suppliers to provide our LFP cells and a single supplier for the manufacture of our battery management system. Any disruption in the operations of these key suppliers could adversely affect our business and results of operations.

We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward.

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Our dependence on a limited number of key third-party suppliers exposes us to challenges and risks in ensuring that we maintain adequate supplies required to produce our LFP batteries. Although we carefully manage our inventory and lead-times, we may experience a delay or disruption in our supply chain and/or our current suppliers may not continue to provide us with LFP cells or our battery management systems in our required quantities or to our required specifications and quality levels or at attractive prices. Our close working relationships with our China-based LFP cell suppliers to-date, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and to order and receive delivery of cells in advance of required demand, has helped us moderate or offset increased supply-related costs associated with inflation, currency fluctuations and tariffs imposed on our battery cell imports by the U.S. government and avoid potential shipment delays. If we are unable to enter into or maintain commercial agreements with these suppliers on favorable terms, or if any of these suppliers experience unanticipated delays, disruptions or shutdowns or other difficulties ramping up their supply of products or materials to meet our requirements, our manufacturing operations and customer deliveries would be seriously impacted, potentially resulting in liquidated damages and harm to our customer relationships. Although we believe we could locate alternative suppliers to fulfill our needs, we may be unable to find a sufficient alternative supply in a reasonable time or on commercially reasonable terms.

Further, our dependence on these third-party suppliers entails additional risks, including:

●	inability, failure or unwillingness of third-party suppliers to comply with regulatory requirements;

●	breach of supply agreements by the third-party suppliers;

●	misappropriation or disclosure of our proprietary information, including our trade secrets and know-how;

●	relationships that third-party suppliers may have with others, which may include our competitors, and failure of third-party suppliers to adequately fulfill contractual duties, resulting in the need to enter into alternative arrangements, which may not be available, desirable or cost-effective; and

●	termination or nonrenewal of agreements by third-party suppliers at times that are costly or inconvenient for us.

We may not be able to accurately estimate future demand for our LFP batteries, and our failure to accurately predict our production requirements could result in additional costs or delays.

We seek to maintain an approximately nine-month supply of LFP cells and six-month supply of all other critical components by pre-ordering components in advance of expected demand. However, our business and customer product demand is impacted by trends and factors that may be outside our control. Therefore, our ability to predict our manufacturing requirements is subject to inherent uncertainty. Lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of our batteries to our customers could be delayed, which would harm our business, financial condition and results of operations.

To meet our delivery deadlines, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate of demand, our past dealings with such customers, economic conditions and other relevant factors. Although we monitor our slow-moving inventory, if customer demand declines significantly, we may have excess inventory which could result in unprofitable sales or write-offs. Expediting additional material to make up for any shortages within a short time frame could result in increased costs and a delay in meeting orders, which would result in lower profits and negatively impact our reputation. In either case, our results of operations would fluctuate from period to period.

In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage for components and reduce their exposure to volatile raw material costs, including due to inflation. As a result, we may face market-driven downward pricing pressures in the future, which may run counter to the cost of the components required to produce our products. During 2022 in particular, we experienced rising materials costs due to inflation, which we partially mitigated through increases in our product prices, where we thought it to be prudent. Our customers may not view this favorably and expect us to cut our costs further and/or to lower the price of our products. We may be unable to increase our sales volumes to offset lower prices (if we choose to implement lower prices), develop new or enhanced products with higher selling prices or margins, or reduce our costs to levels enabling us to remain competitive. Our failure to accomplish any of the foregoing could have a negative impact on our profitability and our business, financial condition and results of operations may ultimately be materially adversely affected.

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We are currently, and will likely continue to be, dependent on a single manufacturing facility. If our facility becomes inoperable for any reason, or our automation and expansion plans do not yield the desired effects, our ability to produce our products could be negatively impacted.

All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We currently operate three LFP battery production lines, which has been sufficient to meet customer demand. If one or both production lines were to be inoperable for any period of time, we would face delays in meeting orders, which could prevent us from meeting demand or require us to incur unplanned costs, including capital expenditures.

Our facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, utility and transportation infrastructure disruptions, acts of war or terrorism, or by public health crises, which may render it difficult or impossible for us to manufacture our products for an extended period of time. The inability to produce our products or the backlog that could develop if our manufacturing facility is inoperable for even a short period of time may result in increased costs, harm to our reputation, a loss of customers or a material adverse effect on our business, financial condition or results of operations. Although we maintain property damage and business interruption insurance, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Over the next several years we plan to automate additional aspects of existing LFP battery production lines, add additional LFP battery production lines (as required) and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. Our plans for automation and expansion may experience delays, incur additional costs or cause disruption to our existing production lines. For example, we have experienced supply delays in obtaining the necessary components to implement our automated adhesive application systems, as well as our pilot production line for our solid-state cells, and we may continue to experience component shortages in the future. The costs to successfully achieve our expansion and automation goals may be greater than we expect, and we may fail to achieve our anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, while we are generally responsible for delivering products to the customer, we do not maintain our own fleet of delivery vehicles and outsource this function to third parties. Any shortages in trucking capacity, any increase in the cost thereof or any other disruption to the highway systems could limit our ability to deliver our products in a timely manner or at all.

Lithium-ion battery cells have been observed to catch fire or release smoke and flame, which may have a negative impact on our reputation and business.

Our LFP batteries use LFP as the cathode material for lithium-ion cells. LFP is intrinsically safer than other battery technologies due to its thermal and chemical stability and LFP batteries are less flammable than lead-acid batteries or lithium-ion batteries using different chemistries. On rare occasions, however, lithium-ion cells can rapidly release the energy they contain by releasing smoke and flames in a manner that can ignite nearby materials and other lithium-ion cells. This faulty result could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Further, negative public perceptions regarding the suitability or safety of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our products, could seriously harm our business and reputation.

To facilitate an uninterrupted supply of battery cells, we store a significant number of lithium-ion cells at our facility. While we have implemented enhanced safety procedures related to the handling of the cells, any mishandling, other safety issue or fire related to the cells could disrupt our operations. In addition, any accident, whether occurring at our manufacturing facility or from the use of our batteries, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage. Such damage or injury could lead to adverse publicity and potentially a product recall, which could have a material adverse effect on our brand, business, financial condition and results of operations.

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We may be subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or that do not involve our products, could result in adverse publicity or damage to our brand, decreased partner and end-customer demand, and could have a material adverse effect on our business, financial condition and results of operations. The occurrence of any defects in our products could make us liable for damages and legal claims. In addition, we could incur significant costs to correct such issues, potentially including product recalls. We face an inherent risk of exposure to claims in the event that our products do not perform or are claimed not to have performed as expected. We also face risk of exposure to claims because our products may be installed on vehicles (including RVs and marine vessels) that may be involved in crashes or may not perform as expected resulting in death, personal injury or property damage. Liability claims may result in litigation, the occurrence of which could be costly, lengthy and distracting and could have a material adverse effect on our business, financial condition and results of operations.

In the future, we may voluntarily or involuntarily initiate a recall if any products prove to be defective or non-compliant with then-applicable safety standards. Such recalls may involve significant expense and diversion of management attention and other resources, which could damage our brand image in our target end markets, as well as have a material adverse effect on our business, financial condition and results of operations.

A successful product liability claim against us could require us to pay a substantial monetary award. While we maintain product liability insurance, the insurance that we carry may not be sufficient or it may not apply to all situations. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, financial condition and results of operations.

We currently rely on software and hardware that is complex and technical, and we expect that our reliance will increase in the future with the introduction of future products. If we are unable to manage the risks inherent in these complex technologies, or if we are unable to address or mitigate technical limitations in our systems, our business could be adversely affected.

Each of our batteries include our proprietary battery management system, which relies on software and hardware manufactured by third parties that is complex and technical. In addition, Dragonfly IntelLigence, our battery communications system which we recently launched in the first quarter of 2023, utilizes third-party software and hardware to store, retrieve, process and manage data. The software and hardware utilized in these systems may contain errors, bugs, vulnerabilities or defects, which may be difficult to detect and/or manage. Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our customers. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in the software and hardware that we use, we may suffer damage to our brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Solid-State Technology Development

We face significant engineering challenges in our attempts to develop and manufacture solid-state battery cells and these efforts may be delayed or fail which could reduce consumer spending which could negatively impact our business.

Our solid-state battery development efforts are still ongoing, and we may fail to meet our goal of commercially selling LFP batteries incorporating our manufactured solid-state cells, or at all. We may encounter delays in the design, manufacture and launch of our solid-state battery cells, and in increasing production to scale.

Development and engineering challenges could delay or prevent our production of solid-state battery cells. These difficulties may arise in connection with current and future efforts to optimize the chemistry or physical structure of our solid-state batteries with the goal of enhancing conductivity and power; maximizing cycling capabilities and power results; reducing costs; and developing related mass production manufacturing processes. If we are unable to overcome developmental and engineering challenges, our solid-state battery efforts could fail.

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We currently purchase the battery cells incorporated into our LFP batteries and have no experience in manufacturing battery cells. To cost-effectively and rapidly manufacture our solid-state cells at scale for incorporation into our LFP batteries, we plan to utilize currently available spray powder deposition equipment and other commercially available equipment modified to utilize our proprietary dry spray deposition and other technologies and processes. We may experience delays or additional costs in adapting our facility, existing production equipment and LFP battery manufacturing processes (for example, designing a dry room to accommodate our dry spraying processes) to manufacture solid-state cells. Even if we achieve the development and volume production of our solid-state battery that we anticipate, if the cost, cycling and power results or other technology or performance characteristics of the solid-state battery fall short of our targets, our business and results of operations would likely be materially adversely affected.

We expect to make significant investments in our continued research and development of solid-state battery technology development, and we may be unable to adequately control the costs associated with manufacturing our solid-state battery cells.

We will require significant capital to fund our solid-state cell research and development activities, pilot line construction and expansion of our manufacturing capabilities to accommodate large-scale production of solid-state cells. We have not yet produced any solid-state battery cells at volume and our forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion cells, will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that we have not yet achieved. We may not be able to achieve our desired cost benefits and, in turn, we may not be able to provide our solid-state cells at a cost that is attractive to customers. If we are unable to cost-efficiently design, manufacture, market, sell and distribute our solid-state batteries and services, our margins, profitability and prospects would be materially and adversely affected.

If our solid-state batteries fail to perform as expected, our ability to further develop, market and sell our solid-state batteries could be harmed.

Our solid-state battery cells may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our solid-state batteries will incorporate components that have not been used individually or in combination in the same manner as the design of our solid-state cells, and that may result in defects and errors, particularly when produced at scale. We may be unable to detect and fix any defects in our solid-state battery cells prior to their incorporation into our solid-state LFP batteries and sale to potential consumers. If our solid-state batteries fail to perform as expected, we could lose customers, or be forced to delay deliveries, terminate orders or initiate product recalls, each of which could adversely affect our sales and brand and would have a material adverse effect on our business, financial condition and results of operations.

We expect to rely on machinery used in other large-scale commercial applications, modified to incorporate our proprietary technologies and processes, in order to mass produce solid-state battery cells, which exposes us to a significant degree of risk and uncertainty in terms of scaling production, operational performance and costs.

We expect to rely on machinery used in other large-scale commercial applications to mass produce our solid-state battery cells. Doing so will require us to work closely with the equipment provider to modify this machinery to effectively integrate our proprietary solid-state technology and processes in order to create the equipment we need for the production of solid-state cells. This integration work will involve a significant degree of uncertainty and risk and may result in delays in scaling up production of our solid-state cells or result in additional cost to us.

Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions may significantly affect the intended operational efficiency of, and therefore expected cost-efficiency associated with, our production equipment. In addition, because this machinery has not been used to manufacture and assemble solid-state battery cells, the operational performance and costs associated with repairing and maintaining this equipment can be difficult to predict and may be influenced by factors outside of our control, including failures by suppliers to deliver necessary components of our products in a timely manner and at prices acceptable to us, the risk of environmental hazards and the cost of any required remediation and damages or defects already present in the machinery.

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Operational problems with our manufacturing equipment could result in personal injury to or death of workers, the loss of production equipment or damage to our manufacturing facility, which could result in monetary losses, delays and unanticipated fluctuations in production. In addition, we may be subject to administrative fines, increased insurance costs or potential legal liabilities. Any of these operational problems could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Supply Chain and Third-Party Vendors

We face risks associated with vendors from whom our products are sourced.

The products we sell rely on components and other inputs that are sourced from a variety of domestic and international vendors. We rely on long-term relationships with our suppliers but have no significant long-term contracts with such suppliers. Our future success will depend in large measure upon our ability to maintain our existing supplier relationships and/or to develop new ones. This reliance exposes us to the risk of inadequate and untimely supplies of various products due to political, economic, social, health, or environmental conditions, transportation delays, or changes in laws and regulations affecting distribution. Our vendors may be forced to reduce their production, shut down their operations or file for bankruptcy protection, which could make it difficult for us to serve the market needs and could have a material adverse effect on our business.

While we select these third-party vendors carefully, we do not control their actions or the manufacture of their products. Any problems caused by these third-parties, or issues associated with their products or workforce, including customer or governmental complaints, breakdowns or other disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, and cyber-attacks or security breaches at a vendor could subject us to litigation and adversely affect our ability to deliver products and services to its customers and have a material adverse effect on our results of operations and financial condition.

We rely on foreign manufacturers for various products that are incorporated into the products we sell. In addition, many of our domestic suppliers purchase a portion of their products from foreign sources. As an importer, our business is subject to the risks generally associated with doing business internationally, such as domestic and foreign governmental regulations, economic disruptions, global or regional health epidemics, delays in shipments, transportation capacity and costs, currency exchange rates, and changes in political or economic conditions in countries from which we purchase products. If any such factors were to render the conduct of business in particular countries undesirable or impractical or if additional U.S. quotas, duties, tariffs, taxes, or other charges or restrictions were imposed upon the importation of our products in the future, our financial condition and results of operations could be materially adversely affected.

The political landscape in the U.S. contains uncertainty with respect to tax and trade policies, tariffs and regulations affecting trade between the U.S. and other countries. We source a portion of our merchandise from manufacturers located outside the U.S., primarily in Asia. Major developments in tax policy or trade relations, such as the disallowance of tax deductions for imported merchandise or the imposition of tariffs on imported products, could have a material adverse effect on our business, results of operations, and financial condition.

We rely on manufacturers located in foreign countries, including China, for merchandise. Additionally, a portion of our domestically purchased merchandise is manufactured abroad. Our business may be materially adversely affected by risks associated with international trade, including the impact of current or potential tariffs by the U.S. with respect to certain consumer goods imported from China.

We source a portion of our merchandise from manufacturers located outside the U.S., primarily in Asia, and many of our domestic vendors have a global supply chain. The U.S. has imposed tariffs on certain products imported into the U.S. from China and could propose additional tariffs. The imposition of tariffs on imported products could result in reduced sales and profits. It remains unclear how tax or trade policies, tariffs or trade relations may change under the current U.S. administration, which could adversely affect our business, results of operations, effective income tax rate, liquidity, and net income.

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In addition, the imposition of tariffs by the U.S. has resulted in the adoption of tariffs by China on U.S. exports and could result in the adoption of tariffs by other countries as well. A resulting trade war could have a significant adverse effect on world trade and the global economy.

We continue to evaluate the impact of the effective and potential tariffs on our supply chain, costs, sales, and profitability as well as our strategies to mitigate any negative impact, including negotiating with our vendors, and seeking alternative sourcing options. Given the uncertainty regarding the scope and duration of the current and potential tariffs, as well as the potential for additional trade actions by the U.S. or other countries, the impact on our business, results of operations, and financial condition is uncertain but could be significant. Thus, we can provide no assurance that any strategies we implement to mitigate the impact of such tariffs or other trade actions will be successful in whole or in part. To the extent that our supply chain, costs, sales, or profitability are negatively affected by the tariffs or other trade actions, our business, financial condition, and results of operations may be materially adversely affected.

A significant disruption to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

We rely on our distribution and transportation network, including third-party logistics providers, to provide goods in a timely and cost-effective manner through deliveries to our distribution facilities from vendors and then from the distribution facilities or direct ship vendors to our stores or customers by various means of transportation, including shipments by sea, air, rail, and truck. Any disruption, unanticipated expense, or operational failure related to this process could negatively affect our operations. For example, unexpected delivery delays (including delays due to weather, fuel shortages, work stoppages, global or regional health epidemics, product shortages from vendors, or other reasons) or increases in transportation costs (including increased fuel costs or a decrease in transportation capacity for overseas shipments) could significantly decrease our ability to provide adequate products to meet increased customer demand. In addition, labor shortages or work stoppages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business. Also, a fire, tornado, or other disaster at one of our distribution facilities could disrupt our timely receiving, processing, and shipment of merchandise to our stores which could adversely affect our business. While we believe there are adequate reserve quantities and alternative suppliers available, shortages or interruptions in the receipt or supply of products caused by unanticipated demand, problems in production or distribution, financial or other difficulties of supplies, inclement weather or other economic conditions, including the availability of qualified drivers and distribution center team members, could adversely affect the availability, quality and cost of products, and our operating results.

Risks Related to Our Intellectual Property

We rely heavily upon our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent unauthorized use may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition.

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In addition, available intellectual property laws and contractual remedies in some jurisdictions may afford less protection than needed to safeguard our intellectual property portfolio. Intellectual property laws vary significantly throughout the world. The laws of a number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong, or as easily enforced, outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult to undertake outside of the United States. In addition, while we have filed for and obtained certain intellectual property rights in commercially relevant jurisdictions, we have not sought protection for our intellectual property rights in every possible jurisdiction. Failure to adequately protect our intellectual property rights could result in competitors using our intellectual property to make, have made, use, import, develop, have developed, sell or have sold their own products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain intellectual property rights that would prevent, limit or interfere with our ability to make, have made, use, import, develop, have developed, sell or have sold our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of intellectual property rights inquiring whether we are infringing their rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Entities holding intellectual property rights relating to our technology, including, but not limited to, batteries, battery materials, encapsulated powders, spray deposition of battery materials, and alternator regulators, may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. For example, patents and patent applications owned by third parties may present freedom to operate (“FTO”) questions with regards to the precoated feedstock materials for the spray deposition process depending on the final material selections that are used, although we own a patent application that pre-dates their patents and patent applications of interest such that our patent application may act as a basis for an invalidity position. However, it is possible that a court may not agree that our patent application invalidates the patents and patent applications of interest. Any such litigation or claims, whether or not valid or successful, could result in substantial costs and diversion of resources and our management’s attention. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease using, making, having made, selling, having sold, developing, having developed or importing products that incorporate the infringed intellectual property rights;

●	pay substantial damages;

●	obtain a license from the holder of the infringed intellectual property rights, which license may not be available on reasonable terms or at all; or

●	redesign our processes or products, which may result in inferior products or processes.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to or design around the infringed intellectual property rights, our business, prospects, operating results and financial condition could be materially adversely affected.

Our current and future patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our current and future patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products or technology similar to ours. The outcome of patent applications involves complex legal and factual questions and the breadth of claims that will be allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our current issued patents, and any patents that may be issued to us in the future, will afford protection that covers our commercial processes, systems and products or that will afford protection against competitors with similar products or technology. Numerous prior art patents and pending patent applications owned by others, as well as prior art non-patent literature, exist in the fields in which we have developed and are developing our technology, which may preclude our ability to obtain a desired scope of protection in the desired fields. In addition to potential prior art concerns, any of our existing patents, pending patent applications, or future issued patents or patent applications may also be challenged on the basis that they are invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

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Even if our current or future patent applications succeed and patents are issued, it is still uncertain whether our current or future patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than the United States. In addition, the claims under our current or future patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting our current or future patents. In addition, our current or future patents may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

General Risk Factors

The uncertainty in global economic conditions, including the Russia-Ukraine conflict, could reduce consumer spending and disrupt our supply chain which could negatively affect our results of operations.

Our results of operations are directly affected by the general global economic conditions that impact our main end markets. The uncertainty in global economic conditions can result in substantial volatility, which can affect our business by reducing customer spending and the prices that our customers may be able or willing to pay for our products, which in turn could negatively impact our sales and result in a material adverse effect on our business financial condition and results of operations.

The global macroeconomic environment could be negatively affected by, among other things, the resurgence of COVID-19 or other pandemics or epidemics, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the withdrawal of the United Kingdom from the European Union, the Russian invasion of Ukraine and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets.

As a result of sanctions imposed in relation to the Russia-Ukraine conflict, gas prices in the United States have become much more volatile and, in some cases, risen to historic levels. This rise in price may cause a decrease in RV travel, which could ultimately negatively impact sales of our batteries for RVs. Further escalation of the Russia-Ukraine conflict and the subsequent response, including further sanctions or other restrictive actions, by the United States and/or other countries could also adversely impact our supply chain, partners or customers. The extent and duration of the situation in Ukraine, resulting sanctions and resulting future market disruptions are impossible to predict but could be significant. Any such disruptions caused by Russian military action or other actions (including cyberattacks and espionage) or resulting actual and threatened responses to such activity, boycotts or changes in consumer or purchaser preferences, sanctions, tariffs or cyberattacks, may impact the global economy and adversely affect commodity prices.

More recently, the closures of Silicon Valley Bank, or SVB, and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation, or FDIC created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly released a statement that depositors at SVB and Signature Bank would have access to their funds, even those in excess of the standard FDIC insurance limits, under a systemic risk exception, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur.

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Furthermore, the cost of our components is a key element in the cost of our products. Increases in the prices of our components, including if our suppliers choose to pass through their increased costs to us, would result in increased production costs, which may result in a decrease in our margins and may have a material adverse effect on our business financial condition and results of operations. We have historically offset cost increases through careful management of our inventory of supplies, ordering six months to a year in advance, and increasing our purchase order volumes to qualify for volume-based discounts, rather than increase prices to customers. However, we may increase prices from time to time, which may not be sufficient to offset material price inflation and which may result in loss of customers if they believe our products are no longer competitively priced. In addition, if we are required to spend a prolonged period of time negotiating price increases with our suppliers, we may be further delayed in receiving the components necessary to manufacture our products and/or implement aspects of our growth strategy.

The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.

We are highly dependent on the talent and services of Denis Phares, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. The loss of Dr. Phares or other key personnel could disrupt our business and harm our results of operations, and we may not be able to successfully attract and retain senior leadership necessary to grow our business.

Our future success also depends on our ability to attract and retain other key employees and qualified personnel, and our operations may be severely disrupted if we lost their services. As we become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate, and retain these personnel could impact our ability to successfully grow our operations and execute our strategy.

Our website, systems, and the data we maintain may be subject to intentional disruption, security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.

We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems, as well as with respect to the data stored on or processed by these systems. Advances in technology, and an increase in the level of sophistication, expertise and resources of hackers, could result in a compromise or breach of our systems or of security measures used in our business to protect confidential information, personal information, and other data.

The availability and effectiveness of our batteries, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business (including third-party data centers and other information technology systems provided by third parties) are and will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in our business, and our future success depends, in part, on our ability to manage our business as it continues to expand. We have dedicated resources to expanding our manufacturing capabilities, exploring adjacent addressable markets and our solid-state cell research and development. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, management systems and information technology systems. Internal controls and procedures may not be adequate to support this growth. Failure to adequately manage growth in our business may cause damage to our brand or otherwise have a material adverse effect on our business, financial condition and results of operations.

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We may expand our business through acquisitions in the future, and any future acquisition may not be accretive and may negatively affect our business.

As part of our growth strategy, we may make future investments in businesses, new technologies, services and other assets that complement our business. We could fail to realize the anticipated benefits from these activities or experience delays or inefficiencies in realizing such benefits. Moreover, an acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disruption to our ongoing operations, management distraction, exposure to additional liabilities and increased expenses, any of which could adversely impact our business, financial condition and results of operations. Our ability to make these acquisitions and investments could be restricted by the terms of our current and future indebtedness and to pay for these investments we may use cash on hand, incur additional debt or issue equity securities, each of which may affect our financial condition or the value of our stock and could result in dilution to our stockholders. Additional debt would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations.

Our operations are subject to a variety of environmental, health and safety rules that can bring scrutiny from regulatory agencies and increase our costs.

Our operations are subject to environmental, health and safety rules, laws and regulations and we may be subject to additional regulations as our operations develop and expand. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. While we believe that the policies and programs we have in place are reasonably designed and implemented to assure compliance with these requirements and to avoid hazardous substance release liability with respect to our manufacturing facility, we may be faced with new or more stringent compliance obligations that could impose substantial costs.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records, and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our reputation, business, financial condition and results of operations.

From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant and which may harm our reputation. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with customers and suppliers; intellectual property matters; personal injury claims; environmental issues; tax matters; and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and any such exposure may be material. Regardless of outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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Environmental, social and governance matters may cause us to incur additional costs.

Some legislatures, government agencies and listing exchanges have mandated or proposed, and others may in the future further mandate, certain environmental, social and governance (“ESG”) disclosure or performance. For example, the Securities and Exchange Commission has proposed rules that would mandate certain climate-related disclosures. In addition, we may face reputational damage in the event our corporate responsibility initiatives or objectives do not meet the standards or expectations of shareholders, prospective investors, lawmakers, listing exchanges or other stakeholders. Failure to comply with ESG-related laws, exchange policies or stakeholder expectations could materially and adversely impact the value of our stock and related cost of capital, and limit our ability to fund future growth, or result in increased investigations and litigation.

Risks Related to Being a Public Company

We have faced significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and operating results.

We have faced increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the securities exchanges and the listing standards of Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, have created new board committees, entered into new insurance policies and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies additional material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. In addition, as a public company, we may be subject to stockholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this Registration Statement and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them could divert the resources of our management and adversely affect our business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our management team has limited experience managing a public company.

Most of the members of our management team have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team has limited experience operating a public company. Our management team may not successfully or efficiently manage their new roles and responsibilities.

Our transition to a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

As a former shell company, we face certain disadvantages relative to companies that pursued a traditional initial public offering.

CNTQ was a special purpose acquisition company (a “SPAC”), a form of shell company under the rules of the SEC. Shell companies are more highly regulated than non-shell operating companies and face significant additional restrictions on their activities under federal securities laws. As a result of the Business Combination, we ceased to be a shell company. However, companies that were formerly shell companies continue to face disadvantages under SEC rules, including (a) the inability to use Form S-3 until at least one year after the filing of information equivalent to that required by Form 10 after ceasing to be a shell company, (b) the inability to qualify as a “well-known seasoned issuer” and file automatically effective registration statements for three years after ceasing to be a shell company, (c) the inability to “incorporate by reference” information in certain registration statements filed under the Securities Act for a period of three years after ceasing to be a shell company, (d) the inability to use most free writing prospectuses until at least three years after a qualifying business combination, (e) the inability to use Form S-8 to register shares issuable in connection with certain compensatory plans and arrangements until 60 days after the filing of information equivalent to that required by Form 10, (f) the inability of stockholders to rely on Rule 144 for resales of securities until at least one year after the filing of information equivalent to that required by Form 10 and the provision of current public information, and (g) exclusion from certain safe harbors for offering-related communications under the Securities Act for three years after ceasing to be a shell company, including for research reports and certain communications in connection with business combinations. We expect that these disadvantages will make it more challenging and expensive, and create greater risks and delays, for both us and our stockholders to offer securities. These challenges may make our securities less attractive than those of companies that are not former shell companies and may raise our relative cost of capital.

As a result of the Business Combination with a special purpose acquisition company, regulatory obligations may impact us differently than other publicly traded companies.

We became a publicly traded company by completing the Business Combination with CNTQ, a SPAC. As a result of the Business Combination, and the transactions contemplated thereby, our regulatory obligations have, and may continue, to impact us differently than other publicly traded companies. For instance, the SEC and other regulatory agencies may issue additional guidance or apply further regulatory scrutiny to companies like us that have completed a business combination with a SPAC. Managing this regulatory environment, which has and may continue to evolve, could divert management’s attention from the operation of our business, negatively impact our ability to raise additional capital when needed or have an adverse effect on the price of our common stock.

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Risks Related to Our Financial Position and Capital Requirements

Our business is capital intensive, and we may not be able to raise additional capital on attractive terms, if at all. Any further indebtedness we incur may limit our operational flexibility in the future.

As of June 30, 2023, we had cash totaling $33.0 million. Our net loss for the quarters ended June 30, 2023 and 2022 was $11.7 million and $1.5 million, respectively, and our accumulated deficit as of June 30, 2023 was approximately $33.9 million. We will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or by obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could experience significant dilution. Any equity securities issued may provide for rights, preferences, or privileges senior to those of common stockholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders. We intend to use the ChEF Equity Facility and Term Loan (as defined herein) to provide additional capital to us. However, market conditions and certain restrictions contained in the agreements governing the ChEF Equity Facility and the Term Loan may limit our ability to access capital under such agreements.

The incurrence of additional debt could adversely impact our business, including limiting our operational flexibility by:

●	making it difficult for us to pay other obligations;
●	increasing our cost of borrowing from other sources;
●	making it difficult to obtain favorable terms for any necessary future financing for working capital, capital expenditures, investments, acquisitions, debt service requirements, or other purposes;
●	restricting us from making acquisitions or causing us to make divestitures or similar transactions;
●	requiring us to dedicate a substantial portion of our cash flow from operations to service and repay our indebtedness, reducing the amount of cash flow available for other purposes;
●	placing us at a competitive disadvantage compared to our less leveraged competitors; and
●	limiting our flexibility in planning for and reacting to changes in our business.

Failure to comply with the financial covenants in our loan agreement could allow our lenders to accelerate payment under our loan agreement, which would have a material adverse effect on our results of obligations and financial position and raise substantial doubt about our ability to continue as a going concern.

For the quarter ended June 30, 2023, we had a net loss of $11.7 million and a negative cash flow from operations. As of June 30, 2023, we had approximately $33 million in cash and working capital of $30.6 million. Our ability to achieve profitability and positive cash flow depends on our ability to increase revenue, contain our expenses and maintain compliance with the financial covenants in our outstanding indebtedness agreements.

Under the Term Loan Agreement, we are obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures. On March 29, 2023, we obtained a waiver from our Administrative Agent (as defined herein) and Term Loan Lenders of our failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. It is probable that we will fail to meet these covenants within the next twelve months. If we are unable to comply with the financial covenants in our loan agreement, the Term Loan Lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our 2022 consolidated financial statements, with respect to this uncertainty.

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In addition, we may need to raise additional debt and/or equity financing to fund our operations and strategic plans and meet our financial covenants. We have historically been able to raise additional capital through issuance of equity and/or debt financing and we intend to use the ChEF Equity Facility and raise additional capital as needed. However, we cannot guarantee that we will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. Further, any future debt or equity financings may adversely affect us, including the market price of our common stock and may be dilutive to our current stockholders. Additionally, any convertible or exchangeable securities as well as preferred stock that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Absent additional financing, if we are unable to meet these covenants, we plan to work with the Term Loan Lenders to cure any future breaches. However, there can be no guarantee that we will be able to do so.

Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our common stock and warrants and we may have a more difficult time obtaining financing. Further, the perception that we may be unable to continue as a going concern may impede our ability to raise additional funds or operate our business due to concerns regarding our ability to discharge our contractual obligations. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

The agreements governing our indebtedness restrict us from engaging in specified types of transactions. These restrictive covenants restrict our ability to, among other things:

●	incur additional indebtedness;
●	create or incur encumbrances or liens;
●	engage in consolidations, amalgamations, mergers, acquisitions, liquidations, dissolutions or dispositions;
●	sell, transfer or otherwise dispose of assets; and
●	pay dividends and distributions on, or purchase, redeem, defease, or otherwise acquire or retire for value, our stock.

Under the agreements governing our indebtedness, we are also subject to certain financial covenants, including maintaining minimum levels of Adjusted EBITDA, minimum liquidity, maximum capital expenditure levels and a minimum fixed charge coverage ratio. We cannot guarantee that we will be able to maintain compliance with these covenants or, if we fail to do so, that we will be able to obtain waivers from the applicable lender(s) and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financing opportunities, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business.

A breach of any of the covenants in the agreements governing our existing or future indebtedness could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross- acceleration or cross-default provision applies, which could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our existing or future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be immediately due and payable. In addition, our obligations under our indebtedness are secured by, among other things, a security interest in our intellectual property. During the existence of an event of default under our credit agreements, the applicable lender could exercise its rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under such credit facility.

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We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”) As a public company, we are required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this Registration Statement, our management identified material weaknesses in our internal control over financial reporting relating to (i) an insufficient number of accounting and financial reporting resources with the appropriate level of knowledge, experience and training, (ii) ineffective identification and assessment of risks impacting internal control over financial reporting, and (iii) ineffective evaluation and determination as to whether the components of internal control were present and functioning. As a result of these material weaknesses, our management concluded that our internal control over financial reporting was not effective as of December 31, 2022.

We are in the process of developing a plan to remediate these material weaknesses. In 2021, we implemented an enterprise resource planning system and hired a new Chief Financial Officer. In 2022, we began to implement a comprehensive Sarbanes-Oxley Act compliance program, and we will continue to identify additional appropriate remediation measures. However, the material weaknesses will not be considered remediated until the remediation plan has been fully implemented, the applicable controls are fully operational for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of future assessments of the remediation efforts. Our efforts may not remediate these material weaknesses in internal controls over financial reporting, and may not prevent additional material weaknesses from being identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause it to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in our equity value. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets, and may further subject us to potential delisting from Nasdaq, or to other regulatory investigations and civil or criminal sanctions.

As a public company, we are required pursuant to Section 404(a) of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. If in the future we are no longer classified under the definition of an “emerging growth company,” and we are an accelerated filer, our independent registered public accounting firm will also be required, pursuant to Section 404(b) of the Sarbanes-Oxley Act, to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities, which would require additional financial and management resources.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our common stock and Public Warrants are currently listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively. There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq. If Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

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●	reduced liquidity for our securities;
●	a determination that our common stock is a “penny stock,” which would require brokers trading in such securities to adhere to more stringent rules, could adversely impact the value of our securities and/or possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

We may be unable to sell all of the remaining unsold amount of shares of our common stock under the Purchase Agreement. In addition, if we issue substantially all of our available authorized shares of common stock pursuant to the Purchase Agreement, we will not be able to issue additional shares for future capital raising transactions or strategic transactions, for equity awards or pursuant to other transactions or agreements unless we obtain stockholder approval to amend our Articles of Incorporation to increase the number of authorized shares of common stock.

We currently have 170,000,000 authorized shares of common stock under our Articles of Incorporation. As of September 18, 2023, we had: (i) 58,880,812 shares of common stock outstanding; (ii) 3,443,099 shares of common stock issuable upon the exercise of stock options outstanding;; (iii) 1,501,386 shares of common stock issuable upon the exercise of the Private Warrants; (iv) 9,422,519 shares of common stock issuable upon the exercise of the Public Warrants; (v) 593,056 shares of common stock issuable upon the exerciser of the Penny Warrants; (vi) 11,131,900 shares of common stock issuable upon the exercise of the Investor Warrants; (vii) 570,250 share of common stock issuable upon the exercise of the Underwriters’ Warrants; (viii) 40,000,000 shares of common stock reserved for future issuance as Earnout Shares; and (ix) 4,434,916 shares available for future issuance as awards under the 2022 Plan and ESPP, including 180,000 shares of common stock issuable upon the exercise of outstanding RSUs. As a result, as of September 18, 2023, we had approximately 40,022,062 authorized shares of common stock available and unreserved for future issuance.

Due to the limited number of authorized shares available for issuance, we may not be able to offer and sell all of the remaining unsold amount of shares of our common stock under the Purchase Agreement and this prospectus or in other future capital raising transactions or strategic transactions unless we obtain stockholder approval to amend our Articles of Incorporation to increase the number of shares we are authorized to issue. For example, if we were to issue the full $150,000,000 of shares being offered pursuant to this prospectus at a price per share of $1.77, the closing price of our common stock on September 18, 2023, we would need stockholder approval to increase the number of authorized shares of our common stock in order to issue the full amount of shares of our common stock that would be issuable at that price. If we determine that we need to seek stockholder approval to increase the number of authorized shares in the future, this may cause a delay in utilizing the ChEF Equity Facility and our future capital raising, collaboration, partnership or other strategic transactions, and/or we may be unable to obtain stockholder approval once sought, any of these events may have a material adverse effect on our business and financial condition. In addition, because our common stock is listed on The Nasdaq Global Market, we are subject to the Nasdaq Stock Market Rules, which may limit our ability to issue shares in certain instances without stockholder approval.

Future resales of our outstanding securities may cause the market price of our securities to drop significantly, even if our business is doing well.

We are registering 21,512,027 shares of common stock to be issued and sold to CCM in connection with the ChEF Equity Facility under this prospectus. The 21,512,027 shares that may be resold and/or issued into the public markets pursuant to the ChEF Equity Facility represent approximately 37% of the shares of our common stock outstanding as of September 18, 2023. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the then current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher.

We have also filed registration statements registering the resale of up to 47,428,544 shares that may be sold and/or issued into the public markets by certain securityholders. The shares registered for resale into the public markets represent approximately 81% of 58,880,812 shares of our outstanding common stock as of September 18, 2023. The securityholders selling pursuant to the registration statements will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Certain of the investors/lenders who have resale rights under such registration statements may have an incentive to sell because they purchased shares and/or warrants at prices below the CNTQ IPO offering price. As such, while sales by the securityholders selling pursuant to such registration statements may experience a positive rate of return based on the trading price at the time they sell their shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the securityholders selling pursuant to such registration statements, the sale of shares by such securityholders, or the perception in the market that the securityholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline.

Risks Related to Ownership of Our Common Stock

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We will not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our common stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If we do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment.

The trading price of our common stock may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our common stock depends on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

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Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	speculation in the press or investment community;

●	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

●	innovations or new products developed by us or our competitors;

●	manufacturing, supply or distribution delays or shortages;

●	any changes to our relationship with any manufacturers, suppliers, licensors, future collaborators, or other strategic partners;

●	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to ours;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism (including the Russia-Ukraine conflict).

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including the impact of global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments. Furthermore, our predecessor, CNTQ, was a SPAC. SPACs have been subject to increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the Business Combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.

An active trading market for our securities may not be available on a consistent basis to provide stockholders with adequate liquidity.

We cannot assure you that an active trading market for our common stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares.

The exercise of outstanding warrants to acquire our common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The exercise of outstanding warrants to acquire our common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. As of September 18, 2023, there were (i) 9,422,519 shares of common stock issuable upon the exercise of outstanding Public Warrants at an exercise price of $11.50 per share; (ii) 1,501,386 shares of common stock issuable upon the exercise of outstanding Private Warrants at an exercise price of $11.50 per share; (iii) 593,056 shares of common stock issuable upon exercise of outstanding Penny Warrants at an exercise price of $0.01 per share; (iv) 11,131,900 shares of common stock issuable upon exercise of outstanding Investor Warrants at an exercise price of $2.00 per share; and (v) 570,250 shares of common stock issuable upon the exercise of the Underwriters’ Warrants at an exercise price of $2.50 per share. The $10 Warrants have been exercised in full and are no longer outstanding.

In addition, the Penny Warrants have price-based anti-dilution protection against subsequent equity sales or distributions at below $10.00 per share of common stock, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of October 7, 2022, the closing date of the Business Combination, issuances pursuant to agreements in effect as of the closing date of the Business Combination, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. Depending on the nature and price of any equity issuances by us, the number of shares issuable upon the exercise of such Penny Warrants could be increased and the exercise price of the Penny Warrants could be adjusted down. Under the terms of the Penny Warrants, no adjustment will be made in connection with any sale of shares of up to $150.0 million in gross proceeds under the Purchase Agreement (or any replacement thereof) if the sales price is higher than $5.00 (appropriately adjusted for stock splits, combinations and the like). The Sponsor has agreed that the Private Warrants may not be exercised to the extent the Sponsor and any affiliate of the Sponsor is deemed to beneficially own, or it would cause the Sponsor and such affiliates to be deemed to beneficially own, more than 7.5% of our common stock. Under the terms of the Investor Warrants and in the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock in such fundamental transaction.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

●	our ability to engage target customers and successfully convert these customers into meaningful orders in the future;

●	our reliance on two suppliers for LFP cells and a single supplier for the manufacture of our battery management system;

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●	the size and growth of the potential markets for our batteries and its ability to serve those markets;

●	challenges in our attempts to develop and produce solid state battery cells;

●	the level of demand for any products, which may vary significantly;

●	future accounting pronouncements or changes in our accounting policies;

●	macroeconomic conditions, both nationally and locally; and

●	any other change in the competitive landscape of our industry, including consolidation among our competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on its past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when it has met any previously publicly stated revenue or earnings guidance it may provide.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our Articles of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law the Second Judicial District Court of Washoe County, Nevada is the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim: (a) brought in our name or right or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) arising or asserting a claim arising pursuant to any provision of the NRS Chapters 78 or 92A or any provision of our Articles of Incorporation or our Bylaws; (d) to interpret, apply, enforce or determine the validity of our Articles of Incorporation or our Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Articles of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

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Our Articles of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Our Articles of Incorporation could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our Articles of Incorporation and our Bylaws may discourage, delay, or prevent, a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. As our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions provide, among other things, that:

●	our board of directors is divided into three classes, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

●	our board of directors has the exclusive right to expand the size of its board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

●	a special meeting of stockholders may be called only by a majority of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	our Articles of Incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	our board of directors may alter certain provisions of our Bylaws without obtaining stockholder approval;

●	the approval of the holders of at least sixty-six and two-thirds percent (662∕3%) of our common shares entitled to vote at an election of our board of directors is required to adopt, amend, alter or repeal our Bylaws or amend, alter, change or repeal or adopt any provision of our Articles of Incorporation inconsistent with the provisions of our Articles of Incorporation regarding the election and removal of directors;

●	stockholders must provide advance notice and additional disclosures to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of our common stock; and

●	our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

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We are an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

●	not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;

●	the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of our IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and may decline.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our common stock.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. See “We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.” We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

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We must continue to improve our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by Nasdaq, the SEC and other regulatory authorities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;
●	expected timing and amount of the release of any tax valuation allowances;
●	tax effects of stock-based compensation;
●	costs related to intercompany restructurings;
●	changes in tax laws, regulations or interpretations thereof; or
●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by CCM in this offering. We estimate that the gross proceeds to us from the sale of shares of our common stock to CCM pursuant to the Purchase Agreement will be up to $150 million over the term of the Purchase Agreement, assuming that we sell the full amount of shares of our common stock that we have the right, but not the obligation, to sell to CCM under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the shares of our common stock offered by this prospectus, in which case our net offering proceeds may be less. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds from CCM pursuant to the Purchase Agreement for the repayment of all or a portion of our outstanding debt and for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from the sale of shares of our common stock to CCM, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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DILUTION

The sale of our common stock to CCM pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to CCM, the more shares of common stock we will have to issue to CCM pursuant to the Purchase Agreement to receive up to $150 million of gross proceeds and our existing shareholders would experience greater dilution.

The price that CCM will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

As of June 30, 2023, we had 58,504,541 outstanding shares of common stock. This total excludes:

●	40,000,000 Earnout Shares;
●	1,501,386 Private Warrants Shares;
●	9,422,529 Public Warrants Shares;
●	593,056 Penny Warrant Shares;
●	11,405,000 Investor Warrant Shares;
●	570,250 Underwriters’ Warrant Shares;
●	3,443,099 shares underlying outstanding options; and
●	180,000 shares underlying outstanding RSUs.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our shares in this offering will experience further dilution. In addition, the Penny Warrants contain price-based anti-dilution provisions. Depending on the nature and price of any equity issuances by us, the number of shares issuable upon the exercise of such warrants could be increased. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

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MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is currently listed on Nasdaq under the symbol “DFLI” and our Public Warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW.” As of September 18, 2023, the closing price of our common stock and Public Warrants was $1.77 and $0.15, respectively. As of September 18, 2023, there were 103 holders of record of our common stock and 35 holders of record of our Public Warrants.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

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BUSINESS

All references in this Registration Statement to “Dragonfly,” the “Company,” “we,” “us,” or “our” mean Dragonfly Energy Holdings Corp. and its subsidiaries unless stated otherwise or the context otherwise indicates.

Overview

We are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including RVs, marine vessel, solar and off-grid industries, with disruptive solid-state cell technology currently under development. Our goal is to develop technology to deliver environmentally impactful solutions for energy storage to everyone globally. We believe that the innovative design of our lithium-ion batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity, regardless of location.

Our deep cycle LFP batteries provide numerous advantages compared to incumbent products, such as lead-acid batteries. LFP batteries are non-toxic and environmentally friendly, do not rely on scarce or controversial metals and are a highly cost-effective storage solution. LFP batteries use lithium iron phosphate as the cathode material for lithium-ion cells rather than nickel or cobalt. Although the energy density of LFP batteries is lower, they have a longer cycle life and experience a slower rate of capacity loss. LFP is also intrinsically safer than sulfide gases due to its thermal and chemical stability, meaning our LFP batteries are less flammable than alternative products. As we develop our proprietary solid-state cell technology, we believe our use of LFP will continue to provide significant advantages over the lithium-ion technology in development by most other companies that still incorporate less stable components in their chemistries (such as sulfide glasses, which are chemically unstable and form hydrogen sulfide when exposed to air).

We have a dual-brand strategy for battery products, Dragonfly Energy and Battle Born. Battle Born branded products are primarily sold direct to consumers, while the Dragonfly Energy brand is primarily sold to OEMs. However, with the growing popularity and brand recognition of Battle Born, these batteries have become increasingly popular with our OEM customers. Based on the extensive research and optimization undertaken by our team, we have developed a line of products with features including a proprietary battery management system and an internal battery heating feature for cold temperatures, and we have recently launched our unique battery communication system. We currently source the LFP cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

Since 2020, we have sold over 266,000 batteries. For the quarters ended June 30, 2023 and 2022, we sold 20,966 and 21,651 batteries, respectively, and had $19.3 million and $21.6 million in net sales, respectively. Over time, we have increased total sales through a combination of: increasing direct-to-consumer sales of batteries for RV applications; expanding into the marine vessels and off-grid storage markets with related DTC sales; selling batteries to RV OEMs; increasing sales to distributors; and reselling accessories for battery systems. Our RV OEM customers currently include Keystone, who offers our storage solutions as an option to dealers and consumers on certain of its products pursuant to a supply agreement (with potential annual renewals), THOR, who has made a strategic investment in our business and with whom we intend to enter into a future, mutually agreed exclusive North American distribution agreement with an initial term of two years (with potential annual renewals), Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMS to further increase adoption of our products.

We currently offer a line of batteries across our “Battle Born” and “Dragonfly” brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power. Pursuant to the Asset Purchase Agreement dated April 22, 2022 by and among us and Thomason Jones Company, LLC (“Thomason Jones”) and the other parties thereto, we also acquired the assets, including Wakespeed of Thomason Jones, allowing us to include our own alternator regulator in systems that we sell.

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Our battery packs are designed and assembled in-house in the United States. In April 2021, we opened our new 99,000 square foot facility in Reno, Nevada, allowing us to increase our production capacity and giving us the ability to increase sales to existing customers and penetrate new markets. Our facility provides a streamlined, partially autonomous production process for our current batteries, which comprises module assembly and battery assembly, with the availability to expand the number of lines to handle increased volumes and the additional battery modules we intend to introduce in the near future. We plan to continue to expand our production capacity as needed and estimate that our current production facility will allow for over $500 million in manufacturing sales capacity once fully utilized.

We currently focus on three main consumer end markets: RVs, marine vessels and off-grid storage and, in the medium- to longer-term, we plan on expanding into several new markets. Within our current markets, our aim is to replace incumbent lead-acid batteries. Our batteries are primarily designed to provide consumers with a long-lasting, highly efficient power source for powering appliances, consumer electronics and other smart devices located inside RVs, marine vessels or off-grid residences and, other than for certain smaller marine vessels, are not intended for propulsion. Our batteries are powertrain agnostic with the ability to operate on internal combustion engine vehicles or electric vehicles.

Our proven sales and marketing strategy has allowed us to penetrate our current end markets efficiently. We use a variety of methods to educate consumers on the benefits of LFP batteries and why they are a better investment compared to the legacy lead-acid batteries currently found in our target end markets today. We also have an extensive social media program, where we partner with content creators in our target markets to share with consumers the benefits of our products. Lastly, we participate in a variety of industry productions, including features on RV podcasts and TV shows, and attend sponsored industry events such as the Bassmaster Classic, RV rallies and boat shows.

In addition to our conventional LFP batteries, our experienced research and development team, headed by our founder and Chief Executive Officer, is currently developing the next generation of LFP solid-state cells. Since our inception, we have been developing proprietary solid-state cell technology and manufacturing processes for which we have issued patents and pending patent applications, where appropriate. Solid-state lithium-ion technology eliminates the use of a liquid electrolyte, which addresses the residual heat and flammability issues arising from lithium-ion batteries. The unique competitive advantage of our solid-state battery cell is highlighted by our dry deposition technology, which completely displaces the need for toxic solvents in the manufacturing process and allows for the rapid and scalable production of solid-state cells having an intercalation anode, like graphite or silicon. Many other solid-state technology companies are focused on a denser lithium metal anode, which tends to form icicle-like dendrites inside the cell and lacks the cyclability of an intercalation anode. Our design allows for a much safer, more efficient cell that we believe will be a key differentiator in the energy storage market. Additionally, our internal production of solid-state cells will streamline our supply chain, allowing us to vertically integrate our cells into our batteries, thereby lowering our production costs.

As businesses, organizations and individuals increasingly seek improved clean energy use and energy storage, we believe we are well-positioned to achieve our objectives of developing innovative technology to make clean energy accessible and affordable for everyone globally. We will continue to focus on our core competencies of providing innovative technology, expanding our brand portfolio and providing affordable, sustainable and accessible energy, all while being designed and manufactured in the United States.

Industry Background

For decades, lead-acid batteries have been the dominant player in power and energy markets worldwide. Since the introduction of the absorbed glass mat (“AGM”) lead-acid battery in the mid-1970s, the technological advancements in lead-acid battery technology have been limited. LFP batteries have numerous advantages over the incumbent lead-acid batteries used in today’s markets:

●	Environmentally Friendly, Socially Responsible and Safer. Lead-acid batteries that are not recycled or disposed of properly are extremely toxic and can cause areas of poisonous groundwater and lead buildups, impacting both humans and the environment. Research by EcoMENA shows that a single lead-acid battery disposed of incorrectly into a municipal solid waste collection system could contaminate 25 tonnes of municipal solid waste and prevent recovery of organic resources due to high lead levels. Lithium-ion batteries, specifically LFP batteries, have no toxic elements, offering a much safer environmental alternative to lead-acid batteries. LFP batteries also do not rely on controversial elements such as cobalt as part of their chemistry. Compared to lead-acid batteries, there is no concern of “off-gassing,” or the emission of noxious gases, for lithium-ion batteries, and therefore no need to take into consideration required ventilation or off-gas related fire risk when installing or recharging our LFP batteries.

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●	Longer Lifespan. Lithium-ion batteries have longer lifecycles compared to lead-acid batteries. LFP batteries are able to cycle (i.e., discharge and charge) 3,000 to 5,000 times before hitting the 80% capacity mark. Comparatively, lead-acid batteries degrade quickly, only cycling 300-500 times before hitting 50% of their original capacity. Our third-party validated internal research suggests that if a typical AGM lead-acid battery and our LFP battery were cycled once every day, the AGM battery and our LFP battery would have a respective lifespan of 1.98 years and 19.18 years before reaching 80% depth of discharge (i.e., 80% of our battery would have been discharged relative to the overall capacity of the battery in that lifespan). In many storage applications, lithium-ion batteries have a lifespan exceeding the lifetime of the project with very limited maintenance requirements, compared to lead-acid batteries, which have a one- to two-year useful life in most applications.

●	Power and Performance. As new technologies evolve and people consume more electricity, the importance of battery power and performance increases. Compared to lead-acid batteries, lithium-ion batteries can discharge power at a higher voltage and more consistently through the discharge cycle (i.e., until they are 100% discharged) while utilizing a smaller physical space and weighing less. In addition, unlike lead-acid batteries, lithium-ion batteries can be discharged below 50% capacity without causing irreparable harm to the battery. Lithium-ion batteries also provide the same energy capacity with one-fifth the weight of a standard lead-acid battery. Lithium-ion batteries are also significantly more reliable and efficient, especially in cold temperatures, allowing for year-round all-climate usage.

●	Charging. Lead-acid batteries were the first rechargeable batteries on the market. However, due to new advancements in energy density (i.e., the amount of energy stored by mass volume) and charge/discharge rates, lithium-ion batteries now significantly outperform traditional lead-acid batteries. LFP batteries currently charge five times faster than their lead-acid counterparts, with even faster charging rates expected for the next generation of lithium-ion cells. With the appropriate battery management system, lithium-ion batteries can be charged in cold temperatures, something lead-acid batteries are unable to do, resulting in two to three times more power delivered.

●	Maintenance-Free. LFP batteries provide the benefit of being a maintenance-free option compared to lead-acid batteries. Unlike lead-acid batteries which have no battery management system to regulate current flow and charging rates, all our LFP battery packs include a proprietary battery management system that regulates current and provides temperature, short circuit and cold charging protection. Our LFP batteries also do not require cleaning or water, eliminating the need for periodic maintenance found in today’s lead-acid batteries. While our LFP batteries are generally designed to replace and physically fit into racks made for existing lead-acid batteries, our batteries can be installed in any position and without the need for venting.

End Markets

Current Markets

According to a Frost and Sullivan report commissioned by us (“Frost & Sullivan”), the total addressable market (“TAM”) of our three current end markets is estimated to be approximately $12 billion by 2025.

●	Recreational Vehicles. The growth of the RV market is expected to continue to drive demand for LFP storage batteries. According to the 2022 RV Industry Association (“RVIA”) Annual Report, 22% of RV buyers are between the ages of 18 and 34. In addition, nearly a third of the respondents in the study (31%) are first-time owners, underscoring the growth of the industry in the past decade. RV interiors are becoming more modern as customers adopt the full-time RV lifestyle, with additional appliances and electronics being installed, increasing the need for reliable power. According to the RVIA and THOR Industries, North American RV shipments have had an estimated 10-year compound annual growth rate (“CAGR”) of 5.6% from 2012 to 2022. The need for greater power and power storage capabilities to power interiors is driving a shift towards the use of LFP batteries. Incumbent lead-acid batteries are heavy, take up a lot of space, have inefficient power discharge and require ventilation. Our product addresses all of these problems by allowing for shorter charge times, weighing one-fifth of a standard lead-acid battery, providing a reliable and consistent source of power and being maintenance-free. Our market focus has traditionally been on motorized RVs (i.e., drivable RVs), however, OEMs have begun to introduce batteries into towable units (i.e., RVs that require another vehicle to drive them), which has created a growing subsector in the RV market for LFP batteries. According to the RVIA’s 2021 RV Market Report, approximately 91% of wholesale RV units shipped in 2021 were towable units, representing a significant growth opportunity for LFP batteries.

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●	Marine Vessels. As boating becomes more popular in North America, the need for a reliable, non-flammable energy storage system is becoming increasingly apparent. According to the 2020 Recreational Boating Statistics and the 2020 National Recreational Boating Safety Survey, in 2018 over 84 million Americans participated in some form of boating activity, with a total of over 11.8 million boats on the water as of 2020, of which 93% are power boats. We believe that the marine vessel market will grow to approximately $8 billion by 2025. Similar to the RV market, customers are becoming more technologically advanced and are adding more electronics to their vessels, in turn driving demand for larger and more reliable energy storage, such as LFP batteries. Tightening marina regulations are also driving the need for electric docking motors on more vessels and increasing the focus on safety, which LFP batteries are well-suited to address.

●	Off-Grid Residences. Many people are turning to off-grid housing and, as individuals and governments become more conscious of their carbon footprint, a shift towards renewable energy sources for off-grid housing will be increasingly popular. Solar installations continue to see an increase globally, with global PV installations projected to rise from 144 GW (DC) in 2020 to 334 GW (DC) in 2030 according to Bloomberg. According to the Solar Energy Industries Association (“SEIA”), approximately 11% of solar installations in 2021 were supplemented with a battery system for efficient storing of excess energy generated during daylight hours. However, the number of new behind-the-meter solar systems with supporting battery systems is projected to rise to over 29% by 2025. LFP batteries are able to solve the weakest part of renewable energy adoption, which is the lack of consistent, reliable and efficient energy storage that is safer than alternative energy storage options currently on the market. As this shift towards clean energy becomes more prominent and cost-effective, the LFP battery market will be able to penetrate the largely untapped off-grid markets.

Addressable Adjacent Markets

Our addressable markets are areas with significant growth potential that we will be positioned to penetrate as customers turn towards LFP and other lithium-ion batteries as replacements for traditional lead-acid batteries. As these medium- and long-term markets mature, we intend to deploy our solid-state technology, once developed, while concurrently continuing to further displace the incumbent lead-acid technology. According to Frost & Sullivan, our TAM is estimated to be $85 billion by 2025.

●	Industrial / Material Handlings / Work Truck. The industrial vehicle market includes work trucks, material handling and warehousing equipment and compact construction equipment. As industrial vehicles increase in terms of automation and incorporate more onboard tools, the need for a long-lasting, reliable and environmentally friendly energy source grows. The continuous growth of e-commerce is increasing the demand for warehousing and automated equipment. According to material handling equipment manufacturer Hyster-Yale Materials Handling, in 2021 the global market volume in units for lift trucks was approximately 2.3 million, most of which were powered by traditional lead-acid batteries, presenting a large retrofitting opportunity for LFP batteries.

●	Specialty Vehicles. According to Mordor Intelligence, as of 2019, approximately 40% of the specialty vehicle market in the United States consists of medical and healthcare vehicles and approximately 30% consists of law enforcement and public safety vehicles. The market for emergency vehicles has grown as the baby boomer generation continues to age, and there has been increased demand for electrified devices and equipment on board these emergency vehicles. Our LFP batteries are well-suited to capture this market as they offer a more reliable power source with longer lifecycles compared to lead-acid batteries. In addition, LFP batteries are safer, lighter and modular, allowing for more tools to be stored on-board emergency vehicles without sacrificing the performance of the battery system.

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●	Emergency and Standby Power. Demand for reliable emergency and standby power sources is expected to continue to drive demand for effective power storage for residential, commercial and industrial uses. Power outages in the United States cost an estimated $150 billion per year, according to the Department of Energy, increasing the demand for uninterrupted power sources. The need for reliable emergency and standby power exists in both hazardous and non-hazardous environments and is particularly acute in areas where the existing grid service is subject to intermittencies or is otherwise inefficient (including as a result high peak electricity usage, grid and related equipment age or severe weather and other environmental factors). LFP batteries are able to offset grid-related intermittencies and inefficiencies and assist in providing grid stabilization. Importantly, LFP batteries achieve these benefits in a clean, reliable and safe manner by supplanting or reducing the use of fossil fuel backup generators.

●	Telecom. Demand for mobile data continues to increase and network providers are investing heavily in 5G networks, particularly in unserved and underserved regions, to support this demand. According to the CTIA’s 2021 annual survey, there were 417,215 cell sites in the United States in 2020. Batteries provide backup power to these sites when external power is interrupted. While lead-acid batteries are commonly used as backup batteries today, the compact nature of lithium-ion batteries, together with the fact that they are safer and more environmentally friendly, make them ideal alternatives as new wireless sites are built and the older wireless sites require upgrades. LFP batteries are maintenance free and have a longer lifespan, allowing for a more efficient and reliable power source for large wireless sites. The ability to monitor the battery systems remotely enables telecom operators to reduce onsite maintenance checks, thereby reducing overall operational costs while ensuring network uptime.

●	Rail. Rail transportation is a large potential market, with an estimated U.S. market size of $110.1 billion in 2023, according to IBISWorld. Many railroad operators have invested in infrastructure and equipment upgrades in recent years, in an attempt to boost capacity and productivity. As noted in a study conducted by the International Energy Analysis Department and the Lawrence Berkeley National Laboratory, a shift from fossil fuel-based rail cars to emission-free power sources will greatly affect the economic and environmental impact from the rail industry. Two suggested pathways from this study were (1) electrifying railway tracks and using emission-free electricity which requires significant storage combined with renewable electricity on the grid, and (2) adding battery storage cars to diesel-electric trains. A battery-electric rail sector would provide more than 200GWh of modular and mobile storage, which could in turn provide grid services and improve the resilience of the power system.

●	Data Centers. Data centers have seen strong growth in recent years, with over 5,000 data centers in the United States as of September 2023 according to Statista. Constant technological advancements and larger amounts of data generated and stored by companies for increasingly longer periods of time are driving growth in the importance, and the amount, of physical space dedicated to data centers. As software companies, such as Google and Oracle, continue to develop new technologies, such as artificial intelligence, data centers where the computer and storage functions are co-located also continue to grow. As the industry seeks to cut operating costs, become more efficient and minimize dedicated physical space, we expect there to be a shift towards light, compact lithium-ion batteries that can reduce overall costs and provide a reliable power supply without sacrificing performance. Lithium-ion batteries are designed to operate in environments with higher ambient temperatures than incumbent energy storage methods (such as lead-acid batteries). This ability for lithium-ion batteries to withstand and operate at higher temperatures can also reduce cooling costs.

●	On-grid Storage. On-grid energy storage is used on a large-scale platform within an electrical power grid in conjunction with variable renewable energy sources such as solar and wind projects. These storage units (including large-scale stationary batteries) store energy when electricity is plentiful, and discharge energy at peak times when electricity is scarce. Because of the low cost of fossil fuels, the adoption of large-scale batteries has been slow. However, according to the U.S. Energy Information Administration 2021 report on battery storage in the United States, lithium-ion battery installations in large-scale storage grew from less than 50 MWh of energy capacity annual additions in 2010 to approximately 450 MWh in 2020. As lithium-ion battery production scales, the related cost of storage for all lithium-ion batteries will decline and the cost of renewable energy (including associated storage costs) is expected to approach $0.05 per kWh, which is the amount required to be cost competitive with the price of power from the electrical grid. We believe our ability to cost-effectively develop and manufacture LFP solid-state batteries will position renewable energy projects deploying these batteries to reach “grid parity” sooner.

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Our Competitive Strengths

We believe that we possess the largest share in the markets we operate in due to our following business strengths, which distinguish us in this competitive landscape and position us to capitalize on the anticipated continued growth in the energy storage market:

●	Premier Lithium-Ion Battery Technology. Each of our innovative batteries features custom designed components to enhance power and performance in any application or setting. Our batteries feature LFP chemistry that is environmentally friendly, does not heat up or swell when charging or discharging, and generates more power in less physical space than competing lead-acid batteries. Unlike our competitors, our internal heating technology keeps our batteries within optimal internal conditions without drawing unnecessary energy and sustaining minimal energy drain. To protect our products, our batteries possess a proprietary battery management system that shuts off the ability to charge at 24 degrees Fahrenheit. This technology increases performance in cold weather conditions while possessing a unique heating solution that does not require an external energy source.

●	Extensive, Growing Patent Portfolio. We have developed and filed patent applications on commercially relevant aspects of our business including chemical compositions systems and production processes. To date, we have owned 28 issued patents, with an additional 46 patent applications pending, in the United States, China, Europe, Australia, Canada and other countries and regions.

●	Proven Go-To-Market Strategy. We have successfully established a direct-to-consumer platform and have developed strong working relationships with major RV OEMs, custom designing products for new and existing applications. We see opportunities to continue to leverage our success in the aftermarket to expand our relationships to other leading OEMs and distributors while further enhancing our direct-to-consumer offerings. Extensive informational videos and exceptional customer service provide sales, technical and hands-on service support to facilitate consumer transition from traditional lead-acid or incumbent lithium-ion batteries to our products.

●	Established Customer Base with Brand Recognition. We have a growing customer base of more than 15,000 customers featuring OEMs, distributors, upfitters and end consumers across diverse end markets and applications including RV, marine vessels and off-grid residences. Customer demand and brand recognition of Battle Born batteries from an aftermarket sales perspective have helped drive significant adoption from RV OEMs (with a CAGR of over 135% since 2020) with visibility for future growth through further expansion of our existing relationships.

●	High Quality Manufacturing Process. Unlike competitors that outsource their manufacturing processes, our batteries are designed, assembled and tested in the United States, ensuring that our manufacturing process is thoroughly tested and our batteries are of the highest quality as a result of governmental regulations for performance and safety.

●	Drop-in Replacement. Our battery modules are largely designed to be “drop-in replacements” for traditional lead-acid batteries, which means that they are designed to fit standard RV or marine vessel configurations without any adjustments. Our target applications are powering devices and appliances in larger vehicles and low speed industrial vehicles. We offer a full line of compatible components and accessories to simplify the replacement process and provide consumers with customer service to ensure a seamless transition to our significantly safer and environmentally friendly battery. Over their lifetime, our batteries are significantly cheaper from both an absolute cost and a cost per energy perspective. These lifetime costs, at current costs and capacity, will naturally drop as we continue to take advantage of economies of scale.

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Our Growth Strategy

We intend to leverage our competitive strengths, technology leadership and market share position to pursue our growth strategy through the following:

●	Expand Product Offerings. In the short-term, our aim is to further diversify our product offerings to give consumers, as well as OEMs and distributors, more options for additional applications. We intend to launch and scale production of additional 12 voltage and 24 voltage batteries and we have recently introduced 48 voltage battery systems, which we believe will extend our market reach in each of our targeted end markets. Moreover, in the first quarter of 2023, we launched Dragonfly IntelLigence, a proprietary monitoring and communication system that allows us to monitor, optimize, and in some cases compile data on battery banks. We believe the natural evolution of our product offering is to become a system integrator for solar and other energy storage solutions.

●	Expand End Markets. We have identified additional end markets that we believe in the medium- to longer-term will increasingly look to alternative energy solutions, such as LFP batteries. Markets, such as standby power, industrial vehicles, specialty vehicles and utility-grade storage, are in the early stages of adoption of lithium-ion batteries (including LFP batteries), and we aim to be at the forefront of this movement by continuing to develop and produce products with these end users in mind.

●	Commercialize Solid-State Technology. We believe solid-state technology presents a significant advantage to all products currently on the market, with the potential to be lighter, smaller, safer and cheaper. Once we have optimized the chemistry of our LFP solid-state batteries to enhance conductivity and power, we intend to scale up for mass production of separate solid-state batteries for various applications and use cases.

Our Products and Technology

Chemistry Comparison

Lead-acid batteries were the first form of rechargeable battery to be developed and modified across different platforms for a variety of uses, from powering small electronics to use for energy storage in back-up power supplies in cell phone towers. Since the development in the 1970s of AGM lead-acid batteries, a form of sealed lead-acid battery that enables operation in any position, there has been limited innovation in lead-acid battery technology. The push to develop longer-lasting, lower-cost, more environmentally-friendly and faster-charging batteries has led to the development of lithium-ion batteries and, within the lithium-ion battery market, different chemistries.

There are several dominant battery chemistries in the lithium-ion market that can be used for different purposes. Two widely adopted chemistries found in the market today are nickel manganese cobalt (“NMC”), and nickel cobalt aluminum (“NCA”). The higher energy density and shorter cycle life found in NMC and NCA batteries are suitable for markets where fast charging and high energy density are required, such as EV powertrains and consumer electronics. LFP batteries are best suited for energy storage markets where long life and affordability are paramount, such as RV, marine vessel, off-grid storage, onboard tools, material handling, utility-grade storage, telecom, rail and data center markets.

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NMC batteries are highly dependent on two metals that present significant constraints — nickel, which is facing an industry-wide shortage, and cobalt, a large percentage of which comes from conflict-ridden countries. According to an article by McKinsey & Company titled “Lithium and Cobalt: A tale of two commodities”, global forecasts for cobalt show supply shortages arising as early as 2022, slowing down NMC battery growth. Both of these elements are also subject to commodity price fluctuations, making NMC and NCA batteries less cost-effective than LFP batteries. LFP batteries do not contain these elements and materials can be sourced domestically, and are therefore not subject to these shortages, geopolitical concerns or commodity price fluctuations. In fact, LFP batteries have no toxic elements, offering a much safer environmental alternative. The temperature threshold for thermal runaway (i.e., lithium-ion battery overheating that can result in an internal chemical reaction) is higher for LFP batteries, compared to NMC and NCA batteries, making LFP batteries less flammable and safer.

LFP batteries have a useful life of approximately 10 to 15 years compared to one to two years for lead-acid batteries, and typically charge up to five times faster. LFP batteries are also not constrained by weight (having the same energy capacity at one-fifth of the weight) or temperature (having the ability to generate power even in low temperatures and to not swell or heat up when charging or discharging) and are generally maintenance free.

In the electric vehicle market, the race to provide the highest energy density facilitating frequent, rapid acceleration, greatest range and fastest charging battery — all while competing on cost — is where many new battery companies are prioritizing their efforts. Success in the electric vehicle market requires use of chemistries capable of optimization to these requirements. In our targeted stationary storage markets, the ideal solution requires a safe, long-lasting battery in terms of discharge/charge cycles with a focus on providing a steady power stream. LFP batteries are better suited for the stationary storage market compared to NMC and NCA batteries, as LFP batteries are safer and have a significantly longer life cycle making them more cost-effective. The market for utility grade storage, particularly for clean energy projects, and the related adoption of lithium-ion batteries (including LFP batteries) is expected to increase as the fully-loaded cost of energy (production and storage) approaches cost parity with inexpensive fossil fuel energy provided through the electric grid. Compared to NMC and NCA batteries, LFP batteries are at or much closer to grid parity.

Solid-State Cells

LFP batteries are not without their disadvantages. While less flammable than other chemistries, the existence of a flammable liquid electrolyte still poses safety risks. Like all liquid-based lithium-ion batteries, LFP batteries have a potential to produce solid lithium dendrites, icicle-like formations which can pierce the physical separators in LFP batteries, which are necessary in LFP batteries to separate the positively charged liquid electrolyte from the negatively charged liquid electrolyte, and which, over time, will degrade the performance of LFP batteries and potentially result in fire-related risks. The next phase in the development of lithium-ion batteries is solid-state cell development, which contains a solid, rather than a liquid, electrolyte, eliminating many of the current disadvantages to LFP batteries while increasing the safety of the battery cells. We believe that the development of our solid-state technology will provide us with a unique competitive advantage.

Compared to current lithium-ion technology, where lithium-ions cross a liquid electrolyte barrier between a battery’s anode (negative electrode) and cathode (positive electrode), solid-state batteries aim to use a solid electrolyte to regulate the lithium-ions. As a battery charges and discharges, an electrochemical reaction occurs creating a flow of electrical energy between the cathode, electrolyte and anode as the electrodes lose and reacquire electrons. In addition to the use of non-toxic electrode components, the removal of a liquid electrolyte will eliminate the risk of fire, making solid-state cells inherently safe. The move to a non-liquid electrolyte also means that solid-state batteries will be, on average, smaller and lighter than existing lithium-ion batteries. The process for manufacturing our solid-state cells is described below under “— Research and Development”.

Our Products

We currently offer non-toxic deep cycle LFP batteries for use in the RV, marine vessel and off-grid storage markets. We believe that the innovative design of our LFP batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity. We also offer chargers and other accessories either individually or as part of bundled packages.

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Our core products are LFP battery modules with a built-in battery management system offered under two brand names: Dragonfly Energy, which sells primarily to OEMs, and Battle Born Batteries, which sells primarily direct to consumers and increasingly to OEMs. We currently offer seven LFP battery models across our two brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. The following chart highlights the key features of each of our models:

Each battery model is capable of being discharged to a 100% depth of discharge and takes approximately five hours to charge to full capacity, which is five times faster than a traditional lead-acid battery. Each module is designed to last between 3,000 and 5,000 cycles, at which point the battery still holds 75% to 80% of its energy capacity. This equates to approximately 10 to 15 years of use (under typical conditions), which is why each battery comes with an industry-leading 10-year full replacement manufacturers’ defect warranty. Our battery modules are largely designed to be “drop-in replacements” for traditional lead-acid batteries, which means that they are designed to fit standard RV or marine vessel configurations without any adjustments. Our LFP batteries are versatile and designed to be compatible not just with standard chargers, but also with wind and solar power systems, and to be modular, and can be combined in series or in parallel depending on customer needs.

We also offer certain of our battery models as an internally heated battery, which utilizes our proprietary technology to maintain optimal internal settings in cold weather conditions, allowing customers to charge the battery even in low temperatures. The unique heating technology does not require an external energy source and the self-regulating internal heater is only activated when needed, minimizing energy drain and extending the useful life of the battery. Unlike traditional batteries, our batteries are maintenance free and do not require cleaning, adding of water or venting for “off gassing”.

In April of 2022, we acquired the assets and intellectual property portfolio of Thomason Jones Company, LLC, including Wakespeed, in a move that provides our OEM arm and consumer brand, Battle Born Batteries, the ability to offer complete alternator-connected systems for marine and RV consumers and manufacturers. Wakespeed offers a unique alternator regulator and several other devices focused on energy systems that are charged by a vehicle alternator. Wakespeed’s product line continues to be offered to specialty OEM manufacturers and customers but is now additionally offered alongside the innovative product lines of Dragonfly Energy and Battle Born Batteries.

In addition to our core battery products, we offer customers a number of adjacent products and accessories manufactured by third parties. We offer a range of charging components that are designed for every application: inverter chargers (which allow users to recharge a DC battery bank with AC power and also turn DC battery power into AC power), converter chargers (which allow users to charge from an AC power source) and solar charge controllers (which manage power transfer from solar arrays to battery banks).

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We also offer customers a full suite of accessories and components to facilitate the installation of our products. These include plugs, fuses, cables, adapters, sensors and interfaces pictured below.

We offer specially designed bundled packages of battery modules and accessories tailored to specific applications for both RVs, marine vessels and off-grid residences, ranging in price from $675 to over $19,000, as shown below.

With our batteries being designed and assembled exclusively in-house, we are able to guarantee that we deliver high-quality batteries to customers. We test our products to ensure they meet federal and local governmental regulations for both performance and safety. Our testing and compliance with required standards and measurements are validated by a third-party lab, which includes UL Standard 2054, IEC 62133 and the UN 38.3 shipping certification.

Battery Management System

Our proprietary battery management system is developed and tested in-house. It offers a complete solution for monitoring and controlling our complex battery systems and is designed to protect battery cells from damage in various scenarios. We believe our battery management system is industry-leading for a number of reasons:

●	it enables batteries to draw power under 135 degrees Fahrenheit, and is designed to cut off charging at 24 degrees Fahrenheit to protect cells;

●	it actively monitors the rate of change of currents to detect and prevent short circuiting, and also protects against potential ground faults;

●	it allows for up to an average of 300 amps continuously, 500 amp surges for 30 seconds, and momentary, half second maximum capacity surges;

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●	it enables batteries to recharge even if completely drained;

●	it utilizes larger resistors to ensure balanced loads to improve performance and extend useful life; and

●	it facilitates scalability by enabling batteries to be combined in parallel and in series.

Battery Communication System

We have developed a complete communication system branded Dragonfly IntelLigence, for which a U.S. non-provisional patent application and an international PCT patent application have been filed, to be used with Dragonfly Energy OEM systems and Battle Born batteries and bundles. This communication system will enable end customers to monitor each battery in real time, providing information on energy input and output and current or voltage imbalances. The communication system will be able to communicate with up to 24 batteries in a bank at one time and aggregate the data received from these batteries into a central system such as a phone or tablet. We expect to begin offering the Dragonfly IntelLigence product line to customers as an adjacent component and in our product bundles during the fourth quarter of 2023.

Alternator Regulation

Charging batteries in a vehicle, such as a boat or RV, often requires pulling electrical current off of the vehicle’s alternator. Alternator regulation is important to ensure that the alternator does not get unduly stressed during the current delivery to the batteries, and that the current delivery remains within the operating limits of the onboard battery bank. The acquisition of the assets of Wakespeed allows us to deliver our own proprietary solution to alternator regulation while also leveraging an established brand name. Wakespeed is especially popular in the marine industry, and our ability to offer this complete solution sets the stage for further penetration into marine markets.

Product Pipeline

Beyond our current battery modules, we have several LFP products in development that will enable us to access additional end markets.

●	New Products. Our current offerings feature battery products that serve the RV, marine vessel and off-grid markets. Although manufacturing operations were previously capacity constrained the expansion into our manufacturing facility will allow us to add production capacity and increase product offerings and scale based on demand.

●	The majority of our current batteries are 12 voltage batteries, which provide 100 amp hours of energy and are an affordable solution to customers utilizing smaller or lower power applications. The smaller stature and drop-in replacement nature of these batteries have made these popular within the RV and marine vessel markets. Through the expansion of our 12 voltage battery product offerings, we will be able to penetrate further into additional applications including towable RVs, truck campers and trolling motors for small boats.

●	We also offer 24 voltage batteries, which currently deliver 50 amp hours, and plan to further expand our 24 voltage battery offerings to provide additional drop-in replacements for AGM batteries. A single 24 voltage battery is more efficient than two 12 voltage batteries due to the ability to power directly from the source without sacrificing power through cables and connectors. This attractive power source is ideal for off-grid housing, telecommunication, solar, marine and motorized home markets, providing enhanced power to larger scale applications. A vast majority of telecommunication cell sites utilize 24 voltage batteries, greatly expanding our addressable market.

●	We intend to offer 48 voltage batteries at 100 amp hours that utilize the Dragonfly IntelLigence system to maintain balance and full visibility into the status of all cells. The 48 voltage batteries provide further efficiency gains with higher voltage. These higher voltage batteries are currently more suitable for luxury mobile homes, larger off-grid uses, and high-end marine applications. We aim to further expand our 48 voltage batteries’ end market exposure into other highly attractive industries including standby power for data center and utility grade energy storage.

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●	System Integrator. A natural evolution of our business is to offer customers a system integration solution providing more efficient power solutions at a cost-effective price point. We currently offer components and accessories necessary to build out complete lithium power systems, including solar panels, chargers and inverters, system monitoring, Wakespeed’s alternator regulators, accessories, and more. We have an in-house expert customer service team that assists customers in fully integrating their applications to our technologies for a seamless transition to lithium-based energy storage systems. Through our evolving technology and the customized architecture and application of our products, we are able to offer customers a seamless transition to creating a centralized coordinated system.

Research and Development

Our research and development is primarily focused on the advanced manufacturing of solid-state lithium-ion batteries using an LFP catholyte, a solid electrolyte and an intercalation-based anolyte (intercalation being the reversible inclusion of a molecule or ion into layered solids). We believe that solid-state batteries present a significant advantage to all products currently on the market, with the potential to be lighter, smaller, safer and cheaper. Since our founding, our research team, led by our founder and CEO, has been developing solid-state cell manufacturing technology and we aim to be a fully vertically integrated solid-state battery manufacturer. We have successfully tested and are currently in the process of optimizing the composite materials that comprise the cathode, anode and electrolyte of the all-solid-state battery. In addition, we are one of the only companies to focus on a true solid-state chemistry that conducts lithium with sufficiently high conductivity and cycles lithium phosphate against graphite with positive results, and are in the process of testing more complicated layered electrolyte compositions to maximize our cycling and power results. Our aim is to begin producing solid-state pouch cells from a pilot production line by early 2024.

Compared to current lithium-ion technology, where lithium-ions cross a liquid electrolyte barrier between a battery’s anode (negative electrode) and cathode (positive electrode), solid-state batteries aim to use a solid electrolyte to regulate the lithium-ions. Our solid-state batteries are designed to be multilayered pouch cells comprised of highly integrated layers of catholyte, electrolyte and anolyte contained within industry standard aluminum foil at the cathode and industry standard copper or nickel foil at the anode, which are then combined into larger battery packs. An illustrative solid-state cell is shown below.

We have developed proprietary processes, systems and materials that are protected by issued patents and pending patent applications that we believe place us at the forefront of solid-state storage-focused battery technology. Our cells utilize a layered electrolyte design, which increases stability by forming a stable solid electrolyte interface at both electrodes. Rather than requiring a solid-state separator, we have designed a patent-pending spray drying process that encapsulates each grain of cathode (LFP) or anode (graphite) with a solid electrolyte, which completely integrates the solid-state component, creating higher interface density and, therefore, more effective connectivity. In addition, our cathodes and anodes do not require any liquid component, making this truly solid-state. In lieu of lithium metal, our cathode component incorporates an intercalation material, such as graphite or silicon. This mitigates the risk of forming lithium dendrites, which degrades cell performance and could potentially cause an internal short circuit.

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The utilization of our innovative, completely dry powder deposition technology in our manufacturing process is expected to result in faster manufacturing times with lower upfront capital costs due to the elimination of expensive dryers and vacuum ovens. We believe this will allow our production process to shift from batch production and convert to continuous production faster than our competitors. Our spray powder coating application is highly automated, allowing us to utilize less space and fix overhead costs while increasing the precision of our products and manufacturing capacity of the facility. Our manufacturing process is modular, allowing us to scale up depending upon demand.

The next stage in our technical development is to construct the battery to optimize performance and longevity to meet and exceed industry standards for our target storage markets. Ongoing testing and optimizing of more complicated batteries incorporating layered pouch cells will assist us in determining the optimal cell chemistry to enhance conductivity and increase the number of cycles (charge and discharge) in the cell lifecycle.

We intend to integrate our initial solid-state cells into Dragonfly Energy and Battle Born batteries and eventually scale to mass production of solid-state cells. We aim to be a vertically integrated LFP solid-state cell manufacturer with our technology incorporated into our own-branded products for sale to our own customers (including our OEM customers) but also other battery manufacturers.

Headquarters, Manufacturing and Production

Our headquarters is located in our 99,000 square foot manufacturing facility in Reno, Nevada. The lease for this building was entered into on March 1, 2021 and expires on April 30, 2026. We do not own any real property.

Our facility provides a streamlined, partially autonomous production process for our current batteries, which comprises module assembly and battery assembly. We currently have two production lines, with the availability to expand the number of lines to handle increased volumes and the additional battery modules we intend to introduce in the near future. We plan to continue to expand our production capacity as needed and estimate that our current production facility will allow for over $500 million in manufacturing sales capacity once fully utilized.

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Our manufacturing process is set out below:

Our manufacturing process is divided into two aspects: (i) module assembly and (ii) battery assembly. We use a combination of trained employees and automated processes to increase production capacity and lower costs while maintaining the same level of quality our customers expect from our products. Module assembly is a significantly automated process, implementing custom-designed equipment and systems to suit our production needs. This includes cycling of individual cells to detect faulty components and to enable sorting by capacity. Our custom-designed automated welders spot weld individual cells that are assembled into specified module jigs based on the desired amp hour. Completed modules are then discharged to empty, recharged to full charge and sorted by capacity. Battery assembly is performed largely by hand by our trained employees, although we continue to look for innovative ways to integrate automation into this process. Our proprietary battery management system is thoroughly tested for quality cutoffs, then mounted onto individual modules, before the modules are bolted into its casing. We aim to automate the battery management system testing and installation process, which we expect could increase production capacity fourfold. We are currently implementing an automated process for the gluing and sealing process, which would incorporate a two-robot system for gluing and epoxying, as well as a glue pallet system to move finished batteries. After the assembled batteries are tested and sealed, they are processed for outbound distribution.

On February 8, 2022, we entered into a 124-month lease for an additional 390,240 square foot warehouse, which, once built, we intend to utilize for the manufacture of our solid-state batteries.

Supplier Relationships

We have a well-established, global supply chain that underlies the sourcing of the components for our products, although we source domestically wherever possible. We aim to maintain approximately six months’ worth of all components, other than cells, which we pre-order in advance for the year to ensure adequate supply. For nearly all of our components, other than our battery management system, we ensure that we have alternative suppliers available. Our battery management system is sourced from a single supplier based in China who we have a nearly 10-year relationship with and who manufactures this component exclusively for us based on our proprietary design. Our cells are sourced from two different, carefully selected cell manufacturers in China who are able to meet our demanding quality standards. As a result of our long-standing relationships with these suppliers, we are able to source LFP cells on favorable terms and within reasonable lead-times.

As we look toward the production of our solid-state cells, we have signed a non-binding Memorandum of Understanding with a lithium mining company and a lithium recycling company, both located in Nevada for the supply of lithium.

Customers; RV OEM Strategic Arrangements

We currently serve more than 15,000 customers in North America. Our existing customers consist of leading OEMs (such as Keystone, Thor, REV Group and Airstream); distributors (who purchase large quantities of batteries from us and sell to consumers); upfitters (who augment or customize vehicles for specific needs); and retail customers (who purchase from us directly). For the years ended December 31, 2022 and 2021, OEM sales represented 39.2% and 10.5% of our total revenues, respectively.

We have deep, long-standing relationships with many of our customers. We also have a diverse customer base, with our top 10 customers accounting for 36.3% of our revenue for the year ended December 31, 2022. Our customers primarily utilize our products for RVs, marine vessels and off-grid residences. We work directly with OEMs to ensure compatibility with existing designs and also collaborate on custom designs for new applications.

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The RV market is characterized by low barriers to entry. In North America, there are two large publicly traded RV companies, THOR Industries and REV Group, in addition to a number of independent RV OEMs. THOR and REV each own a number well-known RV OEM brands and their related companies. These brands compete on a number of factors such as format (e.g., motorized or towable), price, design, value, quality and service. On November 19, 2021, we entered into a long-term Manufacturing Supply Agreement with Keystone, a member of the THOR group and the largest towable RV OEM in North America (the “Supply Agreement”). Under the Supply Agreement, we are a supplier to Keystone for certain of its future LFP battery requirements, solidifying our long-standing relationship with Keystone. In July of 2023, we were notified by Keystone that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While Keystone is not moving to a different solution or competitor, we do expect this change in strategy to have a material limiting effect on our revenue throughout the remainder of 2023. DTC revenue was $20.0 million for the six months ended June 30, 2023, compared to $29.5 million for the six months ended June 30, 2022, a decrease of $9.5 million as a result of decreased customer demand for our products due to rising interest rates and inflation.

In July 2022, we strengthened our ties with the THOR group of RV OEMs when (i) THOR Industries made a $15,000,000 strategic investment in us and (ii) we agreed to enter into a future, mutually agreed distribution arrangement and joint IP development arrangement. This arrangement and the Keystone arrangement facilitate our ongoing efforts to drive adoption of our products (leveraging the trend of LFP batteries increasingly replacing lead-acid batteries) by, among other things, increasing the number of RV OEMs that “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales. Once the distribution agreement has been negotiated and signed, during a to-be-agreed transition period, we will use commercially reasonable efforts to cease marketing and selling our products to other RV OEMs and suppliers to RV OEMs in North America. Although the full distribution agreement with THOR has not been executed and is subject to negotiation in the future, its terms are expected to include: (i) an initial term of 24 months, which THOR may renew for successive one-year periods; (ii) a requirement that we be the sole provider of lithium-ion batteries to the US-based THOR family of companies for THOR sales in the United States, subject to agreed exceptions; (iii) favored pricing for products and negotiated rebates or other incentives; (iv) a requirement that THOR and its North American OEMs be our exclusive RV OEM customers for our products in North America, subject to agreed exceptions; and (v) agreeable terms with respect to registered and unregistered intellectual property rights and technology rights (which do not include our existing intellectual property, including our solid-state battery technologies and related IP rights), including necessary licenses between the parties, third party licenses, and allocation of ownership of any intellectual property rights and/or technology rights developed as a result of development efforts jointly undertaken between THOR and us, subject to certain limitations.

We continue to seek to grow our customer base within our existing segments; however, we also believe that our products are well suited to address the needs in additional segments, including residential, commercial and/or industrial standby power, industrial vehicles (such as forklifts, material handling equipment and compact construction equipment) and specialty vehicles (such as emergency vehicles, utility vehicles and municipal vehicles) and we will seek to expand our market share in these segments in the future.

Sales and Marketing

Our proven sales and marketing strategy has allowed us to penetrate our current end markets efficiently. We use a variety of methods to educate consumers on the benefits of LFP batteries and why they are a better investment compared to the legacy lead-acid batteries found in our target end markets today. Through informational videos found on our website and social media platforms that educate consumers on the benefits of LFP batteries and various “DIY” videos, we assist consumers on what they need for their battery system and how to install and use batteries and accessories.

We utilize a multi-pronged sales and marketing strategy to ensure that the Dragonfly Energy, Battle Born and Wakespeed brands are at the forefront of their respective end markets. We have established strong relationships, particularly in the RV industry, through participation in trade shows and other sponsored industry events, which have allowed us to reach both OEMs and retail customers and ensure we are aware of evolving customer preferences. We are then able to leverage this customer feedback to collaborate with major OEMs to custom design products for new and existing applications.

In addition to traditional print and media advertising, we have leveraged the growing influence of social media (such as YouTube, Instagram and Facebook) and professional influencers to increase market awareness of our brands. We work closely with these influencers to create a lasting relationship that showcases the performance of our products, rather than one-off promotions. Our products have also been featured in television shows and on podcasts that cater specifically to RV enthusiasts.

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We also value our direct relationships with retail customers. Our website and our customer service are key elements to our sales strategy. Our website enables customers to purchase Wakespeed and Battle Born products directly and provides access to a range of videos covering product information, technological benefits and installation guides. We have a team of experts dedicated to supporting our customers’ sales, technical and service needs.

Competition

Our key competitors are principally traditional lead-acid battery and lithium-ion battery manufacturers, such as Samsung, CATL and Enovix, in North America. We also compete against smaller LFP companies, who primarily either import their products or manufacture products under a private label. Of these companies, there is no other company that has penetrated our core end markets to the same extent as we have, and we believe that this is in large part due to the technological advantages that our products offer compared to other products in the market. Our batteries are purpose-built to enhance the power and performance in any application or setting. We have specifically designed our battery cases to fit into existing AGM battery racks and cabinets and offer a suite of compatible components and accessories in order to make the replacement process simple enough for customers to do it themselves. We have optimized our technology to produce a lighter, yet higher performing battery with a longer lifespan than incumbent lead-acid batteries. Our propriety battery management system and internal heat technology enables our batteries to outperform not only traditional lead-acid batteries, but other lithium-ion products.

With regard to solid-state technology, we have two main competitors, QuantumScape and Solid Power. While both of these competitors are focused on the development of solid-state technology for use in the propulsion of electric vehicles, we are focused on power storage applications, which has different requirements. We believe that our proprietary processes, systems and materials provide us with a significant competitive advantage in developing a fully solid-state, non-toxic and highly cost-effective energy solution.

As our solid-state technology comes to fruition and we begin to commercialize this product, we intend to become a vertically integrated battery company, internalizing all aspects of the manufacturing and assembly process. This is comparable to companies such as Tesla, BYD Limited and Li-Cycle. Our solid-state technology will also enable us to further penetrate the energy storage market, and we expect to compete with technology-focused energy storage companies such as EOS Energy, ESS and STEM.

Intellectual Property

The success of our business and our technology leadership is supported by our proprietary battery technology. We have received patents and filed patent applications in the United States and other jurisdictions to provide protection for our technology. We rely upon a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.

As of December 31, 2022 we owned 26 issued patents and 22 pending patent applications. The patents and patent applications cover the United States, China, Europe (with individual patents in Germany, France and the United Kingdom), Australia, Canada and other regions. We periodically review and update our patent portfolio to protect our products and newly developed technologies. Currently, we have a combination of issued patents and pending patent applications covering the ornamental design of our GC2 and GC3 batteries, a device and method for monitoring battery systems, pre-coated solid-state electrolyte and electroactive powders and their methods of manufacture, methods and systems for the dry spray deposition of materials in an electrochemical cell; a thermal fuse; battery systems implementing a mesh network communication protocol; a power charging system for use during towing of a vehicle; and a power charging system with temperature based charging control. These patents are expected to have expired or expire between May 2023 and 2043, absent any patent term adjustments or extensions.

We periodically review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names and trademarks and service marks in the United States and other jurisdictions. In an effort to protect our brand, as of December 31, 2022, we own four trademark registrations to cover our house marks in the United States and we have seven pending trademark applications relating to our design logos and slogans in the United States.

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Government Regulation and Compliance

We currently operate from a dedicated leased manufacturing facility, a leased warehouse and a podcast studio, each located in Reno, Nevada as well as a leased R&D facility in Sparks, Nevada. We have never owned any facility at which we operated. Operations at our facilities are subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation, and disposal of hazardous materials. To conduct our operations, we have to obtain environmental, health, and safety permits and registrations and prepare plans. We are subject to inspections and possible citations by federal, state, and local environmental, health, and safety regulators. In transit, lithium-ion batteries are subject to rules governing the transportation of “dangerous goods.” We have policies and programs in place to assure compliance with our obligations, such as policies relating to workplace safety, fire prevention, hazardous material management and other emergency action plans. We train our employees and conduct audits of our operations to assess our fulfillment of these policies.

We are also subject to laws imposing liability for the cleanup of releases of hazardous substances. Under the law, we can be liable even if we did not cause a release on real property that we lease. We believe we have taken commercially reasonable steps to avoid such liability with respect to our current leased facilities.

Employees and Human Capital Resources

As of June 30, 2023, we had 166 employees; 159 full-time, 3 part-time and 4 seasonal. We have adopted our Code of Ethics to support and protect our culture, and we strive to create a workplace culture in line with our values: “Tell the Truth,” “Be Fair,” “Keep Your Promises,” “Respect Individuals,” and “Encourage Intellectual Curiosity.” As part of our initiative to retain and develop our talent, we focus on these key areas:

●	Safety — Employees are regularly educated in safety around their workspaces, and employees participate in volunteer roles on a safety committee, and in emergency readiness roles. We have a dedicated safety coordinator who tracks and measures our performance, and helps us benchmark our safety programs against our peers.

●	Diversity, Equity & Inclusion — Our culture has benefitted from the diversity of our workforce from the very beginning. Inclusion and equity are “baked into the bricks” of our values, which our employees demonstrate every day. Our human resources department and all our corporate officers and directors have an open door policy, and are able to constructively communicate with employees to resolve issues when they arise.

●	Collaboration — As we grow, opportunities for cross-functional collaboration are not as organic as they used to be. We have responded to that change by staying mindful and acting intentionally to gather cross-functional input on new initiatives and continuous improvement efforts.

●	Continuous Improvement — We apply continuous improvement measures to processes as well as people. We encourage professional development of our employees, through ongoing learning, credentialing, and collaboration with their industry peers.

Attracting and retaining high quality talent at every level of our business is crucial to our continuing success. We have developed relationships with the University of Nevada Reno and the Nevada System of Higher Education to further our recruitment reach. We provide competitive compensation and benefits packages, including performance-based compensation that rewards individual and organizational achievements.

The Business Combination

On October 7, 2022 (the “Closing Date”), CNTQ and Legacy Dragonfly consummated the merger (the “Closing”) pursuant to the Agreement and Plan of Merger, dated as of May 15, 2022 (as amended, the “Business Combination Agreement”), by and among CNTQ, Bronco Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CNTQ (“Merger Sub”), and Legacy Dragonfly. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Dragonfly (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Legacy Dragonfly continuing as the surviving corporation in the Merger and as our wholly owned subsidiary. In connection with the Business Combination, CNTQ changed its name to Dragonfly Energy Holdings Corp.

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Prior to the completion of the Business Combination, CNTQ was a shell company. CNTQ was incorporated in the state of Delaware on June 23, 2020. CNTQ consummated its initial public offering at a price of $10 per unit on August 13, 2021 (the “CNTQ IPO”). Legacy Dragonfly was incorporated as a limited liability company in the State of Nevada on October 15, 2012 and reorganized as a corporation under the laws of the State of Nevada on April 11, 2016. Following the Business Combination, our business is the business of Legacy Dragonfly.

Merger Consideration

At the Closing, by virtue of the Merger and without any action on the part of CNTQ, Merger Sub, Legacy Dragonfly or the holders of any of the following securities:

(a) Each outstanding share of Legacy Dragonfly’s common stock, par value $0.001 per share (“Legacy Dragonfly Common Stock”), converted into (i) a certain number of shares of our common stock, totaling 41,500,000 shares (including the conversion and assumption of the options to purchase shares of Legacy Dragonfly Common Stock described below), which is equal to (x) $415,000,000 divided by (y) $10.00 (the “Merger Consideration”) and (ii) the contingent right to receive Earnout Shares (as defined below) (which may be zero) following the Closing.

(b) Each option to purchase shares of Legacy Dragonfly Common Stock, was assumed and converted into options to acquire shares of our common stock. The portion of the Merger Consideration reflecting the conversion of the Legacy Dragonfly options was calculated assuming that all of our options are net-settled. With respect to Company options received in respect of Legacy Dragonfly options that are outstanding immediately prior to the Closing and cash exercised after the Closing, up to 627,498 additional shares of our common stock may be issued. At the Closing, approximately 38,576,648 shares of the Merger Consideration was allocated to holders of outstanding shares of Legacy Dragonfly Common Stock and 3,664,975 shares of the Merger Consideration was allocated to holders of the assumed Legacy Dragonfly options.

Earnout Merger Consideration

In addition to the Merger Consideration set forth above, additional contingent shares (“Earnout Shares”) may be payable to each holder of shares of Legacy Dragonfly Common Stock in the Merger, subject to achieving specified milestones, up to an aggregate of 40,000,000 additional shares of our common stock in three tranches.

The first tranche of 15,000,000 shares is issuable if our 2023 total audited revenue is equal to or greater than $250 million and our 2023 audited operating income is equal to or greater than $35 million. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of our common stock over any 20 trading days (which may or may not be consecutive) within any 30 consecutive trading day period of at least $22.50 on or prior to December 31, 2026, and the third tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of common stock over any 20 trading days (which may or may not be consecutive) within any 30 consecutive trading day period of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.

Upon the consummation of a change of control transaction during either the second milestone earnout period or the third milestone earnout period, any earnout milestone with respect to such earnout period that has not yet been achieved shall automatically be deemed to have been achieved if a change of control transaction is announced with an imputed share price of common stock of at least $22.50 on or prior to the end of second earnout period or $32.50 on prior to the third earnout period.

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PIPE Investment

Pursuant to the subscription agreement, dated as of May 15, 2022 (the “Subscription Agreement”), by and between CNTQ and Chardan NexTech Investments 2 LLC (or an affiliate thereof if assigned pursuant to the Subscription Agreement, the “Sponsor”), the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in a private placement (the “PIPE Investment”). On September 28, 2022, the Sponsor and CCM entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.

Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by us because such shares are not redeemed (the “Offset”). During the week of September 26, 2022, CCM acquired in the open market in total 485,000 shares of our common stock at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). The Purchased Shares were not redeemed, resulting in (i) our receipt of $5,016,547 from the trust account that held the proceeds from the CNTQ IPO (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset.

Debt Financing

Consistent with the commitment letter (the “Debt Commitment Letter”) dated May 15, 2022 by and between CNTQ and Legacy Dragonfly, CCM Investments 5 LLC, an affiliate of CCM (“CCM 5”, and in connection with the Term Loan, the “CNTQ Lender”), and EICF Agent LLC (“EIP” and, collectively with the CNTQ Lender, the “Initial Term Loan Lenders”), in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan”). The CNTQ Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the CNTQ Lender the aggregate amount of the Term Loan held by the CNTQ Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness, (ii) to support the Business Combination under the Business Combination Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

We may elect to prepay all or any portion of the amounts owed prior to the Maturity Date; provided that we provide notice to Alter Domus (US) LLC, as administrative agent for the lenders (the “Administrative Agent”), and the amount is accompanied by the applicable prepayment premium, if any. Prepayments of the Term Loan are required to be accompanied by a premium of 5% of the principal amount so prepaid if made prior to the first anniversary of the Closing Date, 3% if made on and after the first anniversary but prior to the second anniversary of the Closing Date, 1% if made after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, and 0% if made on or after the third anniversary of the Closing Date. If the Term Loan is accelerated following the occurrence of an event of default, Legacy Dragonfly is required to immediately pay to lenders the sum of all obligations for principal, accrued interest, and the applicable prepayment premium.

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In addition to the foregoing, Legacy Dragonfly is required to prepay the Term Loan with the net cash proceeds of certain asset sales and casualty events (subject to certain customary exceptions), with the net cash proceeds of the issuance of indebtedness that is not otherwise permitted to be incurred under the Term Loan Agreement, upon the receipt of net cash proceeds from an equity issuance in an amount equal to 25% of such net cash proceeds, and commencing with the fiscal year ending December 31, 2023, with the excess cash flow for each such fiscal year in an amount equal to either 25% or 50% of such excess cash flow depending on the senior leverage ratio of the consolidated company less the amount of any voluntary prepayments made during such fiscal year.

Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by us and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto as guarantors. Pursuant to the Term Loan Agreement, the Administrative Agent was granted a security interest in substantially all of the personal property, rights and assets of us and Legacy Dragonfly to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, we entered into a Pledge Agreement (the “Pledge Agreement”) pursuant to which we pledged to the Administrative Agent our equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.

The Term Loan Agreement contains affirmative and restrictive covenants and representations and warranties. We and our subsidiaries are bound by certain affirmative covenants setting forth actions that are required during the term of the Term Loan Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, we, Legacy Dragonfly and each of our subsidiaries that are guarantors will be bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Term Loan Agreement without prior written consent, including, without limitation, incurring certain additional indebtedness, consummating certain mergers, acquisitions or other business combination transactions, and incurring any non-permitted lien or other encumbrance on assets. The Term Loan Agreement also contains other customary provisions, such as confidentiality obligations and indemnification rights for the benefit of the administrative agent and lenders. The Term Loan Agreement contains financial covenants requiring the credit parties to (a) maintain minimum liquidity (generally, the balance of unrestricted cash and cash equivalents in our account that is subject to a control agreement in favor of the Administrative Agent) of at least $10,000,000 as of the last day of each fiscal month commencing with the fiscal month ending December 31, 2022, (b) if the daily average liquidity for any fiscal quarter ending on December 31, 2022, March 31, 2023, June 30, 2023, or September 30, 2023 is less than $17,500,000 and for each fiscal quarter thereafter (commencing with the fiscal quarter ending December 31, 2023), maintain a senior leverage ratio (generally, aggregate debt minus up to $500,000 of unrestricted cash of Chardan and its subsidiaries divided by consolidated EBITDA for the trailing twelve month period just ended) of not more than 6.75 to 1.00 for fiscal quarters ending December 31, 2022 to March 31, 2023, 6.00 to 1.00 for fiscal quarters ending June 30, 2023 to September 30, 2023, 5.00 to 1.00 for fiscal quarters ending December 1, 2023 to March 31, 2024, 4.00 to 1.00 for fiscal quarters ending June 30, 2024 to September 30, 2024, 3.25 to 1.00 for fiscal quarters ending December 31, 2024 to March 31, 2025, and 3.00 to 1.00 for fiscal quarters ending June 30, 2025 and thereafter, (c) if liquidity is less than $15,000,000 as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), maintain a fixed charge coverage ratio for the trailing four fiscal quarter period of no less than 1.15:1.00 as of the last day of such fiscal quarter, and (d) if consolidated EBITDA is less than $15,000,000 for any trailing twelve month period ending on the last day of the most recently completed fiscal quarter, cause capital expenditures to not exceed $500,000 for the immediately succeeding fiscal quarter (subject to certain exceptions set forth in the Term Loan Agreement).

Warrant Agreements

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, we issued (i) penny warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 2,593,056 shares at an exercise price of $0.01 per share, which was equal to approximately 5.6% of common stock calculated on an agreed fully diluted outstanding basis on the issuance date (the “Penny Warrants”), and (ii) warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 1,600,000 shares of our common stock at an exercise price of $10.00 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Warrants”).

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The Penny Warrants have an exercise period of 10 years from the date of issuance. As of September 18, 2023, 1,996,323 shares of common stock have been issued upon the exercise of Penny Warrants and 593,056 shares of common stock are currently issuable upon the exercise of outstanding Penny Warrants.

The $10 Warrants had an exercise period of five years from the date of issuance and had customary cashless exercise provisions. As of December 31, 2022, the $10 Warrants have been exercised in full and are no longer outstanding.

The Penny Warrants have, and the $10 Warrants had, specified anti-dilution protection against subsequent equity sales or distributions, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to the ChEF Equity Facility (as defined below) (or replacement thereof) sold at a per share price above $5.00.

The shares issued or issuable upon exercise of the Warrants have customary registration rights, which are contained in the respective forms of the Warrants, requiring us to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Warrants.

ChEF Equity Facility

Consistent with the equity facility letter agreement between Legacy Dragonfly and CCM 5, we entered into the Purchase Agreement and the Registration Rights Agreement (the “ChEF RRA”) with CCM in connection with the Closing. Pursuant to and on the terms of the Purchase Agreement, we have the right to sell and direct CCM to purchase an amount of shares of our common stock over the term of the ChEF Equity Facility. In addition, we appointed LifeSci Capital, LLC as a “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement.

Under the terms of the Purchase Agreement, CCM is not be obligated to (but may, at its option, choose to) purchase shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (i) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9%, (ii) a number of shares that would cause the aggregate purchase price on the applicable VWAP Purchase Date (as defined in the Purchase Agreement) for such purchases to exceed $3 million and (iii) a number of shares that would equal 20% of the total number of shares of common stock that would count towards VWAP on the applicable Purchase Date of such purchase. As of September 18, 2023, 98,500 shares have been issued pursuant to the Purchase Agreement with CCM for aggregate net proceeds to us of $670,593.

The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which shares of common stock are sold to CCM. To the extent we sell shares of our common stock under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and other general corporate purposes.

CCM is an affiliate of the Sponsor. In light of the beneficial ownership limitation set forth above, the Sponsor has agreed that the private placement warrants held by Chardan NexTech 2 Warrant Holdings, also an affiliate of the Sponsor, may not be exercised to the extent an affiliate of the Sponsor (including CCM) is deemed to beneficially own, or it would cause such affiliate to be deemed to beneficially own, more than 7.5% of our common stock.

In addition, pursuant to the ChEF RRA, we have agreed to provide CCM with certain registration rights with respect to the shares of common stock issued subject to the Purchase Agreement.

Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) the 36-month anniversary of the later of the effective date of the Initial Registration Statement (as defined in the Purchase Agreement), (ii) the date on which CCM shall have purchased the total commitment pursuant to the Purchase Agreement, (iii) the date on which our common stock fails to be listed or quoted on Nasdaq or any successor market and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

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Related Agreements

Concurrently with the execution of the Business Combination Agreement, CNTQ, Legacy Dragonfly and the Sponsor entered into a sponsor support agreement.

Indemnification of Directors and Officers

On the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

Registration Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination Agreement, we entered into the Amended and Restated Registration Rights Agreement (the “Insider Registration Rights Agreement”) with the Sponsor, CNTQ’s officers, directors, initial stockholders, CCM and Warrant Holdings, an affiliate of the Sponsor (collectively, the “Insiders”) and certain Legacy Dragonfly stockholders for the registration of certain securities held by the Insiders.

Other Agreements

On January 1, 2022, we entered into an asset purchase agreement (the “Bourns APA”) with Bourns Productions, Inc., a Nevada corporation (“Bourns Production”), pursuant to which we acquired machinery, equipment and a lease for a podcast studio from Bourns Production as set forth in the Bourns APA for a purchase price of approximately $197,000, which was the approximated fair market value. Tyler Bourns, who has served as our Chief Marketing Officer since November 2022, is the owner and president of Bourns Productions.

On April 4, 2022, we entered into an asset purchase agreement (“TJC APA”) with Thomason Jones Company, LLC, a Washington limited liability company (“TJC”), pursuant to which we acquired intellectual property rights and inventory for a purchase price of approximately $444,000 which was the approximated fair market value. William Thomason and Richard Jones, our engineer and sales representatives, each of whom he hired in connection with the entry into the TJC APA, are the managing members of TJC.

On November 4, 2022, we announced that Sean Nichols, our former Chief Operating Officer, would be leaving the Company to pursue other interests. His last day of employment was November 7, 2022 (the “Separation Date”). On October 25, 2022, we entered into a separation and release agreement with Mr. Nichols that became effective and fully irrevocable on November 2, 2022, which was subsequently amended on November 14, 2022 (as amended, the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Nichols received a cash payment of $100,000 in one installment in December 2022 and is entitled to receive a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by us will fully vest and, in the case of options, will be exercisable for 12 months following the Separation Date. The Separation Agreement also provides that we will pay a portion of Mr. Nichols’ premiums to continue participation in our health insurance plans for up to 18 months following the Separation Date. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of us, including non-competition and non-solicitation covenants for 12 months following the Separation Date.

On February 24, 2023, we entered into the First Amended and Restated Employment Agreement (the “Restated Agreement”) with John Marchetti, our Chief Financial Officer. The Restated Agreement amended and restated the employment agreement, dated October 11, 2022, by and between us and Mr. Marchetti (the “Original Agreement”). The Restated Agreement provides that Mr. Marchetti will receive a minimum annual bonus of $175,000 for the fiscal year ending December 31, 2023. All other terms of the Restated Agreement remain the same as the Original Agreement.

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On March 5, 2023, we issued an unsecured convertible promissory note (the “Note”) in the principal amount of $1.0 million (the “Principal Amount”) to Brian Nelson, one of our directors, in a private placement in exchange for cash in an equal amount. The Note became due and payable in full on April 1, 2023. We were also obligated to pay $100,000 (the “Loan Fee”) to Mr. Nelson on April 4, 2023. We paid the Principal Amount and the Loan Fee in full on April 1, 2023 and April 4, 2023, respectively.

On March 29, 2023, we obtained a waiver from our Administrative Agent and Term Loan Lenders of our failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023.

June 2023 Offering

On June 20, 2023, we entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which we sold to the Underwriters, in a firm commitment underwritten public offering (the “June 2023 Public Offering”), an aggregate of (i) 10,000,000 shares of our common stock, par value $0.0001, and (ii) accompanying warrants to purchase up to 10,000,000 shares of common stock (the “Investor Warrants”), at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) warrants to purchase up to an aggregate of 570,250 shares of common stock (the “Underwriters’ Warrants”). In addition, we granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of common stock at the public offering price per security, less underwriting discounts and commissions.

The Investor Warrants are exercisable for five years from the closing date of the June 2023 Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock. The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the June 2023 Offering. As part of the June 2023 Offering, the Underwriters partially exercised their over-allotment option in the amount of 1,405,000 shares of common stock and Investor Warrants to purchase 1,405,000 shares of common stock. The June 2023 Offering closed on June 22, 2023. The aggregate net proceeds from this offering, including the partial overallotment option, was approximately $21.1 million.

Nevada Reincorporation

On March 31, 2023 (the “Effective Date”), we changed our state of incorporation from the State of Delaware to the State of Nevada (the “Reincorporation”) pursuant to a plan of conversion dated March 30, 2023 (the “Plan of Conversion”). The Reincorporation was accomplished by filing: (i) a certificate of conversion with the Secretary of State of the State of Delaware; (ii) articles of conversion with the Secretary of State of the State of Nevada; and (iii) articles of incorporation (the “Articles of Incorporation”) with the Secretary of State of the State of Nevada. In connection with the Reincorporation, our board of directors adopted new bylaws in the form attached to the Plan of Conversion (the “Bylaws”).

The Reincorporation was previously submitted to a vote of, and approved by, the Company’s stockholders at a special meeting of stockholders held on February 28, 2023 (the “Special Meeting”). The Reincorporation did not affect any of our material contracts with any third parties, and our rights and obligations under those material contractual arrangements continue to be rights and obligations of us after the Reincorporation. The Reincorporation did not result in any change in our business, jobs, management, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation). Pursuant to the Plan of Conversion, our issued and outstanding shares of common stock were automatically converted and certificates representing shares of common stock automatically represented shares of common stock of the reincorporated company as of the Effective Date.

Recent Developments

On April 26, 2023, we entered into a separation and release of claims agreement with our Chief Legal Officer (“CLO”). As consideration for the CLO’s execution of the agreement, we agreed to pay the employee wages and benefits divided into 24 monthly payments commencing on June 1, 2023, and all outstanding equity-based compensation awards to become fully vested and exercisable. The CLO had three months from the termination date to exercise her outstanding options. The three-month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

On August 20, 2023, upon mutual agreement between the Company and Mr. Marchetti, Mr. Marchetti resigned from his position as the Company’s Chief Financial Officer. Mr. Marchetti will continue in the role of Senior Vice President, Operations. In connection with Mr. Marchetti’s resignation, on August 20, 2023, our board of directors appointed Denis Phares, the Company’s President, Chief Executive Officer, and Chairman of our board of directors, to succeed Mr. Marchetti as the Company’s interim Chief Financial Officer. Dr. Phares will continue his duties as President, Chief Executive Officer, and Chairman of our board of directors. The Company intends to commence a search for a full time Chief Financial Officer.

As of September 18, 2023, 98,500 shares have been issued under the ChEF Equity Facility for aggregate net proceeds to us of $670,593.

Corporate Information

The mailing address of our principal executive office is 1190 Trademark Dr. #108, Reno, Nevada 89521, and our telephone number is (775) 622-3448. On March 31, 2023, we effected the Reincorporation from the State of Delaware into the State of Nevada.

We file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained, free of charge, by visiting the SEC’s website at www.sec.gov that contains all of the reports, proxy and information statements, and other information that we electronically file or furnish to the SEC. We also maintain a website at www.dragonflyenergy.com where we make available the proxy statements, press releases, registration statements and reports on Forms 3, 4, 8-K, 10-K and 10-Q that we (and in the case of Section 16 reports, our insiders) file with the SEC. These forms are made available as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Press releases are also issued via electronic transmission to provide access to our financial and product news, and we provide notification of and access to voice and internet broadcasts of our quarterly and annual results. Our website also includes investor presentations and corporate governance materials.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the completion of the Business Combination, the financial statements of Legacy Dragonfly are now the financial statements of us. Prior to the Business Combination, we had no operating assets but, upon consummation of the Business Combination, the business and operating assets of Legacy Dragonfly acquired by us became our sole business and operating assets. Accordingly, the financial statements of Legacy Dragonfly and their respective subsidiaries as they existed prior to the Business Combination and reflecting the sole business and operating assets of the Company going forward, are now the financial statements of us.

All statements other than statements of historical fact included in this section regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward- looking statements as a result of certain factors detailed herein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.

Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to our plans and strategy for our business include forward-looking statements that involve risks, uncertainties and assumptions. You should read the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including RV, marine vessel, and solar and off-grid industries, with disruptive solid-state cell technology currently under development.

Since 2020, we have sold over 266,000 batteries. For the quarters ended June 30, 2023 and 2022, we sold 20,966 and 21,651 batteries, respectively, and had $19.3 million and $21.6 million in net sales, respectively. We currently offer a line of batteries across our “Battle Born” and “Dragonfly Energy” brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. We primarily sell “Battle Born” branded batteries DTC and “Dragonfly Energy” branded batteries to OEMs.

Our increased total sales are a reflection of strong growth in OEM sales and Wakespeed products, partially offset by a decline in DTC sales. Our RV OEM customers currently include Keystone, THOR, Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMs to further increase adoption of our products. Related efforts include seeking to have RV OEMs “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales.

We currently source the lithium iron phosphate cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

To supplement our battery offerings, we our line of proprietary Wakespeed alternator regulation products which are necessary to ensure that the alternator does not get unduly stressed during the current delivery to the batteries and that the current delivery remains within the operating limits of the onboard battery bank. In addition to its own accessors, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers, solar panels and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power.

In addition to our conventional LFP batteries, we are currently developing the next generation of LFP solid-state cells. Since our founding, we have been developing proprietary battery cell manufacturing processes and solid-state battery cell technology for which we have issued patents and pending patent applications, where appropriate. Solid-state lithium-ion technology eliminates the use of a liquid electrolyte, which addresses the residual heat and flammability issues arising from lithium-ion batteries. The unique competitive advantage of our cell manufacturing process is highlighted by our dry deposition technology, which completely displaces the need for toxic solvents in the manufacturing process and allows for the rapid and scalable production of chemistry-agnostic cells. Additionally, our internal production of battery cells will streamline our supply chain, allowing us to vertically integrate our cells into our batteries, thereby lowering our production costs.

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The Business Combination

On October 7, 2022, or the Closing Date, we consummated the Business Combination. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger and becoming a wholly-owned direct subsidiary of CNTQ. Thereafter, Merger Sub ceased to exist and CNTQ was renamed Dragonfly Energy Holdings Corp. Legacy Dragonfly is deemed the accounting acquirer, which means that Legacy Dragonfly’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC. Following the Business Combination, our business is the business of Legacy Dragonfly.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, CNTQ was treated as the acquired company for financial statement reporting purposes.

ChEF Equity Facility

We have the ChEF Equity Facility. We have chosen to be conservative because of the performance of our common stock in February and March 2023. Much of this was due to the low public float, low institutional interest (since we are pre-lockup expiration), and low visibility of the Company in general. Moving forward, after the lockup expiration, we intend to market more heavily to institutions and expect the trading volume to increase and the stock price to stabilize. Under these conditions, we intend to use the ChEF Equity Facility to help maintain minimum cash balances required by the lenders as we continue to execute on growing the business through product releases, customer/market expansion, and R&D milestones. We expect to use the ChEF Equity Facility as a regular source of funds over the next twelve months as the lock-up on shares expires and our available share balance increases, allowing for more consistent purchases under the ChEF Equity Facility. Use of the ChEF Equity Facility may adversely affect us, including the market price of our common stock and future issuances may be dilutive to existing stockholders.

June 2023 Offering

On June 20, 2023, we entered into the Underwriting Agreement with the Underwriters, pursuant to which we sold to the Underwriters, in a firm commitment underwritten public offering, or the June 2023 Offering, an aggregate of (i) 10,000,000 shares of common stock, par value $0.0001 and (ii) Investor Warrants to purchase up to 10,000,000 shares of common Stock, at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) Underwriters’ Warrants to purchase up to an aggregate of 570,250 shares of common stock. In addition, we granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions.

The Investor Warrants are exercisable for five years from the closing date of the Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock. The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the Offering. As part of the June 2023 Offering, the Underwriters partially exercised their over-allotment option in the amount of 1,405,000 shares of Common Stock and Investor Warrants to purchase 1,405,000 shares of common stock. The June 2023 Offering closed on June 22, 2023. The aggregate net proceeds from the June 2023 Offering, including the partial overallotment option, was approximately $21.1 million.

As of June 30, 2023, we had cash totaling $33.0 million. Our net loss for the quarter ended June 30, 2023 and 2022 was $11.7 million and $1.5 million, respectively. As a result of being a publicly traded company, we continue to need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. As discussed under “—Liquidity and Capital Resources” below we expect that we will need to raise additional funds, including through the use of the ChEF Equity Facility and the issuance of equity, equity-related or debt securities or by obtaining additional credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects.

Key Factors Affecting Our Operating Results

Our financial position and results of operations depend to a significant extent on the following factors:

End Market Consumers

The demand for our products ultimately depends on demand from consumers in our current end markets. We generate sales through (1) DTC and (2) through OEMs, particularly in the RV market.

An increasing proportion of our sales has been and is expected to continue to be derived from sales to RV OEMs, driven by continued efforts to develop and expand sales to RV OEMs with whom we have longstanding relationships. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. Therefore, future RV OEM sales will be subject to risks and uncertainties, including the number of RVs these OEMs manufacture and sell, which in turn may be driven by the expectations these OEMs have around end market consumer demand.

Demand from end market consumers is impacted by a number of factors, including travel restrictions, fuel costs and energy demands (including an increasing trend towards the use of green energy), as well as overall macro-economic conditions. Sales of our batteries have benefited from the increased adoption of the RV lifestyle, the demand for and inclusion of additional appliances and electronics in RVs, and the accelerating trend of solar power adoption among RV customers. However, in recent months rising fuel costs and other macro-economic conditions, such as inflation and rising interest rates, have caused a downward shift in decisions taken by end market consumers around spending in the RV market and in July of 2023, we were notified by our largest RV OEM customer that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While this customer is not moving to a different solution or competitor, we do expect this change in strategy to have a material limiting effect on our revenue throughout the remainder of 2023.

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Our strategy includes plans to expand into new end markets that we have identified as opportunities for our LFP batteries, including industrial, rail, specialty and work vehicles, material handling, solar integration, and emergency and standby power, in the medium term, and data centers, telecom and distributed on-grid storage in the longer term. We believe that our current LFP batteries and, eventually, our solid-state batteries, will be well-suited to supplant traditional lead-acid batteries as a reliable power source for the variety of low power density uses required in these markets (such as powering the increasing number of on-board tools needed in emergency vehicles). The success of this strategy requires (1) continued growth of these addressable markets in line with our expectations and (2) our ability to successfully enter these markets. We expect to incur significant marketing costs understanding these new markets, and researching and targeting customers in these end markets, which may not result in sales. If we fail to execute on this growth strategy in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets.

Supply

We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward. Our close working relationships with our China-based LFP cell suppliers, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and order and receive delivery of cells in anticipation of required demand, has helped us moderate increased supply-related costs associated with inflation, currency fluctuations and U.S. government tariffs imposed on our imported battery cells and to avoid potential shipment delays. To mitigate against potential adverse production events, we opted to build our inventory of key components, such as battery cells. However, as many of the supply chain challenges and delays that were prevalent over the last several years have eased, the Company is now actively working down its inventory to more appropriate safety stock levels.

As a result of our battery chemistry and active steps we have taken to manage our inventory levels, we have not been subject to the shortages or price impacts that have been present for manufacturers of nickel manganese cobalt and nickel cobalt aluminum batteries. As we look toward the production of our solid-state cells, we have signed a Commercial Offtake Agreement with a lithium mining company located in Nevada for the supply of lithium, which we expect will enable us to further manage our cost of goods over time.

Product and Customer Mix

Our product sales consist of sales of seven different models of LFP batteries, along with accessories for battery systems (individually or bundled). These products are sold to different customer types (e.g., consumers, OEMs and distributors) and at different prices and involve varying levels of costs. In any particular period, changes in the mix and volume of particular products sold and the prices of those products relative to other products will impact our average selling price and our cost of goods sold. Despite our work to moderate increased supply-related costs, the price of our products may also increase as a result of increases in the cost of components due to inflation, currency fluctuations and tariffs. OEM sales typically result in lower average selling prices and related margins, which could result in margin erosion, negatively impact our growth or require us to raise our prices. However, this reduction is typically offset by the benefits of increased sales volumes. Sales of third-party sourced accessories typically have lower related margin. We expect accessory sales to increase as we further develop full-system design expertise and product offerings and consumers increasingly demand more sophisticated systems, rather than simple drop-in replacements. In addition to the impacts attributable to the general sales mix across our products and accessories, our results of operations are impacted by the relative margins of products sold. As we continue to introduce new products at varying price points, our overall gross margin may vary from period to period as a result of changes in product and customer mix.

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Production Capacity

All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We currently operate three LFP battery production lines. Consistent with our operating history, we plan to continue to automate additional aspects of our battery production lines. Our existing facility has the capacity to add up to four additional LFP battery production lines and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. Although our automation efforts are expected to reduce our costs of goods, we may not fully recognize the anticipated savings when planned and could experience additional costs or disruptions to our production activities.

In addition, we have entered into a lease for an additional 390,240 square foot warehouse in Reno, Nevada, which is expected to be completed in early 2024. This facility, combined with our existing facility, will allow further scaling of our increasingly automated battery pack assembly capabilities, expand our warehousing space, and allow for deployment of our solid-state cell manufacturing.

Competition

We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid-state cells, we will experience competition with a wider range of companies. These competitors may have greater resources than we do, and may be able to devote greater resources to the development of their current and future technologies. Our competitors may be able to source materials and components at lower costs, which may require us to evaluate measures to reduce our own costs, lower the price of our products or increase sales volumes in order to maintain our expected levels of profitability.

Research and Development

Our research and development is primarily focused on the advanced manufacturing of solid-state lithium-ion batteries using an LFP catholyte, a solid electrolyte and an intercalation-based anolyte (intercalation being the reversible inclusion of a molecule or ion into layered solids). The next stage in our technical development is to construct the battery to optimize performance and longevity to meet and exceed industry standards for our target storage markets. Ongoing testing and optimizing of more complicated batteries incorporating layered pouch cells will assist us in determining the optimal cell chemistry to enhance conductivity and increase the number of cycles (charge and discharge) in the cell lifecycle. This is expected to require significant additional expense, and we may need to raise additional funds to continue these research and development efforts.

Components of Results of Operations

Net Sales

Net sales is primarily generated from the sale of our LFP batteries to OEMs and consumers, as well as chargers and other accessories, either individually or bundled.

Cost of Goods Sold

Cost of goods sold includes the cost of cells and other components of our LFP batteries, labor and overhead, logistics and freight costs, and depreciation of manufacturing equipment.

Gross Profit

Gross profit, calculated as net sales less cost of goods sold, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix and customer mix.

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Operating Expenses

Research and development

Research and development costs include personnel-related expenses for scientists, experienced engineers and technicians as well as the material and supplies to support the development of new products and our solid-state technology. As we work towards completing the development of our solid-state lithium-ion cells and the manufacturing of batteries that incorporate this technology, we anticipate that research and development expenses will increase significantly for the foreseeable future as we continue to invest in product development and optimizing and producing solid-state cells.

General and administrative

General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, and information technology organizations, certain facility costs, and fees for professional services.

Selling and marketing

Selling and marketing costs include outbound freight, personnel-related expenses, as well as trade show, industry event, marketing, customer support, and other indirect costs. We expect to continue to make the necessary sales and marketing investments to enable the execution of our strategy, which includes expanding into additional end markets.

Total Other (Expense) Income

Other income (expense) consists primarily of interest expense, the change in fair value of the warrant liability and amortization of debt issuance costs.

Results of Operations

Comparisons for the Three months ended June 30, 2023 and June 30, 2022

The following table sets forth our results of operations for the three months ended June 30, 2023, and June 30, 2022. This data should be read together with our financial statements and related notes included elsewhere in this Quarterly Report, and is qualified in its entirety by reference to such financial statements and related notes.

	Three months ended June 30,
	2023	% Net Sales	2022	% Net Sales
	(in thousands)
Net Sales	$19,274	100.0	$21,622	100.0
Cost of Goods Sold	15,176	78.7	14,594	67.5
Gross profit	4,098	21.3	7,028	32.5
Operating expenses
Research and development	1,067	5.5	859	4.0
General and administrative	7,614	39.5	3,816	17.6
Sales and marketing	3,808	19.8	2,881	13.3
Total Operating expenses	12,489	64.8	7,556	34.9
Loss From Operations	(8,391)	(43.5)	(528)	(2.4)
Other Income (Expense)
Interest expense, net	(4,113)	(21.3)	(1,228)	(5.7)
Change in fair market value of warrant liability	804	4.2	—	—
Total Other Expense	(3,309)	(17.2)	(1,228)	(5.7)
Loss Before Taxes	(11,700)	(60.7)	(1,756)	(8.1)
Income Tax Benefit	—	—	(287)	(1.3)
Net Loss	$(11,700)	(60.7)	$(1,469)	(6.8)

	Three months ended June 30,
	2023	2022
	(in thousands)
Retailer	5,829	11,850
Distributor	4,143	2,534
DTC	9,972	14,384
% Net Sales	51.7	66.5
OEM	9,302	7,238
% Net Sales	48.3	33.5
Net Sales	$19,274	21,622

Net Sales

Net sales decreased by $2.3 million, or 10.9%, to $19.3 million for the three months ended June 30, 2023, as compared to $21.6 million for the quarter ended June 30, 2022. This decrease was primarily due to lower DTC battery and accessory sales partially offset by higher OEM sales. For the quarter ended June 30, 2023, OEM revenue increased by $2.1 million as a result of increased adoption of our products by new and existing customers, several of whom have begun to “design in” our batteries in various RV models as original equipment or have increased purchases in response to end-customer demand for safer, more efficient batteries and as a replacement for traditional lead-acid batteries. In July of 2023, we were notified by our largest RV OEM customer that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While this customer is not moving to a different solution or competitor, we do expect this change in strategy to have a material limiting effect on our revenue throughout the remainder of 2023. DTC revenue decreased by $4.4 million as a result of decreased customer demand for our products due to rising interest rates and inflation.

Cost of Goods Sold

Cost of revenue increased by $0.6 million, or 4.0%, to $15.2 million for the three months ended June 30, 2023, as compared to $14.6 million for the quarter ended June 30, 2022. This increase was primarily due to higher material costs associated with consuming higher priced inventory.

Gross Profit

Gross profit decreased by $2.9 million, or 41.7%, to $4.1 million for the three months ended June 30, 2023, as compared to $7.0 million for the quarter ended June 30, 2022. The decrease in gross profit was primarily due to a change in revenue mix that included a larger percentage of lower margin OEM sales and a lower percentage of higher margin DTC sales, combined with the aforementioned increase in material costs.

Research and Development Expenses

Research and development expenses increased by $0.2 million or 24.2%, to $1.1 million for the three months ended June 30, 2023, as compared to $0.9 million for the quarter ended June 30, 2022. The increase was primarily due to higher patent expenses, increase wages associated with increased headcount, and higher materials and supply costs associated with development work.

General and Administrative Expenses

General and administrative expenses increased by $3.8 million, or 99.5%, to $7.6 million for the three months ended June 30, 2023, as compared to $3.8 million for the quarter ended June 30, 2022. This increase was primarily due a $2.0 million increase in professional services, compliance, and insurance costs, a $0.7 million severance expense, and a $0.7 million increase in stock-based compensation costs.

Selling and Marketing Expenses

Sales and marketing expenses increased by $0.9 million, or 32.2%, to $3.8 million for the three months ended June 30, 2023, as compared to $2.9 million for the quarter ended June 30, 2022. This increase was primarily due to a $1.1 million increase in wage-related expenses primarily due to the addition of sales and marketing personnel to support growth in our existing end markets, as well as to drive growth in the new, adjacent end markets we are targeting. This increase was partially offset by lower shipping costs, due to the decline in DTC sales and change in revenue mix.

Total Other Expense

Other expense totaled $3.3 million for the quarter ended June 30, 2023 as compared to total other expense of $1.2 million for the quarter ended June 30, 2022. Other income in the quarter ended June 30, 2023 is comprised of $4.1 million in interest expense related to our debt securities, partially offset by a change in fair market value of our warrants in the amount of $0.8. The $1.2 million expense in the quarter ended June 30, 2022 was comprised of interest expense related to the senior secured notes of $45 million which were retired as a result of the Business Combination.

Income Tax (Benefit) Expense

There was no tax expense recorded for the quarter ended June 30, 2023, as compared to $0.3 million benefit for the quarter ended June 30, 2022. The income tax benefit of $0.3 million for the quarter ended June 30, 2022 was expected to be used against future tax obligations. Based on available evidence as of June 30, 2023, management believes it is more likely than not that some or all the deferred tax assets will not be realized. Accordingly, the Company established a 100% valuation allowance. As a result of the full valuation allowance, the Company did not record a tax benefit during the quarter ended June 30, 2023.

Net Loss

We generated a net loss of $11.7 million for the quarter ended June 30, 2023, as compared to a net loss of $1.5 million for the quarter ended June 30, 2022. As described above, this result was driven lower sales, increased cost of goods sold, higher operating expenses, and increased other expense.

Comparisons for the Six months ended June 30, 2023 and June 30, 2022

The following table sets forth our results of operations for the six months ended June 30, 2023, and June 30, 2022. This data should be read together with our financial statements and related notes included elsewhere in this Quarterly Report, and is qualified in its entirety by reference to such financial statements and related notes.

	Six months ended June 30,
	2023	% Net Sales	2022	% Net Sales
	(in thousands)
Net Sales	$38,065	100.0	$39,925	100.0
Cost of Goods Sold	29,224	76.8	27,402	68.6
Gross profit	8,841	23.2	12,523	31.4
Operating expenses
Research and development	1,947	5.1	1,198	3.0
General and administrative	17,109	44.9	7,442	18.6
Sales and marketing	7,992	21.0	5,973	15.0
Total Operating expenses	27,048	71.1	14,613	36.6
(Loss) From Operations	(18,207)	(47.8)	(2,090)	(5.2)
Other Income (Expense)
Interest expense, net	(7,928)	(20.8)	(2,491)	(6.2)
Change in fair market value of warrant liability	19,327	50.8	—	—
Total Other Income (Expense)	11,399	29.9	(2,491)	(6.2)
(Loss) Before Taxes	(6,808)	(17.9)	(4,581)	(11.5)
Income Tax Benefit	—	—	(814)	(2.0)
Net Loss	$(6,808)	(17.9)	$(3,767)	(9.4)

	Six months ended June 30,
	2023	2022
	(in thousands)
Retailer	12,898	24,885
Distributor	7,111	4,621
DTC	20,009	29,506
% Net Sales	52.6	73.9
OEM	18,056	10,419
% Net Sales	47.4	26.1
Net Sales	$38,065	39,925

Net Sales

Net sales decreased by $1.9 million, or 4.7%, to $38.1 million for the six months ended June 30, 2023, as compared to $39.9 million for the six months ended June 30, 2022. This decrease was primarily due to lower DTC battery and accessory sales partially offset by higher OEM sales. For the six months ended June 30, 2023, OEM revenue increased by $7.6 million as a result of increased adoption of our products by new and existing customers, several of whom have begun to “design in” our batteries in various RV models as original equipment or have increased purchases in response to end-customer demand for safer, more efficient batteries and as a replacement for traditional lead-acid batteries. In July of 2023, we were notified by our largest RV OEM customer that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While this customer is not moving to a different solution or competitor, we do expect this change in strategy to have a material limiting effect on our revenue throughout the remainder of 2023. DTC revenue decreased by $9.5 million as a result of decreased customer demand for our products due to rising interest rates and inflation.

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Cost of Goods Sold

Cost of revenue increased by $1.8 million, or 6.6%, to $29.2 million for the six months ended June 30, 2023, as compared to $27.4 million for the six months ended June 30, 2022. This increase was primarily due to higher material costs associated with consuming higher priced inventory.

Gross Profit

Gross profit decreased by $3.7 million, or 29.4%, to $8.8 million for the six months ended June 30, 2023, as compared to $12.5 million for the six months ended June 30, 2022. The decrease in gross profit was primarily due to a change in revenue mix that included a larger percentage of lower margin OEM sales and a lower percentage of higher margin DTC sales, combined with the aforementioned higher material costs.

Research and Development Expenses

Research and development expenses increased by $0.7 million or 62.5%, to $1.9 million for the six months ended June 30, 2023, as compared to $1.2 million for the six months ended June 30, 2022. The increase was primarily due increased wages in the amount of $0.4 million associated with higher headcount, higher patent expenses, and higher materials and supply costs associated with development work.

General and Administrative Expenses

General and administrative expenses increased by $9.7 million, or 129.9%, to $17.1 million for the six months ended June 30, 2023, as compared to $7.4 million for the six months ended June 30, 2022. This increase was primarily due a $4.1 million increase in stock-based compensation costs, a $3.9 million increase in professional services, compliance, and insurance costs, a $0.7 million severance expense, and increased wages associated with higher headcount in the amount of $0.5 million.

Selling and Marketing Expenses

Sales and marketing expenses increased by $2.0 million, or 33.8%, to $8.0 million for the six months ended June 30, 2023, as compared to $6.0 million for the six months ended June 30, 2022. This increase was primarily due to a $2.7 million increase in wage-related expenses. This increase was partially offset by lower shipping costs, due to the decline in DTC sales and change in revenue mix.

Total Other Income (Expense)

Other income totaled $11.4 million for the six months ended June 30, 2023 as compared to total other expense of $2.5 million for the six months ended June 30, 2022. Other income for the six months ended June 30, 2023 is comprised of a change in fair market value of our warrants in the amount of $19.3 million offset by $7.9 million in interest expense related to our debt securities. The $2.5 million expense in for the six months ended June 30, 2022 was comprised of interest expense related to the senior secured notes of $45 million which were retired as a result of the Business Combination.

Income Tax (Benefit) Expense

There was no tax expense recorded for the six months ended June 30, 2023, as compared to a $0.8 million benefit for the six months ended June 30, 2022. The income tax benefit of $0.8 million for the six months ended June 30, 2022 was expected to be used against future tax obligations. Based on available evidence as of June 30, 2023, management believes it is more likely than not that some or all the deferred tax assets will not be realized. Accordingly, the Company established a 100% valuation allowance. As a result of the full valuation allowance, the Company did not record a tax benefit during the six months ended June 30, 2023.

Net Loss

We generated a net loss of $6.8 million for the six months ended June 30, 2023, as compared to net loss of $3.8 million for the six months ended June 30, 2022. As described above, this result was driven primarily by lower sales, increased cost of goods sold, higher operating expenses, partially offset by increased other income (primarily as a result of a change in fair market value of warrants).

Comparisons for the Years Ended December 31, 2022 and 2021

The following table sets forth our results of operations for the years ended December 31, 2022 and 2021. This data should be read together with our financial statements and related notes included elsewhere in this Registration Statement, and is qualified in its entirety by reference to such financial statements and related notes.

	Years ended December 31,
	2022	% Net Sales	2021	% Net Sales
	(in thousands)
Net Sales	$86,251	100.0	$78,000	100.0
Cost of Goods Sold	62,247	72.2	48,375	62.0
Gross profit	24,004	27.8	29,625	38.0
Operating expenses
Research and development	2,764	3.2	2,689	3.4
General and administrative	41,566	48.2	10,621	13.6
Sales and marketing	13,671	15.9	9,848	12.6
Total Operating expenses	58,001	67.2	23,158	29.7
(Loss) Income From Operations	(33,997)	(39.4)	6,467	8.3
Other Income (Expense)
Other income	40	0.0	1	0.0
Interest expense, net	(6,945)	(8.1)	(519)	(0.7)
Change in fair market value of warrant liability	5,446	6.3	—	—
Debt extinguishment	(4,824)	(5.6)	—	—
Total Other Expense	(6,283)	(7.3)	(518)	(0.7)
(Loss) Income Before Taxes	(40,280)	(46.7)	5,949	7.6
Income Tax (Benefit) Expense	(709)	(0.8)	1,611	2.1
Net (Loss) Income	$(39,571)	(45.9)	$4,338	5.6

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	Years ended December 31,
	2022	2021
	(in thousands)
Retailer	43,344	59,042
Distributor	9,102	10,733
DTC	52,446	69,775
% Net Sales	60.8	89.5
OEM	33,805	8,225
% Net Sales	39.2	10.5
Net Sales	$86,251	$78,000

Net Sales

Net sales increased by $8.3 million, or 10.6%, to $86.3 million for the year ended December 31, 2022, as compared to $78.0 million for the year ended December 31, 2021. This increase was primarily due to higher OEM battery and accessory sales partially offset by lower DTC sales. For the year ended December 31, 2022, OEM revenue increased by $25.6 million as a result of increased adoption of our products by new and existing customers, several of whom have begun to “design in” our batteries in various RV models as original equipment or have increased purchases in response to end-customer demand for safer, more efficient batteries and as a replacement for traditional lead-acid batteries. DTC revenue decreased by $17.3 million as a result of decreased customer demand for our products due to rising interest rates and inflation.

Cost of Goods Sold

Cost of revenue increased by $13.9 million, or 28.7%, to $62.2 million for the year ended December 31, 2022, as compared to $48.4 million for the year ended December 31, 2021. This increase was primarily due to growth in the number of units sold resulting in an $11.6 million increase of product cost, a $2.2 million increase in overhead expense associated with the new manufacturing facility, and higher labor costs due to growth in our operations.

Gross Profit

Gross profit decreased by $5.6 million, or 19.0%, to $24.0 million for the year ended December 31, 2022, as compared to $29.6 million for the year ended December 31, 2021. The decrease in gross profit was primarily due to a change in revenue mix that included a larger percentage of lower margin OEM sales and a lower percentage of higher margin DTC sales, together with an increase in cost of goods sold as noted above.

Research and Development Expenses

Research and development expenses increased by $0.1 million, or 2.8%, to $2.8 million for the year ended December 31, 2022, as compared to $2.7 million for the year ended December 31, 2021. The increase was primarily due to higher wage expense partially offset by lower product certification, patent expense and costs for materials used in research and development.

General and Administrative Expenses

General and administrative expenses increased by $30.9 million, or 291.4%, to $41.6 million for the year ended December 31, 2022, as compared to $10.6 million for the year ended December 31, 2021. This increase was primarily due to expenses associated with the aforementioned Business Combination and professional fees in the amount of $23.4 million and a $6.3 million increase in costs associated with personnel needed for public company readiness. Other increases relate to compliance, insurance and system costs related to being a public company.

Selling and Marketing Expenses

Sales and marketing expenses increased by $3.8 million, or 38.8%, to $13.7 million for the year ended December 31, 2022, as compared to $9.8 million for the year ended December 31, 2021. This increase was primarily due to the addition of sales and marketing personnel to support growth in our existing end markets, as well as to drive growth in the new, adjacent end markets we are targeting, overhead costs associated with our larger manufacturing facility, increased shipping expenses due to higher volumes and price increases, and advertising and sponsorship growth.

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Total Other (Expense) Income

Other expense totaled $6.3 million for the year ended December 31, 2022 as compared to total other expense of $0.5 million for the year ended December 31, 2021. Other expense in 2022 is comprised primarily of interest expense of $3.7 million related to senior secured notes of $45 million and $3.2 million related to debt securities of $75 million. Debt extinguishment expense of $4.8 million due to the retirement of the $45 million in senior secured notes as a result of the Business Combination, partially offset by $5.4 million in the change of the fair market value of our warrants. Interest expense will increase significantly as a result of approximately $75.0 million in post-closing indebtedness following completion of the Business Combination.

Income Tax (Benefit) Expense

Income tax benefit was $0.7 million for the year ended December 31, 2022, as compared to $1.6 million expense for the year ended December 31, 2021. The income tax benefit reflects our expected use of losses in the period against future tax obligations. Management evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that we will not recognize the benefits of the deferred tax assets primarily due to us entering into a 3-year cumulative loss position. As a result, a full valuation allowance totaling $7.3 million was recorded as of December 31, 2022.

Net (Loss) Income

We experienced a net loss of $39.6 million for the year ended December 31, 2022, as compared to net income of $4.3 million for the year ended December 31, 2021. As described above, this result was driven primarily by higher sales offset by increased cost of goods sold, higher operating expenses (primarily as a result of the Business Combination) and increased other expense.

Critical Accounting Estimates

Our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Inventory Valuation

The Company periodically reviews physical inventory for excess, obsolete, and potentially impaired items and reserves. Any such inventory is written down to net realizable value. The reserve estimate for excess and obsolete inventory is dependent on expected future use and requires management judgement.

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Warrants

We apply relevant accounting guidance for warrants to purchase our stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, we follow guidance issued within ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classifications are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classifications are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified. See “Note 12—Warrants” in our accompanying consolidated financial statements for information on the warrants.

Equity-Based Compensation

We use the Black-Scholes option-pricing model to determine the fair value of option grants. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of our future share price, risk-free rates, future dividend yields and estimated forfeitures at the initial grant date. Restricted stock unit awards are valued based on the closing trading price of the Company’s common stock on the date of grant. Changes in assumptions used to estimate fair value could result in materially different results.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.

Non-GAAP Financial Measures

This Registration Statement includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income (expenses), income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for stock-based compensation, ERP implementation, promissory note forgiveness, and change in the fair market value of warrant liabilities. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.

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The table below presents our adjusted EBITDA, reconciled to net income (loss) for the three and six months ended June 30, 2023, and June 30, 2022.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net loss	$(11,700)	$(1,469)	$(6,808)	$(3,767)
Interest Expense	4,113	1,228	7,928	2,491
Taxes	—	(287)	—	(814)
Depreciation and Amortization	296	272	593	389
EBITDA	(7,291)	(256)	1,713	(1,701)
Adjusted for:
Stock-Based Compensation(1)	954	431	5,441	719
Separation Agreement(2)	720	—	720	—
June Offering Costs (3)	904	—	904	—
Promissory Note Forgiveness(4)	—	—	—	469
Change in fair market value of warrant liability (5)	(804)	—	(19,327)	—
Adjusted EBITDA	$(5,517)	$175	(10,549)	(513)

(1)	Stock-Based Compensation is comprised of costs associated with option and RSU grants made to our employees, consultants and board members.

(2)	Separation Agreement is comprised of $720 in cash severance associated with separation agreement dated April 26, 2023 between us and our former Chief Legal Officer.

(3)	June Offering Costs is comprised of fees and expenses, including legal, accounting, and other expenses associated with our secondary offering.

(4)	Promissory Note Forgiveness is comprised of the loan that was forgiven, prior to the Business Combination, in connection with the promissory note, with a maturity date of March 1, 2026, between us and John Marchetti, our former Chief Financial Officer.

(5)	Change in fair market value of warrant liabilities represents the change in fair value from January 1, 2023 through June 30, 2023.

The table below presents our adjusted EBITDA, reconciled to net (loss) income for the years ended December 31, 2022 and 2021.

	Years ended December 31,
	2022	2021
	(in thousands)
Net (loss) income	$(39,571)	$4,338
Interest Expense	6,945	519
Taxes	(709)	1,611
Depreciation and Amortization	891	617
EBITDA	(32,444)	7,085
Adjusted for:
Stock-Based Compensation(1)	2,467	734
ERP Implementation(2)	-	233
Promissory Note Forgiveness(3)	469	-
Loss on Disposal of Assets	56	124
Separation Agreement(4)	1,197	-
Business Combination Expenses(5)	21,337	294
Debt extinguishment (6)	4,824	-
Change in fair market value of warrant liability (7)	(5,446)	-
Adjusted EBITDA	$(7,540)	$8,470

(1)	Stock-Based Compensation is comprised of costs associated with option and RSU grants made to our employees, consultants and board members.

(2)	ERP Implementation is comprised of costs and expenses associated with our implementation of an Enterprise Resource Planning (ERP) system in anticipation of the Business Combination and becoming a public company.

(3)	Promissory Note Forgiveness is comprised of the loan that was forgiven, prior to the Business Combination, in connection with the promissory note, with a maturity date of March 1, 2026, between us and John Marchetti, our Chief Financial Officer.

(4)	Separation Agreement is comprised of $1.2 million in cash severance associated with the Separation Agreement, dated October 25, 2022, as amended on November 14, 2022, between us and Sean Nichols, our former Chief Operating Officer.

(5)	Business Combination Expenses is comprised of fees and expenses, including legal, accounting, and others associated with the Business Combination.

(6)	Debt extinguishment expenses are comprised of expenses incurred in connection with the early debt repayment of the Series 2021-6 Notes that occurred in conjunction with the Business Combination.

(7)	Change in fair market value of warrant liabilities represents the change in fair value from the date the warrants were issued through December 31, 2022.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. As of June 30, 2023, we had cash totaling $33 million.

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We expect our capital expenditures and working capital requirements to increase materially in the near future, as we continue our research and development efforts (particularly those related to solid-state lithium-ion battery development), expand our production lines, scale up production operations and look to enter into adjacent markets for our batteries (with operating expenses expected to increase across all major expense categories). We expect to deploy a significant amount of capital to continue our optimization and commercialization efforts dedicated to our solid-state technology development, as well as continued investment to automate and increase the production capacity of our existing assembly operation, expansion of our facilities and new strategic investments. To date, our focus has been on seeking to prove the fundamental soundness of our manufacturing techniques and our solid-state chemistry. Moving forward, our solid-state related investments will focus on chemistry optimization and establishing a pilot line for pouch cell production. Over the next two to three years, we expect to spend in excess of $50 million on solid-state development and cell manufacturing technologies. Our inventory balance at June 30, 2023 was $44.2 million, a decrease of $5.6 million, compared to $49.8 million at December 31, 2022.

We expect that we will need to raise additional funds, including through the use of the ChEF Equity Facility and the issuance of equity, equity-related or debt securities or by obtaining additional credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. Further, any future debt or equity financings may be dilutive to our current stockholders.

Financing Obligations and Requirements

On November 24, 2021, we issued $45 million of fixed rate senior notes, secured by among other things, a security interest in our intellectual property. As part of the Business Combination, we entered into the Term Loan, the proceeds of which were used to repay the $45 million fixed rate senior notes, and ChEF Equity Facility.

The Term Loan proceeds were used to: (i) support the Business Combination, (ii) prepay the fixed rate senior notes at closing of the Business Combination, (iii) pay fees and expenses in connection with the foregoing, (iv) to provide additional growth capital and (v) for other general/corporate purposes. The Term Loan will mature on October 7, 2026, or the Maturity Date, and will be subject to quarterly amortization of 5% per annum beginning 24 months after issuance. The definitive documents for the Term Loan incorporate certain mandatory prepayment events and certain affirmative and negative covenants and exceptions hereto. The financial covenants for the Term Loan include a maximum senior leverage ratio covenant, a minimum liquidity covenant, a springing fixed charge coverage ratio covenant, and a maximum capital expenditures covenant. On March 29, 2023, we obtained a waiver from our Administrative Agent and Term Loan Lenders of our failure to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. We were in compliance with the covenants as of June 30, 2023. However, it is probable that we will fail to meet these covenants within the next twelve months. In accordance with U.S. GAAP, we reclassified our notes payable from a long-term liability to a current liability. The Term Loan accrues interest (i) until April 1, 2023 at a per annum rate equal to adjusted SOFR is a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company. In each of the foregoing case, adjusted SOFR will be no less than 1%.

We may elect to prepay all or any portion of the amounts owed prior to the Maturity Date, provided that we provide notice to the Administrative Agent and the amount is accompanied by the applicable prepayment premium, if any. Prepayments of the Term Loan are required to be accompanied by a premium of 5% of the principal amount so prepaid if made prior to the October 7, 2023, 3% if made on and after October 7, 2023 but prior to October 7, 2024, 1% if made after October 7, 2024 but prior to October 7, 2025, and 0% if made on or after October 7, 2025. If the Term Loan is accelerated following the occurrence of an event of default, Legacy Dragonfly is required to immediately pay to lenders the sum of all obligations for principal, accrued interest, and the applicable prepayment premium.

Pursuant to the Term Loan Agreement, we have guaranteed the obligations of Legacy Dragonfly and such obligations will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto from time to time as guarantors. Also pursuant to the Term Loan Agreement, the Administrative Agent was granted a security interest in substantially all of the personal property, rights and assets of us as and Legacy Dragonfly to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, we entered into a Pledge Agreement pursuant to which we pledged to the Administrative Agent our equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement. At the closing of the Business Combination, we issued to the Term Loan Lenders (i) the Penny Warrants and (ii) the $10 Warrants.

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Pursuant to the Purchase Agreement, on the terms of and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, we will have the right from time to time at our option to direct CCM to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $150 million over the term of the ChEF Equity Facility. In connection with the ChEF Equity Facility, we are filing this registration statement registering the resale of up to 21,512,027 shares that may be resold into the public markets by CCM, which represents approximately 37% of the shares of our common stock outstanding as of September 18, 2023. During the year ended December 31, 2022, we did not sell any shares of our common stock under the ChEF Equity Facility. From January 1, 2023 to September 18, 2023, we issued and sold 98,500 shares of our common stock under this facility, resulting in net cash proceeds of $670,593. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher.

On March 5, 2023, we issued the Note in the Principal Amount of $1.0 million to Brian Nelson, one of our directors, in a private placement in exchange for cash in an equal amount. The Note became due and payable in full on April 1, 2023. We were also obligated to pay the Loan Fee in the amount of $100,000 to Mr. Nelson on April 4, 2023. The Principal Amount of the Note was paid in full on April 1, 2023 and the Loan Fee was paid in full on April 4, 2023.

We have also filed a registration statement registering the resale of up to 47,428,544 shares that may be resold and/or issued into the public markets, which represents approximately 81% of the 58,880,812 shares of our common stock outstanding as of September 18, 2023. The selling securityholders will determine the timing, pricing and rate at which they sell such shares into the public market. Although the current trading price of our common stock is below $10.00 per share, which was the sales price for units in the CNTQ IPO, certain of the selling security holders have an incentive to sell because they purchased shares and/or warrants at prices below the initial public offering price and/or below the recent trading prices of our securities. Additionally, while sales by such investors may experience a positive rate of return based on the trading price at the time they sell their shares, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the selling securityholders pursuant to such prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline.

In June 2023, we completed the June 2023 Offering, which provided net proceeds to us, including the partial over-allotment option exercise, of approximately $21.1 million.

Going Concern

For the year ended December 31, 2022, we incurred losses and had a negative cash flow from operations. As of December 31, 2022, we had approximately $17.8 million in cash and cash equivalents and working capital of $32.9 million. For the quarter ended June 30, 2023, we generated a net loss of $11.7 million and had a negative cash flow from operations. As of June 30, 2023, we had approximately $33.0 million in cash and cash equivalents and working capital of $30.6 million.

Under the Term Loan Agreement, we are obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures. On March 29, 2023, we obtained a waiver from our Administrative Agent and Term Loan Lenders of our failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. While the Company was in compliance with its covenants for the quarter ended June 30, 2023, it is probable that we will fail to meet these covenants within the next twelve months. It is probable that we will fail to meet these covenants within the next twelve months. If we are unable to comply with the financial covenants in our loan agreement, the Term Loan Lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our 2022 consolidated financial statements, with respect to this uncertainty.

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In addition, we may need to raise additional debt and/or equity financing to fund our operations and strategic plans and meet our financial covenants. We have historically been able to raise additional capital through issuance of equity and/or debt financing and we intend to use the ChEF Equity Facility and raise additional capital as needed. However, we cannot guarantee that we will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. Further, future debt or equity financings may be dilutive to our current stockholders.

Cash Flows for the Six months ended June 30, 2023, and June 30, 2022

	Six months ended June 30,
	2023	2022
Net Cash (used in)/provided by:	(in thousands)
Operating Activities	$(5,639)	$(19,912)
Investing activities	$(2,571)	$(4,819)
Financing activities	$23,381	$200

Operating Activities

Net cash used in operating activities was $5.6 million for six months ended June 30, 2023, primarily due to a net loss of $6.8 million and negative change of $19.3 million in the fair market value of our warrant liability during the period offset by lower inventory levels an increase in accounts payable and accrued expenses as a result of extended payments for the large influx of cells received late in 2022 and early 2023.

Net cash used in operating activities was $19.9 million for the six months ended June 30, 2022, primarily due to a net loss during the period in addition to an increase in inventory.

Investing Activities

Net cash used in investing activities was $2.6 million for the six months ended June 30, 2023, as compared to net cash used in investing activities of $4.8 million for the three months ended June 30, 2022. The decrease in cash used in investing activities was primarily due to a decrease in capital equipment expenses.

Financing Activities

Net cash provided by financing activities was $23.4 million for the six months ended June 30, 2023, as compared to net cash provided by financing activities of $0.2 million for the six months ended June 30, 2022, and was primarily due to net proceeds of $21.1 million from our June equity offering.

Cash Flows for the Years ended December 31, 2022 and 2021

	Years ended December 31,
	2022	2021
Net Cash provided by/(used in):	(in thousands)
Operating Activities	$(45,696)	$(13,573)
Investing activities	$(6,827)	$(2,909)
Financing activities	$41,674	$38,906

Operating Activities

Net cash used in operating activities was $45.7 million for the year ended December 31, 2022, primarily due to a net loss during the period largely driven by Business Combination expenses and an increase in purchased inventory to support future growth and to protect against potential supply disruptions.

Net cash used in operating activities was $13.6 million for the year ended December 31, 2021 primarily due to net income during the period which was more than offset by an increase in working capital (particularly inventory as the Company made the operational decision to build a larger buffer inventory to protect against potential shortages as we were targeting larger OEM customers) as a result of growth in our operations.

Investing Activities

Net cash used in investing activities was $6.8 million for the year ended December 31, 2022, as compared to $2.9 million for the year ended December 31, 2021. The increase in net cash used in investing activities was primarily due to an increase in capital expenditures to support the expansion of our core battery business and our ongoing efforts to develop solid-state battery technology and manufacturing processes.

Financing Activities

Net cash provided by financing activities was $41.7 million for the year ended December 31, 2022, primarily as a result of proceeds from the $75.0 million term loan as part of the Business Combination, and $15.0 million from the strategic investment made by Thor Industries, partially offset by a $45.0 million expense for the repayment of the senior secured notes.

Net cash provided by financing activities was $38.9 million for the year ended December 31, 2021, primarily as a result of $45.0 million in proceeds from the senior secured notes, partially offset by associated issuance costs.

Contractual Obligations

Our estimated future obligations consist of short-term and long-term operating lease liabilities. As of June 30, 2023, we had $1.2 million in short-term operating lease liabilities and $2.9 million in long-term operating lease liabilities.

As disclosed above, we have a Term Loan and as of June 30, 2023, the principal amount outstanding under the Term Loan was $78.7 million.

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As disclosed above, consistent with the Debt Commitment Letter dated May 15, 2022 by and between CCM 5, and EICF EIP, in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan Agreement setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million. The CNTQ Lender backstopped its commitment under the Debt Commitment Letter by entering into a Backstop Commitment Letter, with the Backstop Lender, pursuant to which the Backstop Lender committed to purchase from the CNTQ Lender the Backstopped Loans immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness, (ii) to support thine Business Combination under the Business Combination Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted SOFR plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

JOBS Act Accounting Election

As an emerging growth company under the JOBS Act, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We have elected not to opt out of such extended transition period. Accordingly, when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised accounting standard, unless early adoption is permitted by the accounting standard, and we elect early adoption. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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MANAGEMENT

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s) Held
Dr. Denis Phares	50	Founder, Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board
Tyler Bourns	34	Chief Marketing Officer
Luisa Ingargiola	55	Lead Independent Director
Brian Nelson	51	Director
Perry Boyle	59	Director
Jonathan Bellows	46	Director
Rick Parod	69	Director
Karina Montilla Edmonds	51	Director

Executive Officers

Dr. Denis Phares has served as our Chief Executive Officer and Chairman of our board of directors since October 2022 and as Interim Chief Financial Officer. Dr. Phares is the co-founder of Legacy Dragonfly and has served as Legacy Dragonfly’s Chief Executive Officer and Chairman of the board of directors since 2012. From 2005 until 2012, Dr. Phares served as a faculty member of the Aerospace & Mechanical Engineering Department at the University of Southern California, where he worked extensively on renewable energy technologies and received tenure in 2010. Dr. Phares holds an M.B.A. from the University of Nevada — Reno, a Ph.D. in Engineering from the California Institute of Technology and a B.S. in Physics from Villanova University. Dr. Phares is qualified to serve on our board based on his substantial business, leadership, and management experience as the Chief Executive Officer and Chairman of our board.

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Tyler Bourns has served as our Chief Marketing Officer since November 2022. Prior to the Business Combination, Mr. Bourns served as the Senior Vice President of Marketing of Legacy Dragonfly from December 2021 through October 2022. Previously, Mr. Bourns was the owner and served as the President of Bourns Productions Inc., a video production and marketing company focused on content creation, messaging and strategy for various brands across multiple industries, for twelve years. During his time at Bourns Productions Inc., he oversaw the day-to-day business of the company, worked closely with clients and provided hands on service in the creation of video, photography and graphic content, including for Legacy Dragonfly for the marketing of our Battle Born Batteries brand. In 2018, he was awarded the AAF Reno Ad Person of the Year. A three-time Emmy Award Winner, he has produced and filmed thought-leading content for companies such as Panasonic, GE Energy and Terrasmart. Mr. Bourns has also served on the board of directors for the Cordillera International Film Festival since its inception in 2018.

Non-Employee Directors

Luisa Ingargiola has served as a member of our board since October 2022. Prior to the Business Combination, Ms. Ingargiola served on the board of directors of Legacy Dragonfly from August 2021 to October 2022. Since February 2017, Ms. Ingargiola has served as Chief Financial Officer of Avalon GloboCare Corp., a publicly listed bio-tech health care company. Prior to joining Avalon GloboCare Corp., Ms. Ingargiola served as the Chief Financial Officer and Co-Founder of MagneGas Corporation from 2007 to 2016. Ms. Ingargiola has also served as a board director and audit committee chair for various over-the-counter and Nasdaq companies. Ms. Ingargiola has served as a member of the board of directors and as Audit Committee Chair for Progress Acquisition Corporation since November 2020, as a member of the board of directors and as Audit Committee Chair for AgEagle Aerial Systems since March 2019, and as a member of the board of directors and as Audit Committee Chair for Electra Meccanica since March 2018. Ms. Ingargiola holds a M.B.A. in Health from the University of South Florida and a B.S. in Finance from Boston University. Ms. Ingargiola is qualified to serve on our board based on her previous roles serving as Chief Financial Officer for multiple companies and extensive experience serving on multiple boards of directors for Nasdaq companies.

Brian Nelson has served as a member of our board since October 2022. Prior to the Business Combination, Mr. Nelson served on the board of directors of Legacy Dragonfly from April 2022 to October 2022. Mr. Nelson has served as the Chief Executive Officer of Precision Surfacing Solutions Group (formerly known as the Lapmaster Group) since 2003 and as the President since 2002. Mr. Nelson was hired in the sales department of Lapmaster in 1996 and he purchased the company in 2003. In 1996, Mr. Nelson served as a Sales Engineer for TII Technical Education Systems, and from 1993 to 1995, he served as a Staff Engineer for Rust Environment & Infrastructure. Mr. Nelson holds an M.B.A. in Entrepreneurship from the DePaul University Charles H. Kellstadt School of Business and a B.S. in Civil & Environmental Engineering from Marquette University. He is a member of the Association of Manufacturing Technology and Young President’s Organization. Mr. Nelson is qualified to serve on our board based on his years of business experience as President and Chief Executive Officer of Precision Surfacing Solutions Group and Lapmaster.

Perry Boyle has served as a member of our board since October 2022. Prior to the Business Combination, he served on the board of directors of CNTQ from August 2021 to October 2022. Previously, Mr. Boyle was with Point72 and its affiliates and predecessors from 2004 through his retirement in March 2020. He helped lead Point72’s launch as a registered investment advisor, raising over $6 billion in external capital. He originally joined S.A.C. Capital Advisors in 2004 as the firm’s first director of research. In January 2013 he became head of equities and, in January 2015, he became head of discretionary investing at Point72. From June 2016 through December 2017 he served as the President and Chief Investment Officer of Stamford Harbor Capital, L.P., a company owned by businessman Steven A. Cohen. He returned to Point72 in January 2018. Prior to joining S.A.C., Mr. Boyle was a founding partner of Thomas Weisel Partners from 1999 until 2004, and a managing director at Alex Brown & Sons from 1992 – 1999. He began his career as an investment banker with Salomon Brothers Inc. Mr. Boyle is a member of the advisory board of the Center for a New American Security (CNAS), and a director of The US Friends of the International Institute for Strategic Studies (IISS). He was a 2018 and 2019 delegate from the IISS to the Shangri-La Dialogue in Singapore. He is a council member of the Hoover Institution and a Lionel Curtis member of Chatham House. Mr. Boyle currently serves as the Chairman of the BOMA Project, a poverty graduation program for women, youth, and displaced persons in sub-Saharan Africa. He is also the President of the Affordable Housing Coalition of Ketchum, an advocacy organization for workforce housing in Ketchum, Idaho. He received his B.A. in Economics from Stanford University, his M.B.A. from Dartmouth College and a M.A. from the Fletcher School of Law and Diplomacy at Tufts University. Mr. Boyle is qualified to serve on our board based on his industry leadership and capital markets experience from research to fundraising.

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Jonathan Bellows has served as a member of our board since October 2022. Mr. Bellows currently serves as President of KORE Power, which acquired Northern Reliability in March 2022. He has served as President and Chief Executive Officer of Northern Reliability since April 2015. KORE Power is a publicly-traded fully integrated energy storage manufacturing company, combining Northern Reliability’s energy storage technology with KORE Power’s cell manufacturing capabilities. Mr. Bellows is also President and Chief Executive Officer of Nomad Transportable Power Systems, a provider of commercial and industrial-scale mobile energy storage units, which was founded by affiliates of KORE Power and Northern Reliability. Previously, Mr. Bellows was Vice President of Business and Sales at Sovernet Communications, a fiber-optic bandwidth infrastructure services provider, from 2005 to 2015. Mr. Bellows graduated Northern Vermont University-Johnson in 1998, where he earned his B.A. in History. Mr. Bellows is qualified to serve on our board based on his energy storage industry expertise and operating and leadership experience.

Rick Parod has served as a member of our board since October 2022. Mr. Parod currently serves as the CEO of AdeptAg, a company that serves the controlled environment agriculture market. Prior to AdeptAg, Mr. Parod was the President and CEO and a director of the Lindsay Corporation, a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, from 2000 to 2017. From 1997 to 2000, Mr. Parod served as the Vice President and General Manager of the Irrigation Division of The Toro Company, a leading worldwide provider of outdoor turf, landscape, underground utility construction, irrigation and related equipment. Mr. Parod has also served as a director and as a member of the audit committee, compensation committee and nominating and corporate governance committee of Alamo Group Inc., a publicly listed company focusing on design, manufacturing, distribution, and service of equipment for infrastructure maintenance and agriculture, since December 2017 as well as a director of Raven Industries, Inc. from December 2017 until its acquisition by CNH Industrial N.V. in June 2022. Mr. Parod is qualified to serve on our board based on his experience in manufacturing operations, product development and sales and marketing.

Karina Montilla Edmonds, Ph.D. has served as a member of our board since October 2022. Dr. Edmonds currently serves as the Senior Vice President and Global Head of Academies and University Alliances at SAP SE, a leading producer of enterprise software for the management of business operations. Prior to joining SAP SE in April 2020, Dr. Edmonds served as the University Relations Lead for Google Cloud at Google from May 2017 through March 2020, where she facilitated research collaborations in AI. Before her time at Google, Dr. Edmonds served at the California Institute of Technology as Executive Director for Institute Corporate Relations from April 2013 through April 2016. In April 2010, Dr. Edmonds was appointed as the U.S. Department of Energy’s first Technology Transfer Coordinator, and she served in that position until April 2013. She has also held positions at the Jet Propulsion Laboratory, a NASA field center and leader in robotic space exploration, as Director for Jet Propulsion Laboratory Technology Transfer and at TRW, Inc. (now Northrop Grumman Corporation, a publicly listed multinational aerospace and defense technology company), as a Principal Investigator. Dr. Edmonds holds a B.S. in Mechanical Engineering from the University of Rhode Island and an M.S. and Ph.D. in Aeronautical Engineering, with a minor in Materials Science, from the California Institute of Technology. Dr. Edmonds is also a registered patent agent with the U.S. Patent and Trademark Office. Dr. Edmonds serves on the boards of the University of Rhode Island and the National Science Foundation’s Directorate for Engineering Advisory Committee, and has previously served on the boards of the Institute for Pure and Applied Mathematics at the University of California, Los Angeles, ConnectED California and the University of Rhode Island Foundation. Dr. Edmonds is qualified to serve on our board based on her industry leadership and expertise in technology transfer and commercialization.

Classified Board of Directors

Our business and affairs are managed by or under the direction of our board. Our Charter provides for a staggered, or classified, board of directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, as follows:

●	Class A, which consists of Rick Parod and Karina Montilla Edmonds, whose terms will expire at the 2023 annual meeting of stockholders;
●	Class B, which consists of Brian Nelson and Jonathan Bellows, whose terms will expire at the 2024 annual meeting of stockholders; and

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●	Class C, which consists of Denis Phares, Luisa Ingargiola and Perry Boyle, whose terms will expire at the 2025 annual meeting of stockholders.

At each annual meeting of stockholders, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our board may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of our voting securities.

Board of Directors Leadership Structure

Dr. Denis Phares serves as the Chairman of our board of directors and presides over regularly scheduled meetings, serves as liaison between the non-independent members of the board of directors and the independent directors, approves meeting agendas and schedules for the board of directors and performs such additional duties as the board of directors may determine and delegate. Luisa Ingargiola also serves as our independent Lead Director. We believe that this structure provides an environment in which the independent directors are fully informed, have significant input into the content of board meetings, and are able to provide objective and thoughtful oversight of management.

Director Independence

Our board has determined that Rick Parod, Perry Boyle, Jonathan Bellows, Karina Montilla Edmonds, Brian Nelson and Luisa Ingargiola qualify as independent directors, as defined under the rules of the Nasdaq, and our board consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and the Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Luisa Ingargiola is our lead independent director under the Nasdaq rules.

Role of the Board of Directors in Risk Oversight/Risk Committee

One of the key functions of our board is informed oversight of our risk management process. Our board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through our board as a whole, as well as through various standing committees of our board that address risks inherent in their respective areas of oversight. In particular, our board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assess and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our board has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on our website.

Audit Committee

Our audit committee consists of Luisa Ingargiola, Rick Parod and Perry Boyle. Our board has determined that each of the members of the audit committee satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and are able to read and understand fundamental financial statements in accordance with Nasdaq’s audit committee requirements. In arriving at this determination, our board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

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Luisa Ingargiola serves as the chair of the audit committee. Our board has determined that Luisa Ingargiola qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, our board considered Luisa Ingargiola’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Compensation Committee

Our compensation committee consists of Luisa Ingargiola, Brian Nelson and Rick Parod. Brian Nelson serves as the chair of the compensation committee. Our board determined that each of the members of the compensation committee are a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.

The composition and function of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the Nasdaq rules and regulations.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Brian Nelson, Jonathan Bellows and Karina Montilla Edmonds. Ms. Edmonds serves as the chair of the nominating and corporate governance committee. Our board determined that each of the members of the nominating and corporate governance committee satisfies the independence requirements of Nasdaq.

The composition and function of the nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq’s rules and regulations.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been our executive officer or our employee. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of our board or compensation committee.

Code of Conduct and Code of Ethics

Our board adopted a code of conduct (“Code of Conduct”) and a code of ethics (“Code of Ethics”) that applies to all of our directors, officers and employees. The full text of the Code of Conduct and Code of Ethics is posted on the investor relations page on our website at https://dragonflyenergy.com/investors/. We will disclose any amendments to our Code of Conduct and Code of Ethics, or waivers of its requirements on our website identified above, or in filings under the Exchange Act.

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Limitation on Liability and Indemnification of Directors and Officers

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:(a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) as not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Unless otherwise restricted by the articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, bylaws, or other agreement may require a corporation to advance such expenses upon receipt of such an undertaking. Section 78.751 of the NRS further permits a Nevada company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement; provided, however, that unless advanced or otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court, after exhaustion of appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law that was material to the cause of action.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Charter provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced, without interest, if it shall ultimately be determined by final adjudication from which there is no further right to appeal that the indemnitee is not entitled to be indemnified.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE AND DIRECTOR COMPENSATION

This section describes the material components of the executive compensation program for certain of our executive officers listed in the Summary Compensation Table below (the “NEOs”) and directors. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Our compensation program is designed to align executives’ compensation with our business objectives and the creation of stockholder value, while helping us to continue to attract, motivate and retain individuals who contribute to our long-term success. Compensation for our executive officers has three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation. We have retained Compensia, Inc., an independent compensation consultant, to assist us in evaluating the compensation programs for the executive officers.

The table below sets forth the compensation earned by, or awarded to, our NEOs for 2022.

Summary Compensation Table — Fiscal 2022

							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)(4)	($)
Dr. Denis Phares	2022	682,000	806,207	1,531,545	—	—	—	—	3,019,752
Chief Executive Officer	2021	579,593	362,137	—	—	—	—	22,234	963,964
Sean Nichols(5)	2022	598,462	655,587	—	—	—	—	157,693	1,411,742
Former Chief Operating Officer	2021	579,593	362,137	—	—	—	—	20,244	961,974
John Marchetti(6)	2022	316,153	769,366	645,998	—	—	—	11,057	1,742,574
Former Chief Financial Officer	2021	91,154	82,000	—	399,999	283,249	—	—	856,402
Nicole Harvey(7)	2022	242,461	80,000	561,000	—	—	—	—	883,461
Former Chief Legal Officer	2021	66,346	25,000	—	341,621	—	—	—	432,967

(1)	The amounts reported in this column represent discretionary bonuses awarded to each executive for performance during the fiscal years ended December 31, 2022 and December 31, 2021.
(2)	The amounts reported in this column reflect the grant date fair value of restricted stock awards granted to the NEOs for their performance during the fiscal year ended December 31, 2022 under the 2022 Plan and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-11 of our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.
(3)	The amounts reported in this column reflect the grant date fair value of the stock option awards granted to the NEOs during 2021 under our stock incentive plans and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-11 of our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.
(4)	This amount reflects our matching contribution to the executive’s account under our 401(k) plan.
(5)	On November 4, 2022, we announced that Mr. Nichols would be stepping down as our Chief Operating Officer on November 7, 2022.
(6)	Mr. Marchetti commenced employment as Legacy Dragonfly’s Chief Financial Officer on September 6, 2021. On August 20, 2023 Mr. Marchetti resigned from his position as our Chief Financial Officer and will continue with us as our Senior Vice President, Operations.
(7)	Ms. Harvey’s employment with us ended on April 26, 2023.

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Outstanding Equity Awards as of December 31, 2022

The following table provides information regarding outstanding options to acquire our common stock held by each of the NEOs as of December 31, 2022, including the vesting dates for the portions of these awards that had not vested as of that date. The NEOs did not hold any other outstanding equity awards as of that date.

	Option Awards
					Equity
					Incentive
					Plan Awards
	Number of		Number of		Number of
	Securities		Securities		Securities
	Underlying		Underlying		Underlying
	Unexercised		Unexercised		Unexercised	Option	Option
	Options (#)		Options (#)		Unearned	Exercise	Expiration
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date
Dr. Denis Phares	118,208		59,108	(1)	—	0.32	12/5/2029
Sean Nichols	177,316		—	(1)	—	0.32	11/7/2023
John Marchetti	93,587	(2)	142,831		—	2.89	9/13/31
Nicole Harvey	51,497		57,257		—	2.89	10/22/2031

(1)	The unvested portion of this option vests in 20 monthly installments from January 12, 2022 and August 12, 2023.
(2)	The unvested portion of this option vests as to 25% of the option on September 10, 2022 and as to 75% of the option in 36 monthly installments from October 10, 2022 through September 10, 2025.

Equity Grants

During 2021, Mr. Marchetti received an option to purchase 200,000 shares of our common stock at a price of $3.41 per share. This option was granted under the Legacy Dragonfly 2021 Stock Incentive Plan and vests as to 25% of the option on the first anniversary of the vesting start date established by our board of directors for the option and as to the remaining 75% of the option in monthly installments over the three-year period thereafter, subject to Mr. Marchetti’s continued service with us through the applicable vesting date.

For services performed during the year ended December 31, 2022, on February 10, 2023, Dr. Phares was granted 204,266 restricted stock units (“RSUs”), Mr. Marchetti was granted 86,133 RSUs, and Ms. Harvey was granted 74,800 RSUs. Each grant vested in full on the date of grant.

Equity Incentive Plans

As of the Closing, our employees, consultants and directors held outstanding stock options for the purchase of up to 3,100,524 shares of our common stock. Those options were granted under the Dragonfly Energy Corp. 2019 Stock Incentive Plan (the “2019 Plan”) and the Dragonfly Energy Corp. 2021 Stock Incentive Plan (the “2021 Plan”). As of the Closing, these options were vested with respect to 2,262,091 shares and were unvested with respect to 838,433 shares. The exercise prices of these options ranged from $0.37 per share to $4.08 per share and each of those options had a maximum term of 10 years from the applicable date of grant.

The following sections provide more detailed information concerning our benefit plans and, with respect to our equity compensation plans, the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document, which has been filed with the Securities and Exchange Commission as an exhibit to the Form S-1 Registration Statement of which this prospectus is a part and is available through the Securities and Exchange Commission’s internet site at http://www.sec.gov.

2019 Plan and 2021 Plan

Prior to the Business Combination, we maintained the 2019 Plan and the 2021 Plan. Under the 2019 Plan and 2021 Plan, we were generally authorized to grant options and other equity awards to our employees, directors, officers and consultants and those of our subsidiaries. Options under these plans are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plans expire no later than ten years from their date of grant. No new awards may be granted under the 2019 Plan or the 2021 Plan following the Business Combination.

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Our compensation committee administers the 2019 Plan and the 2021 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under these plans and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event of a change in control, the plan administrator may provide for outstanding options to either be assumed by the acquirer or successor entity or, if not assumed, to be cancelled upon the transaction. Such adjustments were made to each of the then-outstanding options under the 2019 Plan and the 2021 Plan upon the Closing.

Our board of directors may amend or terminate the 2019 Plan and the 2021 Plan at any time. The plans require that certain amendments specified in the plan be submitted to stockholders for their approval.

2022 Equity Incentive Plan

We maintain the 2022 Equity Incentive Plan (the “2022 Plan”) for purposes of granting equity-based awards to attract, motivate, retain and reward selected employees and other eligible persons. Our board of directors administers the 2022 Plan. The plan administrator has broad authority to (without limitation):

●	select participants and determine the types of awards that they are to receive;
●	determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;
●	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;
●	construe and interpret the terms of the 2022 Plan and any agreements relating to the plan;
●	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;
●	subject to the other provisions of the 2022 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and
●	allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

A total of 2,785,950 shares of our common stock have been initially authorized for issuance with respect to awards granted under the 2022 Plan. To the extent awards granted under the 2019 Plan and 2021 Plan are terminated or forfeited after the Business Combination without shares being issued, the shares subject to such terminated or forfeited awards will be available for issuance under the 2022 Plan. The share limit will also automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 4% of the total number of outstanding shares of our common stock on December 31 in the prior year, or (2) such number as determined by our board of directors. The total number of shares that may be issued pursuant to incentive stock options granted under the 2022 Plan is 6,571,800 shares. Any shares subject to awards that are not paid, delivered or exercised before they expire or are canceled or terminated, or otherwise fail to vest, will become available for other award grants under the 2022 Plan. As of September 18, 2023, 787,434 awards have been granted under the 2022 Plan, and 4,179,110 shares authorized under the 2022 Plan are available for award purposes.

Awards under the 2022 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our common stock or incentive stock option grants to any 10% owner of our common stock, on the date of grant. The maximum term of options and stock appreciation rights granted under the plan is 10 years. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our common stock. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

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As is customary in incentive plans of this nature, the number and type of shares available under the 2022 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2022 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2022 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2022 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2022 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our board of directors may amend or terminate the 2022 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2022 Plan is not exclusive — our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The 2022 Plan will terminate on May 13, 2032. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated.

Employee Stock Purchase Plan

We maintain the Employee Stock Purchase Plan (the “ESPP”) to provide an additional means to attract, motivate, retain and reward employees and other eligible persons by allowing them to purchase additional shares of our common stock. The ESPP is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.

Share Reserve. A total of 2,464,400 shares of our common stock have been initially authorized for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on December 31 in the prior year, (2) 1,500,000 shares, and (3) such number as determined by our board of directors.

Offering Periods. We currently expect the ESPP will have a series of successive six-month offering periods. However, the ESPP provides flexibility for the plan administrator to establish, in advance of a particular offering period, a different duration for that offering period (not less than three months nor greater than 27 months) or for that offering period to consist of one or more purchase periods.

Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. Employees may participate in only one offering period at a time.

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Payroll deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Unless otherwise provided in advance by the plan administrator, the purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. In no event may any participant purchase more than 5,000 shares on any purchase date. Change in Control. If we are acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised on or prior to the effective date of the acquisition, unless the plan administrator provides for the rights to be settled in cash or exchanged or substituted on the transaction. Unless otherwise provided in advance by the plan administrator, the purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date.

Other plan provisions. No new offering periods will commence on or after May 13, 2032. The board of directors may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require stockholder approval.

Executive Employment Agreements

We have entered into employment agreements, dated as of October 11, 2022 with each of Dr. Phares and Mr. Marchetti. Each agreement provides for a three-year initial employment term, with automatic three-year renewal terms thereafter, subject to 90 days’ notice of non-renewal by either party. Each agreement also provides for the executive to receive an annual base salary (Dr. Phares — $622,000; Mr. Marchetti — $370,000) and to be eligible for an annual bonus of up to a specified percentage of the executive’s base salary (Dr. Phares — 100%; Mr. Marchetti — 63%). The executive is generally eligible for an annual bonus only if he remains employed with us through the date the bonus is paid (or if the executive’s employment terminates due to his or disability during the year). The executive is also eligible to receive a long-term incentive award each fiscal year with a grant-date value not less than a dollar amount specified in the agreement (Dr. Phares — $1,532,000; Mr. Marchetti — $646,000), with the terms and conditions of each such award to be determined by the compensation committee. Each agreement also includes non-competition and non-solicitation covenants that apply for 12 months following the executive’s termination of employment, and certain confidentiality and other covenants.

If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement) and other than a termination in connection with a change in control as described below, the executive would be entitled to receive (i) cash severance equal to 1.5 times the executive’s annual base salary (in the case of Dr. Phares) or 1.0 times the executive’s annual base salary (in the case of Mr. Marchetti), payable in installments over two years following the termination date, (ii) reimbursement of monthly COBRA premiums for the executive and his dependents for up to 18 months (in the case of Dr. Phares) or 12 months (in the case of Mr. Marchetti), and (iii) vesting in full of any time-based equity awards granted by us to the executive (with any performance-based awards to remain eligible to vest following termination if the applicable performance conditions are satisfied). In such circumstances, Dr. Phares would also be entitled to receive payment of 1.5 times the annual bonus he would have received for the fiscal year in which his termination occurs, pro-rated to reflect the portion of the fiscal year he was employed prior to his termination.

If, during the period commencing three months before a change in control of the Company and ending 12 months after a change in control, the executive’s employment is terminated by us without cause (or as a result of us not renewing the term of the agreement) or by the executive for good reason, the executive would be entitled to receive the severance benefits described in the preceding paragraph (except that the cash severance would be 1.5 times the executive’s base salary for Mr. Marchetti, the severance in each case would be payable in a lump sum rather than installments, and the pro-rated bonus provision for Dr. Phares described above would not apply). In addition, the executive’s outstanding stock options granted by us would fully vest and be exercisable for the remainder of the term of the option. In the event any of the executive’s benefits under the agreement would be subject to an excise tax as a “parachute payment” under U.S. tax laws, the executive would be entitled to an additional payment equal to the sum of the excise tax and any additional amount necessary to put the executive in the same after-tax position as if no excise tax has been imposed.

In each case, the executive’s right to receive the severance benefits described above is subject to his providing a release of claims to us and his continued compliance with the restrictive covenants in favor of us in the agreement.

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On November 4, 2022, we announced that Sean Nichols, our Chief Operating Officer, would be stepping down to pursue other interests. His last day of employment was November 7, 2022. We have entered into a separation and release agreement (the “Separation Agreement”) with Mr. Nichols that became effective and fully irrevocable on November 2, 2022. Pursuant to the Separation Agreement, Mr. Nichols received a cash payment of $100,000 in one installment in December 2022 and will receive a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by us will fully vest and, in the case of options, will be exercisable for 12 months following his termination date. The Separation Agreement also provides we will pay a portion of Mr. Nichols’ premiums to continue participation in our health insurance plans for up to 18 months following his termination. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of us, including non-competition and non-solicitation covenants for 12 months following his termination date.

On February 24, 2023, we entered into an amended and restated employment agreement with Mr. Marchetti to provide that Mr. Marchetti will receive a minimum annual bonus of $175,000 for the fiscal year ending December 31, 2023. All other terms of the amended and restated Agreement remain the same as the original agreement.

We previously entered into an employment agreement, dated as of October 11, 2022 with Ms. Harvey. The agreement provided for a three-year initial employment term, with automatic three-year renewal terms thereafter, subject to 90 days’ notice of non-renewal by either party. The agreement also provided for Ms. Harvey to receive an annual base salary of $334,000. The agreement also included non-competition and non-solicitation covenants that apply for 12 months following Ms. Harvey’s termination of employment, and certain confidentiality and other covenants.

On April 26, 2023, Ms. Harvey’s employment with us ended and her employment agreement was deemed terminated as of that date by us without cause for purposes of determining severance thereunder. As a result, Ms. Harvey is entitled to receive (i) cash severance equal to 2 times her annual base salary, payable in installments over two years following the termination date, (ii) reimbursement of monthly COBRA premiums for the executive and her dependents for up to 12 months, and (iii) vesting in full of any time-based equity awards granted by us to Ms. Harvey. If, during the period commencing three months before a change in control of the Company and ending 12 months after a change in control, the executive’s employment is terminated by us without cause (or as a result of us not renewing the term of the agreement), Ms. Harvey would be entitled to receive the severance benefits described in the preceding sentence. In addition, Ms. Harvey’s outstanding stock options granted by us would fully vest and be exercisable for the remainder of the term of the option. In the event any of Ms. Harvey’s benefits under the agreement would be subject to an excise tax as a “parachute payment” under U.S. tax laws, the executive would be entitled to an additional payment equal to the sum of the excise tax and any additional amount necessary to put the executive in the same after-tax position as if no excise tax has been imposed. Ms. Harvey’s right to receive the severance benefits described above was subject to her providing a release of claims to us and remains subject to her continued compliance with the restrictive covenants in favor of us in the agreement.

Defined Contribution Plans

As part of our overall compensation program, we provide all full-time employees, including each of the NEOs, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Our current practice is to match 100% of an employee’s contributions to the plan up to 4% of the employee’s compensation.

Director Compensation

In connection with the Closing, we adopted a policy that provides for cash and equity compensation for members of our board of directors who are not employed by us or any of our subsidiaries (our “Non-Employee Directors”). The policy provides that each Non-Employee Director is entitled to receive the following cash compensation for board service, as applicable:

●	$58,800 annual retainer for service as a board member;
●	$20,000 additional annual retainer for service as Lead Independent Director; and
●	$20,000 additional annual retainer for service as Chair of the Audit Committee, $15,000 additional annual retainer for service as Chair of the Compensation Committee, and $10,000 additional annual retainer for service as Chair of the Nominating and Corporate Governance Committee.

Under the policy, directors are not paid fees for service as members on any of our standing committees, apart from the Chair fees discussed above. Further, directors must attend at least 75% of all meetings of the board and all meetings of each committee on which the director sits to be eligible to receive any of the retainers specified above. These annual retainers are paid on a quarterly basis and pro-rated if the director commences service in the applicable position after the start of a fiscal quarter.

Our board of directors also has discretion under the director compensation policy to grant Non-Employee Directors equity-based awards under our 2022 Plan (or any successor equity compensation plan approved by our stockholders). It is currently expected that Non-Employee Directors will receive an award of options or RSUs with a value of $300,000 upon their initial appointment to the board and an award of options or RSUs with a value of $100,000 on an annual basis thereafter. For each award, the board will determine at the time of grant the methodology for converting the foregoing dollar amounts to shares and the vesting schedule. The board may approve other grants of equity-based awards to Non-Employee Directors from time to time, on such terms as the board may determine and subject to the applicable provisions of our equity compensation plan then in effect.

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Under the policy, Non-Employee Directors are entitled to reimbursement from us for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the board or committees thereof or in connection with other board-related business.

Our board may change the terms of our director compensation policy from time to time.

Effective on the Closing Date, we granted each of our Non-Employee Directors then serving of the board (i.e. Jonathan Bellows, Perry Boyle, Karina Edmonds, Luisa Ingargiola, Brian Nelson, and Rick Parod) an award of 30,000 restricted stock units under the 2022 Plan that are eligible to vest on the first anniversary of the grant date, subject to the director’s continued service on the board through the vesting date.

Director Compensation Table — Fiscal 2022

The following table sets forth certain information concerning compensation paid to our Non-Employee Directors for services on our board during the year ended December 31, 2022. Messrs. Phares and Nichols did not receive any additional compensation for their service on our board during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Jonathan Bellows	13,741	420,000	—		—	433,741
Perry Boyle	13,741	420,000	—		—	433,741
Karina Montilla Edmonds, Ph.D.	16,078	420,000	—		—	436,078
Luisa Ingargiola	23,089	420,000	—	(2)	—	443,089
Brian Nelson	17,247	420,000	245,401	(3)	—	682,648
Rick Parod	13,741	420,000	—		—	433,741

(1)	The amount reported in this column reflects the grant date fair value of the stock option and/or RSUs granted to the Non-Employee Directors during the year ended December 31, 2022 under the 2022 Plan as described above and is accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-11 of our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2022, each Non-Employee Director held 30,000 unvested RSUs.
(2)	The aggregate number of shares of common stock underlying stock options and unvested RSUs outstanding as of December 31, 2022 held by Ms. Ingargiola was 127,521.
(3)	The stock option awards to purchase 70,925 shares of our common stock were granted to Mr. Nelson on May 9, 2022 and vest in 36 equal monthly installments beginning on May 15, 2022.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “Executive Compensation.”

Agreements with Directors and Officers

Arrangement with John Marchetti

As an inducement to hire Mr. John Marchetti as our Chief Financial Officer in September 2021, we loaned Mr. Marchetti $350,000 to repay amounts owed by him to his former employer and entered into a related promissory note with a maturity of March 1, 2026. In consideration of the Business Combination and our obligations as a publicly traded company, Dragonfly forgave all amounts owed under the Promissory Note effective March 2022.

Separation Agreements

On November 4, 2022, we entered into the Separation Agreement with Mr. Nichols that became effective and fully irrevocable on November 2, 2022. Pursuant to the Separation Agreement, Mr. Nichols received a cash payment of $100,000 in one installment in December 2022 and is entitled to receive a cash payment of $1.0 million in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by us will fully vest and, in the case of options, will be exercisable for 12 months following his termination date. The Separation Agreement also provides that we will pay a portion of Mr. Nichols’ premiums to continue participation in our health insurance plans for up to 18 months following his termination. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of us, including non-competition and non-solicitation covenants for 12 months following his termination date.

On April 26, 2023, we entered into a separation and release of claims agreement with our Chief Legal Officer (“CLO”). As consideration for the CLO’s execution of the agreement, we agreed to pay the CLO wages and benefits across 24 monthly payments commencing on June 1, 2023, and all outstanding equity-based compensation awards to become fully vested and exercisable. The CLO had three months from her termination date to exercise outstanding options. The three-month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

Promissory Note with Brian Nelson

On March 5, 2023, we issued the Note in the Principal amount of $1.0 million to Brian Nelson, one of our directors, in a private placement in exchange for cash in an equal amount. The Note became due and payable in full on April 1, 2023. We were also obligated to pay a Loan Fee of $100,000 to Mr. Nelson on April 4, 2023. We paid the Principal Amount and the Loan Fee in full on April 1, 2023 and April 4, 2023, respectively.

Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Charter and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including reasonable attorneys’ fees, incurred by a director or executive officer in generally any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Business Combination Agreements

This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof.

Amended Registration Rights Agreement

In connection with the closing of the Business Combination, CNTQ, the Sponsor and certain other CNTQ shareholders parties thereto (collectively, the “Insiders”), Legacy Dragonfly, and certain Legacy Dragonfly stockholders entered into an Amended and Restated Registration Rights Agreement (the “Amended Registration Rights Agreement”). Pursuant to the Amended Registration Rights Agreement, the Insiders and the undersigned parties listed thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Amended Registration Rights Agreement).

Private Placement

Pursuant to the Subscription Agreement, the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in a private placement. On September 28, 2022, the Sponsor and CCM, entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.

Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by us because such shares are not redeemed. During the week of September 26, 2022, CCM acquired in the open market 485,000 shares of common stock, at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). In accordance with the aforementioned offset provision provided in the Subscription Agreement, the aggregate purchase price that CCM was obligated to pay under the Subscription Agreement was reduced from $5 million to zero and the aggregate number of shares of common stock that CCM was obligated to purchase under the Subscription Agreement was reduced from 500,000 shares to an aggregate of 15,000 shares of common stock. The Purchased Shares were not redeemed, resulting in (i) our receipt of $5,016,547 from the Trust Account (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset. At the Closing, we issued an additional 15,000 shares to CCM pursuant to the terms of the Subscription Agreement.

Debt Financing

Term Loan Agreement

Consistent with the Debt Commitment Letter, in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan Agreement setting forth the terms of the Term Loan in an aggregate principal amount of $75 million. The CNTQ Lender backstopped its commitment under the Debt Commitment Letter by entering into the Backstop Commitment Letter with the Backstop Lender, pursuant to which the Backstop Lender committed to purchase from the CNTQ Lender the Backstopped Loans immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the Maturity Date. The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted SOFR plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

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Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by us and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto from time to time as guarantors. In addition, we entered into the Pledge Agreement pursuant to which we pledged to the Administrative Agent our equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.

The Term Loan Agreement also contains affirmative and restrictive covenants and representations and warranties. The Term Loan Agreement contains financial covenants requiring the credit parties to (a) maintain minimum liquidity (generally, the balance of unrestricted cash and cash equivalents in our account that is subject to a control agreement in favor of the Administrative Agent) of at least $10,000,000 as of the last day of each fiscal month commencing with the fiscal month ending December 31, 2022, (b) if the daily average liquidity for any fiscal quarter ending on December 31, 2022, March 31, 2023, June 30, 2023, or September 30, 2023 is less than $17,500,000 and for each fiscal quarter thereafter (commencing with the fiscal quarter ending December 31, 2023), maintain a senior leverage ratio (generally, aggregate debt minus up to $500,000 of unrestricted cash of the credit parties divided by consolidated EBITDA for the trailing twelve month period just ended) of not more than 6.75 to 1.00 for fiscal quarters ending December 31, 2022 to March 31, 2023, 6.00 to 1.00 for fiscal quarters ending June 30, 2023 to September 30, 2023, 5.00 to 1.00 for fiscal quarters ending December 1, 2023 to March 31, 2024, 4.00 to 1.00 for fiscal quarters ending June 30, 2024 to September 30, 2024, 3.25 to 1.00 for fiscal quarters ending December 31, 2024 to March 31, 2025, and 3.00 to 1.00 for fiscal quarters ending June 30, 2025 and thereafter, (c) if liquidity is less than $15,000,000 as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), maintain a fixed charge coverage ratio for the trailing four fiscal quarter period of no less than 1.15:1.00 as of the last day of such fiscal quarter, and (d) if consolidated EBITDA is less than $15,000,000 for any trailing twelve month period ending on the last day of the most recently completed fiscal quarter, cause capital expenditures to not exceed $500,000 for the immediately succeeding fiscal quarter (subject to certain exceptions set forth in the Term Loan Agreement).

On March 29, 2023, we obtained a waiver from our Administrative Agent and Term Loan Lenders of our failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023.

June 2023 Offering

In June 2023, we entered into the June 2023 Public Offering, an aggregate of (i) 10,000,000 shares of our common stock, par value $0.0001, and (ii) the Investor Warrants, at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) the Underwriters’ Warrants. In addition, we granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of common stock at the public offering price per security, less underwriting discounts and commissions. In addition to the Underwriter, CCM also participated in the offering as an additional bookrunner.

The Investor Warrants are exercisable for five years from the closing date of the June 2023 Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock. The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the June 2023 Offering. As part of the June 2023 Offering, the Underwriters partially exercised their over-allotment option in the amount of 1,405,000 shares of common stock and Investor Warrants to purchase 1,405,000 shares of common stock. The June 2023 Offering closed on June 22, 2023.

Warrant Agreements

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, we issued (i) the Penny Warrants and (ii) the $10 Warrants. The $10 Warrants were exercised on a cashless basis on October 10, 2022, in which we agreed to issue 457,142 shares of common stock in connection with such exercise. The Penny Warrants have an exercise period of 10 years from the date of issuance. The $10 Warrants have been exercised in full and are no longer outstanding.

The Penny Warrants have specified anti-dilution protection against subsequent equity sales or distributions at below $10 per share of common stock, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to our $150 million ChEF Equity Facility (or replacement thereof) sold at a per share price above $5.00.

The shares issuable upon exercise of the Penny Warrants, and the shares issued upon exercise of the $10 Warrants have customary registration rights, which are contained in the respective forms of the Penny Warrants and the $10 Warrants, requiring us to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Penny Warrants and the $10 Warrants.

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ChEF Equity Facility

Consistent with the equity facility letter agreement between Legacy Dragonfly and CCM 5, we and CCM entered into the Purchase Agreement and the ChEF RRA in connection with the Closing. In addition, we appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement.

Pursuant to, on the terms of, and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of this or another registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, we have the right from time to time at our option to direct CCM to purchase an amount of shares of common stock, up to a maximum aggregate purchase price of $150 million, over the term of the equity facility. As of September 18, 2023, we have sold 98,500 shares under the ChEF Equity Facility for aggregate net proceeds to us of $670,593.

Related Person Transactions Policy

Our board adopted a written Related Person Transactions Policy on October 7, 2022 (the “Policy”) that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we (including any of our subsidiaries, if any) was, is or will be a participant, (ii) the aggregate amount involved exceeds or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest.

Subject to certain limitations, transactions involving compensation for services provided to us as an employee or director will not be considered related person transactions under the Policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. A related person is also someone who has a position or relationship with any firm, corporation or other entity that engages in the transaction if (i) such person is employed or is a general partner or principal or in a similar position with significant decision making influence, or (ii) the direct or indirect ownership by such person and all other foregoing persons, in the aggregate, is 10% or greater in another person which is party to the transaction.

Under the Policy, any related person, or any director, officer or employee of ours who knows of the transaction, must report the information regarding the proposed related person transaction to our Chief Financial Officer and chairperson of the audit committee for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the nature of the related person’s interest in the transaction;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties.

All related party transactions may be consummated or continued only if approved or ratified by our audit committee. No director or member of our audit committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of our audit committee.

All of the transactions entered into since the adoption of the Policy have been approved by our audit committee.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the NRS, the Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

We have 175,000,000 shares of capital stock authorized under our Charter, which consists of 170,000,000 shares of common stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with par value $0.0001 per share.

As of September 18, 2023 there were 58,880,812 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable.

Redeemable Warrants

Public Warrants

Each whole redeemable Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as described below. The Public Warrants will expire on October 7, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The Public Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us and the warrant agent a duly executed exercise notice accompanied by payment in full for the number of common stock purchased upon such exercise price for the Public Warrants is subject to adjustment for stock splits or combinations, stock dividends and distributions, reclassifications, subdivisions, and other similar transactions. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its warrants only for a whole number of shares of common stock. No fractional shares will be issued in connection with the exercise of a Public Warrant. In lieu of fractional shares, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the Public Warrant holder.

If a registration statement registering under the Securities Act the issuance of the shares of common stock underlying the Public Warrants is not effective or available, the holder may, in its sole discretion, elect to exercise the Public Warrants for cash or on a cashless basis, and we will not be obligated to issue any shares to registered holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising registered holder, or an exemption from registration or qualification is available.

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We may call the Public Warrants for redemption in accordance with the terms summarized below:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;
●	if, and only if, the last sales price of our common stock equals or exceeds $16.00 per share for any ten (10) trading days within a 30-trading day period ending three business days before we send the notice of redemption; and
●	if, and only if, there is a current registration statement in effect with respect to the offer and sale of the shares of common stock underlying such Public Warrants at the time of redemption and for the entire 30-trading day period referred to above and continuing each day thereafter until the date of redemption.

We may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Public Warrants (i) is not exempt from registration or qualification under applicable state blue sky laws – we will use our best efforts to register or qualify such shares or (ii) we are unable to effect such registration or qualification. However, there may be instances in which registered holders of our public warrants may be unable to exercise such public warrants but registered holders of our Private Warrants, described below, may be able to exercise such Private Warrants.

In the event that we elect to redeem all of the Public Warrants, we will fix a date for the redemption, and a notice of redemption will then be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.99% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

The Public Warrants contain certain anti-dilution and adjustment rights upon certain events.

The Public Warrants are issued in registered form under the warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

Public Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Warrants

The Private Warrants (including the common stock issuable upon their exercise of the Private Warrants) are not redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

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If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Private Warrants, multiplied by the difference between the exercise price of the Private Warrant warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Holders of our Private Warrants are entitled to certain registration rights. The Private Warrants purchased by Sponsor will not be exercisable on or after August 10, 2026, in accordance with FINRA Rule 5110(g), as long as Sponsor or any of its related persons beneficially own the Private Warrants.

Penny Warrants

The Penny Warrants were issued on the Closing Date and have an exercise period of 10 years from the date of issuance. The Penny Warrants have specified weighted average anti-dilution protection against subsequent equity sales or distributions at below $10 per share, subject to customary exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date (provided such issuances are taken into account in the calculation of “on a fully diluted basis” as provided above), issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions, issuances in debt financings as equity kickers, issuances in public offerings and similar transactions. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to our $150 million ChEF Facility (or replacement thereof) sold at a per share price above $5.00. The shares issued and issuable upon exercise of the Penny Warrants have customary registration rights requiring us to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Penny Warrants.

Investor Warrants

The Investor Warrants that were issued in the June 2023 Offering, expire five years from the date of the closing, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock.

We granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of common stock at the public offering price per security, less underwriting discounts and commissions, of which the Underwriters exercised for 1,405,000 shares of common stock and Investor Warrants to purchase up to 1,405,000 shares of common stock and the remaining was not exercised within the 45-day window.

Underwriters’ Warrants

The Underwriters’ Warrants that were issued in the June 2023 Offering expire on June 20, 2028, have an exercise price of $2.50 per share, are immediately exercisable and contain a cashless exercise provision. The cashless exercise of the warrants is calculated pursuant to the formula set forth in the Underwriters’ Warrants. In addition, the Underwriters’ Warrants contain additional registration rights in the event of an ineffective registration statement prior to their full exercise.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our Warrants is Equiniti Trust Company, LLC.

Preferred Stock

Our Charter authorizes a total of 5,000,000 shares of preferred stock, par value $0.0001 per share.

Under the terms of our Charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

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Choice of Forum Provisions

Our Charter, in Article XI, includes a mandatory forum provision that, to the fullest extent permitted by law, and unless we consent in writing, the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Company or on our behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to the Company or our stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Charter or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Charter or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Anti-Takeover Effects of the Charter, the Bylaws and Nevada Law

We are a Nevada corporation and are generally governed by the NRS. The following is a brief description of the provisions in our Charter, Bylaws and the NRS that could have an effect of delaying, deferring, or preventing a change in control of the Company.

The provisions of the NRS, our Charter, and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Combinations with Interested Stockholders

The “combinations with interested stockholders” provisions of Sections 78.411 to 78.444, inclusive, prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various business “combinations” with any person deemed to be an “interested stockholder” for a period of two years after the date that the person first become an interested stockholder, unless the business combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder, or the business combination is approved by the board of directors and thereafter is approved at a meeting of the corporation’s stockholders by the affirmative vote of at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder, its affiliates, and associates.

Following the expiration of the two-year period, the corporation is prohibited from engaging in business “combinations” with the interested stockholder, unless: (i) the business combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder; (ii) the business combination is approved by a majority of the outstanding voting power of the corporation held by disinterested stockholders; or (iii) the aggregate amount of the consideration to be received in the business combination by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested stockholder is at least equal to the higher of: (a) the highest price per share paid by the interested stockholder, at a time when the interested stockholder was the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting shares of the corporation, for any common shares of the same class or series acquired by the interested stockholder within two years immediately before the date of announcement with respect to the combination or within two years immediately before, or in, the transaction in which the person became an interested stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that earliest date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that earliest date, and (b) the market value per common share on the date of the announcement of the business combination or on the date that the person first became an interested stockholder, whichever is higher, plus interest compounded annually from that date through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that date.

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In general, an “interested stockholder” is any person who is (i) the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within two years immediately before the date in question was the direct or indirect beneficial owner of 10% or more of the voting power of the then outstanding shares of the corporation.

Companies are entitled to opt out of the business combination provisions of the NRS. In our Charter, we have not opted out of the business combination provisions of NRS 78.411 to 78.444, inclusive.

Acquisition of Controlling Interests

Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. The provisions can be found in NRS 78.378 to 78.3793, inclusive.

The restriction on acquisition of a controlling interest applies to corporations which have 200 or more stockholders of record (at least 100 of whom have had addresses in Nevada at all times during the 90 days immediately preceding the date of the acquisition) and conducts business in Nevada, unless the Charter or bylaws of the corporation in effect on the tenth day after the acquisition of a controlling interest provide otherwise. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Once an acquirer crosses one of these thresholds by acquiring a controlling interest in the corporation, the shares which the acquirer acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest in the corporation become “control shares.” Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at an annual meeting or a special meeting of such stockholders held upon the request and at the expense of the acquiring person, or, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares, and, provided that the proper procedure is adhered to, the corporation must comply with the demand.

NRS 78.378(1) provides that the control share statutes of the NRS do not apply to any acquisition of a controlling interest in an issuing corporation if the Charter or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. NRS 78.378(2) provides that the corporation may impose stricter requirements if it so desires. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

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Authorized Shares

Section 78.207 of the NRS provides that without any action by our shareholders, we may increase or decrease the number of authorized shares in a class or series of our shares and correspondingly effect a forward or reverse split of any class or series of the our shares (and change the par value thereof), so long as the action taken does not adversely change or alter any right or preference of our shareholders and does not include any provision or provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Common stock and Series A Preferred Stock have been established, and our board has authority to establish more than one series of preferred stock, and the different series shall have such relative rights and preferences, with such designations, as our board may by resolution provide. Issuance of such a new series could, depending upon the terms of the series, delay, defer, or prevent a change of control of our Company.

Stockholder Action by Written Consent

Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Charter provides otherwise. The Charter precludes stockholder action by written consent.

Number of Directors; Vacancies; Removal

Our Bylaws provide that our board may fix the number of directors at no less than one. Any vacancy on our board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of our board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum. A director chosen to fill a position resulting from an increase in the number of directors shall hold office for a term that coincides with the remaining term of that class of director.

The NRS requires the vote of the holders of at least two-thirds of the shares or class or series of shares of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors. Furthermore, the NRS does not make a distinction between removals for cause and removals without cause. The articles of incorporation may provide for a higher voting threshold but not a lower one.

Our Bylaws provide that any director or directors of the corporation, except those elected by the holders of any series or class of preferred stock provided for or fixed pursuant to the provisions of Article V of the Charter, may be removed from office at any time, but only for cause, by the vote or written consent of stockholders representing not less than 66 2/3% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting together as a single class.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our Charter further provides that the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, is required to amend or repeal certain provisions of our Charter, including provisions relating to the size of the board, removal of directors, special meetings and actions by written consent. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, is required to adopt, amend, alter or repeal our Bylaws, although our Bylaws may be adopted, amended, altered or repealed by a majority vote of the board of directors, assuming no vacancies.

Stock Exchange Listing

Our common stock is currently listed on the Nasdaq Global Market under the symbol “DFLI” and our Public Warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW”.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 18, 2023, with respect to the beneficial ownership of common stock by the following: (i) each of our current directors; (ii) each of our named executive officers; (iii) all of our current executive officers and directors as a group; and (iv) each other person known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock.

The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to securities held by that person that are currently exercisable or exercisable within 60 days of September 18, 2023 (“Presently Exercisable Securities”), if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

We have not deemed any of the shares of common stock issuable pursuant to the ChEF Equity Facility to be outstanding because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of CCM’s control.

The table reflects 58,880,812 shares common stock outstanding as of September 18, 2023 plus any shares issuable upon exercise of Presently Exercisable Securities held by such person or entity.

Except as otherwise noted below, the address for persons listed in the table is c/o Dragonfly Energy Holdings Corp., 1190 Trademark Drive #108, Reno, Nevada 89521.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Holders:
Dynavolt Technology (HK) Ltd.(1)	11,820,900	20.08%
Li Gong(2)	3,073,434	5.22%

Named Executive Officers and Directors:
Dr. Denis Phares(3)(4)	16,280,692	27.65%
Sean Nichols(3)(5)	3,735,999	6.35%
Nicole Harvey(6)	193,008	*
John Marchetti(7)	214,201	*
Tyler Bourns (8)	65,410	*
Luisa Ingargiola(9)	101,788	*
Brian Nelson(10)	66,462	*
Perry Boyle(11)	52,000	*
Jonathan Bellows(11)	30,000	-
Rick Parod(11)	30,000	-
Karina Montilla Edmonds(11)	30,300	-
All Executive Officers and Directors as a group (8 persons):	16,656,652	28.47%

* Less than one percent.

(1)	Based on the Schedule 13D filed by Dynavolt Technology (HK) Ltd. (“Dynavolt”) on October 12, 2022. The business address of Dynavolt is Flat/Room 02-03 26/F, Bea Tower Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Hong Kong.

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(2)	Based on the Schedule 13D filed by Li Gong on October 12, 2022. Includes (i) 147,138 shares of common stock held on behalf of the SAKURA GRAT, dated February 11, 2021, of which Mr. Gong is a trustee, (ii) 2,217,042 shares of common stock on behalf of the LML Family Trust, dated January 14, 2019, of which Mr. Gong is a trustee and (iii) 709,254 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023. The business address of Mr. Gong is 930 Tahoe Blvd. Suite 802, PMB 860, Incline Village, Nevada 89451.

(3)	Excludes 40,000,000 shares of common stock not yet payable as the earnout contingencies have not yet been met and will not be met within 60 days of September 18, 2023.

(4)	Includes (i) 1,217,906 shares held on behalf of the Phares 2021 GRAT dated July 9, 2021, of which Dr. Phares is the trustee, and (ii) 177,316 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023.

(5)	Based on the Schedule 13D filed by Sean Nichols, our former Chief Operating Officer, on October 12, 2022 and information available to us. Includes 54,393 shares of common stock held on behalf of the Nichols GRAT I dated June 14, 2021, and 3,383,142 shares of common stock held on behalf of the Nichols Living Trust 2015, each of which Mr. Nichols is the trustee. On November 7, 2022, Mr. Nichols resigned from his position as our Chief Operating Officer. Also includes 177,316 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023.

(6)	On April 26, 2023, Ms. Harvey’s employment with us ended. Pursuant to her employment agreement with us, she had until July 26, 2023 to exercise all her options. Her outstanding options were not exercised and as a result were forfeited.

(7)	Includes 128,068 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023. On August 20, 2023, Mr. Marchetti resigned as Chief Financial Officer and is continuing with us as Senior Vice President, Operations.

(8)	Includes 26,851 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023.

(9)	Includes 101,788 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023 and 30,000 RSUs that vest within 60 days of September 18, 2023.

(10)	Includes 66,462 shares of common stock issuable upon the exercise of outstanding stock options exercisable within 60 days of September 18, 2023 and 30,000 RSUs that vest within 60 days of September 18, 2023.

(11)	Includes 30,000 shares of common stock issuable pursuant to RSUs that vest within 60 days of September 18, 2023.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, CCM, of shares of common stock that may be issued to CCM pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the ChEF RRA, which we entered into with CCM on October 7, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by CCM of the shares that may be issued to CCM under the Purchase Agreement.

CCM, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares that we may sell to CCM under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares by CCM.

The following table provides, as of the date of this prospectus, information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 58,880,812 shares of common stock outstanding as of September 18, 2023. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of September 18, 2023. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Chardan Capital Markets LLC(1)	15,000	(2)	*	21,512,027	(3)	*

*Represents less than 1% of the outstanding shares and/or assumes all shares registered hereunder have been resold by CCM.

(1)	The business address of CCM is 17 State Street, Suite 2130, New York, NY 10004. CCM, an affiliate of the Sponsor, is a broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Mr. Kerry Propper, Mr. Steven Urbach and Mr. Jonas Grossman, are CCM’S Chairman, Chief Executive Officer and President, respectively, and are each Members and Managers of Chardan Securities LLC, which holds a controlling interest in CCM.
(2)	Represents 15,000 shares issued pursuant to the Subscription Agreement, for which shares Mr. Urbach has all investment and voting power. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that CCM may be required to purchase upon the terms and subject to the conditions and limitations of the Purchase Agreement, because the issuance of such shares of common stock is solely at our discretion and is subject to conditions and limitations contained in the Purchase Agreement, the satisfaction of which are entirely outside of CCM’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase Agreement prohibits us from issuing and selling any shares of common stock to CCM to the extent such shares of common stock, when aggregated with all other common stock then beneficially owned by CCM and its affiliates, would cause CCM and its affiliates’ beneficial ownership of our common stock to exceed 9.9% of the outstanding voting power or shares of common stock.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the acquisition, ownership and disposition of shares of common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the common stock who purchase common stock from the selling securityholders pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more (by vote or value) of our shares;
●	persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;
●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;
●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;
●	tax-exempt entities;
●	controlled foreign corporations; and
●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions

In general, any distributions we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

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●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Foreign Account Tax Compliance Act (FATCA) Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

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CHEF EQUITY FACILITY

General

On October 7, 2022, we entered into the Purchase Agreement with CCM, pursuant to which CCM has agreed to purchase from us up to an aggregate of $150 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. We also entered into the ChEF RRA, dated as of October 7, 2022, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of common stock that may be issued and sold to CCM under the Purchase Agreement. As of September 18, 2023, we have sold 98,500 shares under the ChEF Equity Facility for aggregate net proceeds to us of $670,593.

Subject to the conditions set forth in the Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion, during the term of the Purchase Agreement, to direct CCM to purchase up to a specified maximum amount of shares of common stock as set forth in the Purchase Agreement by delivering written notice to CCM on any trading day, so long as all shares of common stock subject to all prior purchases by CCM under the Purchase Agreement have theretofore been received by CCM electronically as set forth in the Purchase Agreement. The purchase price of the shares of common stock that we elect to sell to CCM pursuant to the Purchase Agreement will be determined by reference to the VWAP of the common stock during the applicable purchase date on which we have timely delivered written notice to CCM directing it to purchase shares of common stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. As consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we have agreed to pay a commitment fee of $1 million to CCM (the “Commitment Fee”), payable by way of an additional 3.0% discount to such VWAP until the Commitment Fee has been paid in full.

The Purchase Agreement may be terminated by us at any time at our sole discretion, without any cost or penalty, but subject to the full payment of the Commitment Fee, payable by us to CCM pursuant to the conditions set forth in the Purchase Agreement, by giving five trading days written notice to CCM to terminate the Purchase Agreement.

Actual sales of shares of common stock to CCM under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for our operations. Under the Purchase Agreement, CCM is not obligated to (but may, at its option, choose to) purchase an amount of shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (a) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9% of the outstanding voting power or shares of common stock, (b) a number of shares that would cause the aggregate purchase price on the applicable Purchase Date (as defined in the Purchase Agreement) for such purchase to exceed $3 million or (c) a number of shares that would equal 20% of the total number of shares of common stock that would count towards the VWAP on the applicable Purchase Date of such purchase.

Immediately following the closing of the Business Combination on October 7, 2022, there were 44,848,686 shares of our common stock outstanding. Although the Purchase Agreement provides that we may sell up to an aggregate of $150 million of our common stock to CCM, only 21,512,027 shares of our common stock are being offered under this prospectus to CCM. Depending on the market prices of our common stock at the time we elect to issue and sell shares to CCM under the Purchase Agreement, we may need to file with the SEC one or more additional registration statements to register the resale under the Securities Act by CCM of additional shares of common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. If all of the 21,512,027 shares offered by CCM under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 81% of the total number of shares of our common stock outstanding as of September 18, 2023. If we elect to issue and sell more than the 21,512,027 shares offered under this prospectus to CCM, which we may have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by CCM is dependent upon the number of shares we sell to CCM under the Purchase Agreement.

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Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to CCM.

We have agreed for a period of thirty months from the closing date of the Business Combination, that CCM shall have a right of first refusal to act as a book-running manager or placement manager for public and private offerings and as an exclusive sales agent in any “at-the-market-offering” as defined in Rule 415(a)(4) under the Securities Act. If CCM provides any such additional services, we will enter into separate agreements with CCM in connection with such additional services, containing customary terms and conditions based on the prevailing market for similar services for global, full-service investment banks. We may terminate CCM’s engagement under the Purchase Agreement for cause in the event CCM materially fails to provide the services contemplated hereunder, in which case, our obligations with respect to this right of first refusal will be eliminated.

Other than the limitations described above, and subject to the conditions precedent in the Purchase Agreement, we will control the timing and amount of any sales of our common stock to CCM.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. There are no limitations on the use of proceeds, financial covenants, participation rights, penalties or liquidated damages in the Purchase Agreement.

Termination

In addition to our sole discretion to terminate the Purchase Agreement, CCM may terminate effective upon ten (10) Trading Days’ prior written notice to us, upon the occurrence of certain events, including:

●	any condition, occurrence, state of facts or event constituting a Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing;
●	certain fundamental transactions shall have occurred; or
●	we are in breach or default in any material respect of any of its covenants and agreements in the ChEF RRA, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) Trading Days after notice of such breach or default is delivered to us.

Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) the 36-month anniversary of the effective date of this Registration Statement, (ii) the date on which CCM has purchased the total commitment pursuant to the Purchase Agreement, (iii) the date on which our common stock fails to be listed or quoted on Nasdaq or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

No Short Selling or Hedging by CCM

CCM has agreed that neither it nor any entity managed or controlled by CCM (the “Restricted Persons”) shall directly or indirectly, engage in any short sales or hedging of our common stock during any time prior to the termination of the Purchase Agreement, which establishes a new short position with respect to our common stock, taking into account the holdings of all Restricted Persons.

Prohibitions on Certain Specified Transactions

Subject to our right to terminate as described above and for such time the Purchase Agreement is in effect, we shall not effect or enter into an agreement to effect any issuance by us or any of our subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving certain specified transactions. Such restrictions do not include follow-on offerings or follow-on public offerings, in each case where we issue or sell any securities with a fixed price. Furthermore, we may enter into certain exempt issuances under the Purchase Agreement.

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Effect of Performance of the Purchase Agreement on Our Stockholders

All 21,512,027 shares registered in this offering which have been or may be issued or sold by us to CCM under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over the term of the Purchase Agreement. The sale by CCM of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to CCM, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to CCM all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. As of September 18, 2023, 98,500 shares have been issued under the ChEF Equity Facility for aggregate net proceeds to us of $670,593.

If and when we do sell shares to CCM, after CCM has acquired the shares, CCM may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to CCM by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to CCM under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with CCM may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to CCM and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us, subject to the full payment of the Commitment Fee.

The following table sets forth the amount of gross proceeds we would receive from CCM from our sale of shares to CCM under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to CCM(2)	Proceeds from the Sale of Shares to CCM Under the Purchase Agreement(1)
$1.50		100,000,000	62.9%	$133,023,941.18
$1.60		93,750,000	61.4%	$141,847,470.59
$1.70		88,235,294	60.0%	$150,000,000.00
$1.77	(3)	84,745,762	59.0%	$150,000,000.00
$1.80		83,333,333	58.6%	$150,000,000.00
$1.90		78,947,368	57.3%	$150,000,000.00

(1)	As of September 18, 2023, we have issued 98,500 shares under the ChEF Equity Facility for gross proceeds of $671,000. Although the Purchase Agreement provides that we may sell up to $150 million of our common stock to CCM, we are only registering 21,512,027 shares under this prospectus and may need to file additional registration statements to register additional shares if we determine to sell more than the 21,512,027 shares registered for resale pursuant to this Registration Statement. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to CCM a number of shares of our common stock with a total value of $150 million under this prospectus.

(2)	The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column. The denominator is based on 58,880,812 shares of our common stock outstanding immediately as of September 18, 2023, adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to CCM, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Limitation.

(3)	The closing sale price of our shares of common stock on September 18, 2023.

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Plan of Distribution (CONFLICTS OF INTEREST)

We are registering the resale by CCM of up to 21,512,027 shares of our common stock. Our common stock may be sold or distributed from time to time by CCM directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

Although the Purchase Agreement provides that we may sell up to an aggregate of $150 million of shares of common stock to CCM, only 21,512,027 shares of common stock are being registered for resale under the registration statement that includes this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility.

The sale of common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	any combination of the foregoing; or
●	any other method permitted pursuant to applicable law.

CCM will act independently of us in making decisions with respect to the timing, manner and size of each sale, subject to the restrictions in the Purchase Agreement. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. CCM reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

CCM is a selling securityholder and is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

CCM is a registered broker-dealer and FINRA member and has informed us that it presently anticipates effectuating resales, if any, of shares of our common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares that it may acquire from us. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. CCM has informed us that each such broker-dealer (excluding CCM), may receive commissions from CCM for executing such sales for CCM and, if so, such commissions will not exceed customary brokerage commissions.

The purchase price of the shares of common stock that we elect to sell to CCM pursuant to the Purchase Agreement will be determined by reference to the VWAP of the common stock during the applicable purchase date on which we have timely delivered written notice to CCM directing it to purchase shares of common stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. Also, as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we have agreed to pay a commitment fee of $1 million to CCM, payable by way of a reduction of the VWAP purchase price under the terms of the Purchase Agreement. The foregoing 3.5% discount and commitment fee will be deemed to be underwriting compensation in connection with sales of the shares of common stock by CCM to the public.

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In addition, pursuant to the Purchase Agreement we have agreed to pay a structuring fee of $50,000 to CCM for advising us on the structure of the ChEF Equity Facility in order to establish all necessary corporate and other arrangements for the conduct of the ChEF Equity Facility. We have also agreed to reimburse CCM up to $125,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and up to $25,000 per fiscal quarter thereafter for up to 36 months, or up to $425,000 in the aggregate, in connection with CCM’s ongoing due diligence review. These fees and reimbursed expenses will be deemed to be underwriting compensation in connection with sales of shares of common stock by CCM to the public.

As described under “Unaudited Pro Forma Condensed Combined Financial Information – PIPE Investment,” CCM acquired 15,000 shares of our common stock in a private placement on October 7, 2022. Such shares will be treated as underwriting compensation in connection with this offering and will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares for a period of 180 days beginning on the date of commencement of sales of the public offering under the Purchase Agreement, except as provided in FINRA Rule 5110(e)(2).

The total underwriting compensation to be received in connection with sales of shares of common stock by CCM to the public, as determined under FINRA Rule 5110, will not exceed 8% of the maximum dollar amount of common stock to be sold to the public under the Purchase Agreement.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from CCM and/or purchasers of common stock for whom the broker-dealers may act as agent. Neither we nor CCM can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between CCM or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from CCM, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to CCM. We have agreed to indemnify CCM and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

CCM has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. CCM has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised CCM that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of CCM and its affiliates.

Right of First Refusal

We have agreed, subject to entering into separate agreements containing customary terms and conditions, for a period of thirty months from the closing date of our business combination, that CCM shall have a right of first refusal to act as a book-running manager or placement manager for public and private offerings and as an exclusive sales agent in any “at-the-market-offering” as defined in Rule 415(a)(4) under the Securities Act. This right of first refusal will be deemed to be underwriting compensation in connection with this offering.

Conflicts of Interest

CCM, an affiliate of the Sponsor, is a member of FINRA and is expected to act as an executing broker for the resale of common stock in this offering. The receipt by CCM of all the proceeds from resales of common stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. To the extent that the shares of common stock do not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. LifeSci Capital, LLC has agreed to act as qualified independent underwriter for this offering and receive an upfront fee of $100,000 for performing the services required by a qualified independent underwriter under FINRA Rule 5121(a)(2)(A) prior to the filing of the initial registration statement relating to this offering, including conducting due diligence in connection with this offering and advising of any required changes to the registration statement (the “QIU Services”), and for its ongoing QIU Services during the first year after the date of the Purchase Agreement. In addition, beginning one year after the date of the Purchase Agreement until its termination, LifeSci Capital, LCC will receive quarterly fees of $25,000 for providing QIU Services. The total fees to be received by LifeSci Capital, LLC for its QIU Services will not exceed $300,000 in the aggregate. Pursuant to FINRA Rule 5121, CCM will not confirm resales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Our common stock is quoted on Nasdaq under the trading symbol “DFLI.”

108

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Parsons Behle & Latimer.

EXPERTS

The financial statements of Dragonfly Energy Holdings Corp. as of December 31, 2022 and December 31, 2021, and for the years then ended, included in this prospectus and in this Registration Statement, have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Changes in Registrant’s Certifying Accountant

On October 7, 2022, the Audit Committee informed WithumSmith+Brown, PC (“Withum”), our independent registered public accounting firm prior to the Transactions, that Withum will be dismissed effective following the completion of our review for the nine month period ended September 30, 2022, which consists only of the pre-Transactions accounts of CNTQ.

The report of Withum on CNTQ’s financial statements as of September 30, 2022, and for the fiscal year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles except for an explanatory paragraph regarding substantial doubt about CNTQ’s ability to continue as a going concern.

During the fiscal years ended December 31, 2021 and December 31, 2020, and the subsequent period through the date of Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report. During the fiscal years ended December 31, 2021 and December 31, 2020, and the subsequent period through September 30, 2022, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act other than the previously disclosed material weakness over financial reporting.

We have provided Withum with a copy of the foregoing disclosures.

On the Closing Date, the Audit Committee approved the engagement of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2022. BDO USA, LLP served as the independent registered public accounting firm of Legacy Dragonfly prior to the Transactions, including the audit of the consolidated financial statements of Legacy Dragonfly for the fiscal year ended December 31, 2021. During the fiscal year ended December 31, 2021 and the subsequent period through the date of Withum’s dismissal, Legacy Dragonfly did not consult with BDO USA, LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Legacy Dragonfly’s financial statements, and neither a written report nor oral advice was provided to Legacy Dragonfly that BDO USA, LLP concluded was an important factor considered by BDO USA, LLP in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and exhibits.

In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.dragonflyenergy.com/. Through our website, we make available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

109

DRAGONFLY ENERGY HOLDINGS CORP.

F-1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Dragonfly Energy Holdings Corp.

Reno, Nevada

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Dragonfly Energy Holdings Corp. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses and has a negative cash flow from operations and concluded it is probable the Company will not comply with future covenants of the Term Loan and does not have sufficient resources to repay the Term Loan, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA LLP

We have served as the Company’s auditor since 2021.

Spokane, Washington

April 17, 2023

F-2

DRAGONFLY ENERGY HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	2022	2021
Current Assets
Cash	$17,781	$25,586
Restricted cash	-	3,044
Accounts receivable, net of allowance for doubtful accounts	1,444	783
Inventory	49,846	27,127
Prepaid expenses	1,624	293
Prepaid inventory	2,002	7,461
Prepaid income tax	525	-
Other current assets	267	1,787
Total Current Assets	73,489	66,081
Property and Equipment
Machinery and equipment	10,214	3,615
Office furniture and equipment	275	201
Leasehold improvements	1,709	1,307
Vehicle	195	195
Total	12,393	5,318
Less accumulated depreciation and amortization	(1,633)	(857)
Property and Equipment, Net	10,760	4,461
Operating lease right of use asset	4,513	5,709
Total Assets	$88,762	$76,251
Current Liabilities
Accounts payable	13,475	11,360
Accrued payroll and other liabilities	6,295	2,608
Customer deposits	238	434
Uncertain tax position liability	128	-
Income tax payable	-	631
Notes payable, current portion, net of debt issuance costs	19,242	1,875
Operating lease liability, current portion	1,188	1,082
Total Current Liabilities	40,566	17,990
Long-Term Liabilities
Notes payable-noncurrent, net of debt issuance costs	-	37,053
Deferred tax liabilities	-	453
Warrant liabilities	32,831	-
Accrued expenses, long-term	492	-
Operating lease liability, net of current portion	3,541	4,694
Total Long-Term Liabilities	36,864	42,200
Total Liabilities	77,430	60,190
Commitments and Contingencies (See Note 6)	-	-
Equity
Common stock, 170,000,000 shares, $0.0001 par value, authorized, 43,272,728 and 36,496,998 shares issued and outstanding as of December 31, 2022 and 2021, respectively	4	4
Preferred stock, 5,000,000 shares, $0.0001 par value, authorized, no shares issued and outstanding as of December 31, 2022 and 2021, respectively	-	-
Additional paid in capital	38,461	3,619
Retained (deficit) earnings	(27,133)	12,438
Total Equity	11,332	16,061
Total Liabilities and Shareholders’ Equity	$88,762	$76,251

The accompanying notes are an integral part of these financial statements.

F-3

DRAGONFLY ENERGY HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF Operations

YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	2022	2021
Net Sales	$86,251	$78,000
Cost of Goods Sold	62,247	48,375
Gross Profit	24,004	29,625
Operating Expenses
Research and development	2,764	2,689
General and administrative	41,566	10,621
Selling and marketing	13,671	9,848
Total Operating Expenses	58,001	23,158
(Loss) Income From Operations	(33,997)	6,467
Other Income (Expense)
Other income	40	1
Interest expense, net	(6,945)	(519)
Change in fair market value of warrant liability	5,446	-
Debt extinguishment	(4,824)	-
Total Other Expense	(6,283)	(518)
(Loss) Income Before Taxes	(40,280)	5,949
Income Tax (benefit) Expense	(709)	1,611
Net (Loss) Income	$(39,571)	$4,338
(Loss) Earnings Per Share – Basic	$(1.03)	$0.12
(Loss) Earnings Per Share – Diluted	$(1.03)	$0.11
Weighted Average Number of Shares – Basic	38,565,307	35,579,137
Weighted Average Number of Shares – Diluted	38,565,307	37,742,337

The accompanying notes are an integral part of these financial statements.

F-4

DRAGONFLY ENERGY HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE DATA)

	Redeemable Preferred Stock		Common Stock		Additional Paid-In	Retained Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance - January 1, 2021	10,000,000	$2,000	20,040,470	$4	$451	$8,100	$8,555

Retroactive application of recapitalization	(10,000,000)	(2,000)	15,469,477	-	2,000	-	2,000
Adjusted balance, beginning of period	-	-	35,509,947	4	2,451	8,100	10,555
Net (loss) income	-	-	-	-	-	4,338	4,338
Stock compensation expense	-	-	-	-	734	-	734
Exercise of stock options	-	-	987,051	-	434	-	434

Balance - December 31, 2021	-	$-	36,496,998	4	3,619	12,438	16,061

Balance -January 1, 2022, after giving effect to the recapitalization	-	-	36,496,998	4	3,619	12,438	16,061

Net loss	-	-	-	-	-	(39,571)	(39,571)
Stock purchase agreement	-	-	1,498,301	-	15,000	-	15,000
Exercise of stock options	-	-	581,351	-	706	-	706
Reverse capitalization, net of transaction costs (See Note 3)	-	-	4,238,936	-	-	-	-
Cashless exercise of liability classified warrants	-	-	457,142	-	16,669	-	16,669
Stock compensation expense	-	-	-	-	2,467	-	2,467
Balance - December 31, 2022	-	$-	43,272,728	$4	$38,461	$(27,133)	$11,332

The accompanying notes are an integral part of these financial statements.

F-5

DRAGONFLY ENERGY HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN THOUSANDS)

	2022	2021
Cash flows from Operating Activities
Net (Loss) Income	$(39,571)	$4,338
Adjustments to Reconcile Net (Loss) Income to Net Cash
Provided by (Used in) Operating Activities
Stock based compensation	2,467	734
Debt extinguishment	4,824	-
Amortization of debt discount	1,822	206
Change in fair market value of warrant liability	(5,446)	-
Deferred tax liability	(453)	122
Non-cash interest expense (paid-in-kind)	1,192	-
Provision for doubtful accounts	108	50
Depreciation and amortization	891	617
Loss on disposal of property and equipment	56	124
Assumption of Warrant Liability	1,990	-
Changes in Assets and Liabilities
Accounts receivable	(769)	1,007
Inventories	(22,719)	(21,179)
Prepaid expenses	(1,467)	58
Prepaid inventory	5,459	(6,353)
Other current assets	1,520	(1,214)
Other assets	1,196	1,029
Income taxes payable	(1,156)	(651)
Accounts payable and accrued expenses	4,428	8,903
Uncertain tax position liability	128	(19)
Customer deposits	(196)	(1,345)
Total Adjustments	(6,125)	(17,911)
Net Cash Used in Operating Activities	(45,696)	(13,573)
Cash Flows From Investing Activities
Proceeds from disposal of property and equipment	35	61
Purchase of property and equipment	(6,862)	(2,970)
Net Cash Used in Investing Activities	(6,827)	(2,909)
Cash Flows From Financing Activities
Proceeds from term loan	75,000	-
Proceeds from note payable	-	45,000
Repayment from note payable	(45,000)	-
Payments of debt issuance costs	(4,032)	(6,278)
Proceeds from exercise of options	706	184
Proceeds from stock purchase agreement	15,000	-
Proceeds from revolving note agreement	-	5,000
Repayments of revolving note agreement	-	(5,000)
Net Cash Provided by Financing Activities	41,674	38,906
Net (Decrease) Increase in Cash and Restricted Cash	(10,849)	22,424
Beginning cash and restricted cash	28,630	6,206
Ending cash and restricted cash	$17,781	$28,630
Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$773	$2,390
Cash paid for interest	$2,252	$313
Supplemental Non-Cash Items
Receivable of options exercised	$-	$250
Purchases of property and equipment, not yet paid	$419	$255
Recognition of right of use asset obtained in exchange for operating lease liability	$-	$5,745
Cashless exercise of liability classified warrants	$16,669	$-

The accompanying notes are an integral part of these financial statements.

F-6

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1 — NATURE OF BUSINESS

Dragonfly Energy Holdings Corp. (“New Dragonfly” or the “Company”) sells lithium-ion battery packs for use in a wide variety of applications. The Company sells to distributors under the Dragonfly Energy brand name, and sells direct to consumers under the trade name Battleborn Batteries. In addition, the Company develops technology for improved lithium-ion battery manufacturing and assembly methods.

On October 7, 2022, a merger transaction between Chardan NexTech Acquisition 2 Corporation (“CNTQ”), Dragonfly Energy Corp. (“Legacy Dragonfly”), and Bronco Merger Sub, Inc. (“Merger Sub”) was completed pursuant to which Merger Sub was merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger. As a result of the merger, Legacy Dragonfly became a wholly owned subsidiary of New Dragonfly.

Although New Dragonfly was the legal acquirer of Legacy Dragonfly in the merger, Legacy Dragonfly is deemed to be the accounting acquirer, and the historical financial statements of Legacy Dragonfly became the basis for the historical financial statements of New Dragonfly upon the closing of the merger. New Dragonfly together with its wholly owned subsidiary, Dragonfly Energy Corp., is referred to hereinafter as the “Company”.

Furthermore, the historical financial statements of Legacy Dragonfly became the historical financial statements of the Company upon the consummation of the merger. As a result, the financial statements included in this Annual Report reflect (i) the historical operating results of Legacy Dragonfly prior to the merger; (ii) the combined results of CNTQ and Legacy Dragonfly following the close of the merger; (iii) the assets and liabilities of Legacy Dragonfly at their historical cost and (iv) the Legacy Dragonfly’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger. See Note 3 – Reverse Capitalization for further details of the merger.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present the consolidated financial statements of the Company and its wholly owned subsidiary.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the year ended December 31, 2022, the Company incurred losses and had a negative cash flow from operations. As of December 31, 2022, the Company had $17,781 in cash and cash equivalents and working capital of $32,923. The Company’s ability to achieve profitability and positive cash flow depends on its ability to increase revenue, contain its expenses and maintain compliance with the financial covenants in its outstanding indebtedness agreements.

In connection with the Company’s senior secured term loan facility in an aggregate principal amount of $75,000 (the “Term Loan”), the Company is obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures (See Note 7). On March 29, 2023, the Company obtained a waiver from the Term Loan administrative agent and lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. It is probable that the Company will fail to meet these covenants within the next twelve months. If the Company is unable to obtain a waiver or if the Company is unable to comply with such covenants, the lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In addition, the Company may need to raise additional debt and/or equity financings to fund its operations and strategic plans and meet its financial covenants. The Company has historically been able to raise additional capital through issuance of equity and/or debt financings and the Company intends to use its equity facility and raise additional capital as needed. However, the Company cannot guarantee that it will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan.

Recently adopted accounting standards

In May 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-04, Earnings Per Share (Topic 260), Debt Modifications and Extinguishments (Subtopic 470 50), Compensation – Stock Based Compensation (Topic 718), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options. This ASU provides guidance which clarified an issuer’s accounting for modification or exchanges of freestanding equity classified written call options that remain equity classified after modification or exchange. The provisions of ASU No. 2021-04 are effective January 1, 2022. This ASU shall be applied on a prospective basis. The adoption of this guidance did not have a material impact on the accompanying consolidated financial statements.

F-7

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards replace the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measure at amortized cost to be presented at the net amount expected to be collected. The Company determined that this change does not have a material impact to the financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. The amendments in this update will be effective for the Company on January 1, 2024 and may be early adopted at the beginning of fiscal year 2023. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Cash, Restricted Cash, and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2022 or 2021. The Company also maintained a restricted cash balance to satisfy its note payable requirements as of December 31, 2021 (Refer to Note 7). There were no restricted cash balances as of December 31, 2022.

From time to time the Company has amounts on deposit with financial institutions that exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

Accounts Receivable

The Company’s trade receivables are recorded when billed and represent claims against third parties that will be settled in cash. Generally, payment is due from customers within 30-60 days of the invoice date and the contracts do not have significant financing components. Trade accounts receivables are recorded gross and are net of any applicable allowance. The Company has an allowance for doubtful accounts as of December 31, 2022 and 2021 of $90 and $50, respectively.

Inventory

Inventories (Note 5), which consist of raw materials and finished goods, are stated at the lower of cost (first in, first out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2022 and 2021, no such reserves were necessary.

F-8

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Property and Equipment

Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. Depreciation and amortization are calculated by the straight-line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the years ended December 31, 2022 and 2021 was $891 and $617, respectively. The various classes of property and equipment and estimated useful lives are as follows:

Office furniture and equipment	3 to 7 years

Vehicles	5 years

Machinery and equipment	3 to 7 years

Leasehold improvements	Remaining Term of Lease

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

Warrants

The Company applies relevant accounting guidance for warrants to purchase the Company’s stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, the Company follows guidance issued within ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classification are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Revenue Recognition

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. The Company excludes from the transaction price all taxes that are assessed by a governmental authority and imposed on and concurrent with the Company’s revenue transactions, and therefore presents these taxes (such as sales tax) on a net basis in operating revenues on the Consolidated Statements of Operations.

F-9

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Revenue is recognized when control of the promised goods is transferred to the customer or reseller, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.

The Company may receive payments at the onset of the contract before delivery of goods for customers in the retail channel. Payment terms for distributors and OEMs are due within 30-60 days after shipment. In such instances, the Company records a customer deposit liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. The company had $1,779 of contract liabilities as of January 1, 2021. As of December 31, 2022 and 2021, the contract liability related to the Company’s customer deposits approximated $238 and $434, respectively. The entire contract liability balance as of December 31, 2021 was recognized as revenue during the year ended December 31, 2022. The entire contract liability balance as of January 1, 2021 was recognized as revenue during the year ended December 31, 2021.

Disaggregation of Revenue:

The following table present our disaggregated revenues by distribution channel:

Sales	2022	2021
Retail	$43,344	$59,042
Distributor	9,102	10,733
Original equipment manufacture	33,805	8,225
Total	$86,251	$78,000

Shipping and Handling

Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales. Shipping and handling costs associated with outbound freight are included in sales and marketing expenses. Shipping and handling costs associated with outbound freight totaled $5,440 and $5,105 for the years ended December 31, 2022 and 2021, respectively.

Product Warranty

The Company offers assurance type warranties from 5 to 10 years on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims and records a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance type warranties and has determined that the estimated outstanding warranty obligation on December 31, 2022 and 2021 to be $328 and $0, respectively.

F-10

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Concentrations

Receivables from three customers comprised approximately 18%, 10% and 10%, respectively, of accounts receivable as of December 31, 2022. Receivables from two customers comprised approximately 42% and 16%, respectively, of accounts receivable as of December 31, 2021. There are no other significant accounts receivable concentrations.

Revenue from one customer accounted for approximately 22% of the Company’s sales for year ended December 31, 2022. There were no significant revenue concentrations for the year ended December 31, 2021.

Payables to one vendor comprised approximately 61% of accounts payables as of December 31, 2022. There were no significant payable concentrations as of December 31, 2021.

For the year ended December 31, 2022, one vendor accounted for approximately 28% of the Company’s total purchases, respectively. For the year ended December 31, 2021, three vendors accounted for approximately 27%, 10% and 10% of the Company’s total purchases, respectively.

Deferred Financing Costs

The incremental cost, including the fair value of warrants, directly associated with obtaining debt financing is capitalized as deferred financing costs upon the issuance of the debt and amortized over the term of the related debt agreement using the effective-interest method with such amortized amounts included as a component of interest expense in the consolidated statement of operations. Unamortized deferred financing costs are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt obligation.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses include salaries, contractor and consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities, and other departmental expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expenses as incurred as they do not directly relate to acquisition or construction of materials, property or intangible assets that have alternative future uses.

Advertising

The Company expenses advertising costs as they are incurred and are included in selling and marketing expenses. Advertising expenses amounted to $2,334 and $1,690 for the years ended December 31, 2022 and 2021, respectively.

Stock-Based Compensation

The Company accounts for stock based compensation arrangements with employees and non employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock based payments, including stock options (Note 14). The fair value method requires the Company to estimate the fair value of stock based payment awards to employees and non employees on the date of grant using an option pricing model. Stock based compensation costs are based on the fair value of the underlying option calculated using the Black Scholes option pricing model and recognized as expense on a straight line basis over the requisite service period, which is the vesting period. Restricted stock unit awards are valued based on the closing trading value of the Company’s common stock on the date of grant and then amortized on a straight-line basis over the requisite service period of the award. The Company measures equity based compensation awards granted to non employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the lithium ion battery industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

F-11

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Income Taxes

Deferred income tax assets and liabilities (Note 9) are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.

The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has a liability of $128 and $0 as of December 31, 2022 and 2021, respectively, of uncertain tax positions.

The Company’s accounting policy is to include penalties and interest related to income taxes if any, in selling, general and administrative expenses. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Net (Loss) Earnings per Common Share

Basic net (loss) earnings per share is calculated by dividing net (loss) earnings by the weighted-average number of common shares outstanding during the period. Diluted net (loss) earnings per share is calculated using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock.

The weighted-average number of common shares included in the computation of diluted net (loss) earnings gives effect to all potentially dilutive common equivalent shares, including outstanding stock options and warrants.

Common stock equivalent shares are excluded from the computation of diluted net (loss) earnings per share if their effect is antidilutive. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

As the Merger has been accounted for as a reverse recapitalization, the consolidated financial statements of the merged entity reflect the continuation of the pre-merger Legacy Dragonfly financial statements; Dragonfly equity has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, CNTQ. As a result, net (loss) earnings per share was also retrospectively adjusted for periods ended prior to the Merger. See Note 3 - Reverse Capitalization for details and discussion of the retrospective adjustment of net loss per share.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under Financial Accounting Standards Board (“FASB”) Accounting Standard Update (“ASU”) 2016-02, Leases (“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use (“ROU”) assets and current and non-current lease liabilities, as applicable.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.

F-12

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 3 – REVERSE CAPITALIZATION

On October 7, 2022, Legacy Dragonfly consummated a merger with CNTQ. Legacy Dragonfly was deemed to be the accounting acquirer in the merger. The determination was primarily based on Legacy Dragonfly’s stockholders having a majority of the voting power in the combined Company, Legacy Dragonfly having the ability to appoint a majority of the Board of Directors of the Company, Legacy Dragonfly’s existing management team comprising the senior management of the combined Company, Legacy Dragonfly comprising the ongoing operations of the combined Company and the combined Company assumed the name “Dragonfly Energy Holdings Corp.”. Accordingly, for accounting purposes, the merger was treated as the equivalent of Legacy Dragonfly issuing stock for the net assets of CNTQ, accompanied by a recapitalization. The net assets of CNTQ are stated at historical cost, with no goodwill or other intangible assets recorded.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods up to October 7, 2022, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Dragonfly’s stockholders in connection with the merger. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Dragonfly’s outstanding convertible preferred stock and Legacy Dragonfly’s common stock prior to the merger have been retroactively restated as shares reflecting the exchange ratio of 1.182 established in the merger. Legacy Dragonfly’s convertible preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock and reclassified to permanent equity as a result of the reverse recapitalization.

Immediately before the closing of the merger, and prior to the PIPE Financing, and the funds remaining after such redemptions, totaling approximately $6,265, became available to finance transaction expenses and the future operations of New Dragonfly. In connection with the merger, CNTQ entered into agreements with new investors and existing Legacy Dragonfly investors to subscribe and purchase an aggregate of approximately 500,000 shares of CNTQ Class A common stock (the “PIPE Financing”).

The PIPE Financing was consummated on September 26, 2022 and resulted in gross proceeds of an additional approximately $5,017, prior to payment of the transaction costs. As part of the PIPE Financing, the Company entered an initial Term Loan for an aggregate principal amount of $75,000. The Company incurred debt issuance costs of $1,950 of original issuance discount and additional $2,081 of transaction costs that were allocated to the Term Loan, resulting in net cash proceeds of $70,969. In addition, $52,956 of Term Loan warrants based on their combined relative fair values was recorded as a debt discount resulting in initial carrying amount of debt of $18,013. Pursuant to the terms of the loan agreement, the Term Loan was advanced in one tranche on the closing date and the funds were used to refinance on the closing date prior indebtedness of $42,492 (including payment of make-whole interest related to early extinguishment of debt), (ii) to support the Transaction under the Merger Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the merger. The direct and incremental transaction costs of approximately $13,221 were allocated to all instruments assumed and issued in the merger on a relative fair value basis. As such, the Company allocated $2,081 to the Term Loan, $9,633 to equity instruments, which was expensed in general and administrative expenses as the offering costs exceeded the proceeds received, and $1,507 to the warrant liabilities assumed and warrant liabilities issued with the term debt, which was expensed within the general and administrative expenses within the statement of operations.

Additionally, pursuant to the terms of the merger, the Company assumed $18,072 of CNTQ accrued and unpaid transaction expenses, of which all were paid upon consummation of the merger. As detailed below, $10,197 of these costs were expensed as the amount exceeded the proceeds received and such costs were determined not be a return to investors.

Upon the closing of the merger, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 175,000,000 common shares, of which 170,000,000 were designated as common stock and 5,000,000 were designated as preferred stock, both having a par value of $0.0001 per share.

Upon the closing of the merger, holders of Legacy Dragonfly common stock and preferred stock received shares of common stock in an amount determined by application of the Exchange Ratio. For periods prior to the merger, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio. The consolidated assets, liabilities, and results of operations prior to the merger are those of Legacy Dragonfly.

The following table summarizes the elements of the merger allocated to the Consolidated Statements of Operations:

Amounts
Cash: CNTQ trust and PIPE Investors	$10,979
Cash: CNTQ	303
Gross Proceeds	11,282
Net liabilities assumed in merger transaction	(1,017)
Warrant liability assumed in merger	(1,990)
CNTQ note payable settlement at close	(400)
CNTQ transaction costs paid at close	(18,072)
Net deficit assumed in recapitalization	$(10,197)

F-13

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Number of Shares
Common stock, outstanding prior to merger	3,093,348
Less: Redemption of CNTQ shares	(2,016,912)
CNTQ Public Shares	1,076,436
CNTQ Sponsor Shares	3,162,500
Merger and PIPE financing shares	4,238,936
Legacy Dragonfly shares (1)(2)	38,576,650
Total shares of common stock immediately after the merger	42,815,586

(1)	-The number of Legacy Dragonfly shares was determined from the shares of Legacy Dragonfly outstanding immediately prior to the closing of the merger converted at the Exchange Ratio. All fractional shares were rounded down.

(2)	-The preferred shares of Legacy Dragonfly were exchanged on a 1 to 1 ratio to common stock and the shares were then exchanged for shares of Dragonfly Energy Holdings Corp. at the Exchange Ratio.

Warrants

As part of the reverse capitalization transaction, the Company issued public warrants, private placement warrants and Term Loan warrants. Refer to Note 12 for a further description of the warrants.

Earnout

The former holders of shares of Legacy Dragonfly common stock (including shares received as a result of the conversion of Legacy Dragonfly Preferred Stock into New Dragonfly Common Stock) are entitled to receive their pro rata share of up to 40,000,000 additional shares of common stock (the “Earnout Shares”). The Earnout Shares are issuable in three tranches. The first tranche of 15,000,000 shares is issuable if New Dragonfly’s 2023 total audited revenue is equal to or greater than $250,000 and New Dragonfly’s 2023 audited operating income is equal to or greater than $35,000. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of at least $22.50 on or prior to December 31, 2026 and the third tranche of 12,500,000 is issuable upon achieving a volume-weighted average trading price threshold of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.

F-14

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The Company accounts for the Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, as defined below. The Company has determined that the Earnout Shares are indexed to the Company’s common stock and are therefore not precluded from equity classification. Such accounting determination will be assessed at each financial statement reporting date to determine whether equity classification remains appropriate. If the Earnout Shares are later determined to be liability-classified instruments, the Company would recognize subsequent changes in the fair value of such Earnout Shares within earnings at each reporting period during the earnout period. The value of the Earnout Shares was prepared utilizing a Monte Carlo simulation model. The significant assumptions utilized in determining the fair value of Earnout Shares include the following: (1) a price for our common stock of approximately $14.00; (2) a risk-free rate of 4.24%; (3) projected revenue and EBITDA of $255,100 and $41,000, respectively; (4) expected volatility of future annual revenue and future annual EBITDA of 42.0% and 64.0% respectively; (5) discount rate of 4.24%; and (6) expected probability of change in control of 15.0%.

The accounting treatment of the Earnout Shares have been recognized at fair value upon the closing of the merger and classified in stockholders’ equity. Because the merger is accounted for as a reverse recapitalization, the recognition of the Earnout Shares has been treated as a deemed dividend and has been recorded within additional-paid-in-capital and has no net impact on additional paid-in capital.

Note 4 - FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.
●	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

F-15

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following table presents assets and liabilities that were measured at fair value in the Consolidated Balance Sheets on a recurring basis as of December 31, 2022 and 2021:

	As of December 31, 2022
	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
Liabilities
Warrant liability-Term Loan	$30,841	$30,841	$-	$-	$30,841
Warrant liability-Private Placement Warrants	1,990	1,990	-	1,990	-
Total liabilities	$32,831	$32,831	$-	$1,990	$30,841

There were no assets or liabilities that were measured at fair value as of December 31, 2021.

The carrying amounts of accounts receivable and accounts payable are considered level 1 and approximate fair value as of December 31, 2022 and 2021 because of the relatively short maturity of these instruments.

The carrying value of the term loan and fixed rate senior notes as of December 31, 2022 and 2021, respectively, are considered level 2 and approximates their fair value as the interest rate does not differ significantly from the current market rates available to the Company for similar debt.

NOTE 5 — INVENTORY

Inventory consists of the following:

	December 31, 2022	December 31, 2021
Raw material	$42,586	$22,885
Finished goods	7,260	4,242
Total inventory	$49,846	$27,127

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Litigation

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, governmental actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of the Company’s management, could reasonably be expected to have a material adverse effect on the Company’s business and financial condition.

F-16

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Operating Leases

The Company has leases related to the main office, warehouse space, research and development lab, and engineering office, all located in Reno, Nevada. The leases require annual escalating monthly payments ranging from $60 to $74. In December of 2021, the Company entered into another lease for additional warehouse space located in Reno, Nevada that requires annual escalating monthly payments ranging from $47 to $55. On February 2, 2022, the Company entered into a 124-month lease agreement in Reno, Nevada. The lease calls for monthly base rent of $230, $23 of fixed operating expense costs, and estimated monthly property taxes of $21. The monthly base rent and fixed operating expense costs are subject to escalation of 3% and 2.4%, respectively, on an annual basis. The first payment is due upon substantial completion of construction of the building which is expected to be within 2 years from the effective date. As of December 31, 2022, the lease has not commenced as the Company does not have control over the asset.

The following table presents the breakout of the operating leases as of:

	December 31, 2022	December 31, 2021
Operating lease right-of-use assets	$4,513	$5,709
Short-term operating lease liabilities	1,188	1,082
Long-term operating lease liabilities	3,541	4,694
Total operating lease liabilities	$4,729	$5,776
Weighted average remaining lease term	3.6 years	4.6 years
Weighted average discount rate	5.2%	5.2%

Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.

At December 31, 2022, the future minimum lease payments under these operating leases are as follows:

2023	$1,399
2024	1,435
2025	1,440
2026	893
Total lease payments	5,167
Less imputed interest	438
Total operating lease liabilities	$4,729

		December 31,	December 31,
Lease cost	Classification	2022	2021
Operating lease cost	Cost of goods sold	$1,476	$633
Operating lease cost	Research and development	95	103
Operating lease cost	General and administration	50	42
Operating lease cost	Selling and marketing	49	42
Total lease cost		$1,670	$820

All lease costs included in the schedule above are fixed.

F-17

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Other Contingencies

See Note 10 for further discussion regarding contingent consideration arising from the April 2022 Asset Purchase agreement with Thomason Jones Company, LLC.

See Note 3 for further discussion regarding the earnout related to the reverse capitalization transaction.

NOTE 7 — LONG-TERM DEBT

Financing — Trust Indenture

On November 24, 2021, the Company entered into agreements to issue $45,000 in fixed rate senior notes (the “Series 2021-6 Notes”) pursuant to a Trust Indenture held by UMB Bank, as trustee and disbursing agent, and NewLight Capital, LLC as servicer (the “Servicer”). The trust and debt documents also required the entry into a Lender Collateral Residual Value Insurance Policy (the “Insurance Policy”), with UMB Bank as named insured for $45,000, and engagement of a placement agent, Tribe Capital Markets, LLC.

Upon closing date of the financing the Company received a wire for $35,474, which is comprised of the gross proceeds of $45,000 less $3,188 in deposits to certain reserve accounts (see subsection labeled Reserve Accounts below), and $6,338 in expenses withdrawn from the gross proceeds, which included $4,725 in prepaid policy premiums and related costs underlying the Insurance Policy (see subsection labelled Collateral below), a prepaid loan monitoring fee of $60 and $1,553 in debt issuance costs.

The obligation for the Series 2021-6 Notes underlying the Trust Indenture is $45,000 in principal on the date of the closing of the financing. The debt bears interest at 5.50% per annum accruing monthly on a 360 day basis. Late payments will be subject to a $50 late fee and default interest based on a rate 5 percentage points above the applicable interest immediately prior to such default. The Company was making interest only payments on the unpaid principal amount in arrears, commencing December 1, 2021 and ending on November 1, 2022 (for interest accruing from the Financing Closing Date through October 31, 2022). Beginning on December 1, 2022, the Company was obligated to repay the debt in twenty four equal installments of principal in the amount of $1,875, plus accrued interest on the unpaid principal amount. Any remaining obligations were due and payable on November 1, 2024 (the “Maturity Date”).

The obligations under the Trust Indenture will be deemed to be repaid or prepaid to the same extent, in the same amounts and at the same times, as the Series 2021-6 Notes are redeemed with funds provided except for payments made from the proceeds of the Insurance Policy (see subsection labelled Collateral below) as such funds must be reimbursed by the Company to the insurer.

During the year ended December 31, 2022, a total of $1,873 of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $1,783 during the year ended December 31, 2022. In connection with the merger on October 7, 2022, the Company entered into a Term Loan, Guarantee and Security Agreement (see subsection labeled Term Loan Agreement below) and the outstanding principal balance for the Series 2021-6 Notes underlying the Trust Indenture was paid in full. A loss on extinguishment of $4,824 was recognized upon settlement. The net balance of $40,712 on the date of the merger consisted of $45,000 in principal less $4,288 in unamortized debt discount related to the debt issuance costs and Insurance Policy.

F-18

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Reserve Accounts

Deposits into the reserve accounts consisted of the following items:

Payment Reserve Fund	$3,044
Capitalized Interest Fund	144
Total	$3,188

The Payment Reserve Fund is a debt service fund to be maintained by UMB Bank, and the initial deposit is equal to the maximum amount of monthly interest and principal debt service payment due on the Series 2021-6 notes, plus interest earned on special redemptions (see redemptions related to certain defaults on the debt). These funds may be utilized by UMB Bank to fund certain shortfalls and a special redemption, but otherwise such funds are released pro rata to the Company based on principal payments made by the Company on the Series 2021-6 Notes. Since this was a deposit account maintained by the trustee and restricted for release upon the occurrence of future events, this deposit was treated as restricted cash.

The Capitalized Interest Fund was created to hold the interest that accrued from the closing date until the first payment due on December 15, 2021. The initial deposit, therefore, was treated as prepaid interest. These funds were utilized to pay the interest incurred through that first payment date, therefore the balance as of December 31, 2021 was $3,088.

Both above funds, to the extent that they are deposited into interest bearing accounts, earn interest that UMB Bank will transfer into an Interest Earnings Fund, which funds will be held in escrow until the earlier of maturity or when the debt obligations are paid in full (assuming no events of default). There were no funds deposited into interest bearing accounts at December 31, 2022 or December 31, 2021.

In connection with the merger, the Company settled the Trust Indenture and the balance in the Payment Reserve Fund was offset against the proceeds.

Collateral

As collateral for payment of the debt and certain obligations related to performance under the Trust Indenture and related transaction documents, the Company and the guarantors granted to NewLight Capital, LLC, as representative and for the benefit of UMB Bank a continuing security interest in substantially all of the assets of the Company, including certain intellectual property assets.

Under the terms of the Trust Indenture, the Insurance Policy is required as additional collateral guaranteeing the payments under the debt by the Company. The Company determined this was not a direct incremental cost of the financing but rather a cost for maintaining the collateral, recognized under the guidance at ASC 860-30, Transfers and Servicing, Secured Borrowing and Collateral. The premium costs were recognized as a prepaid expense and were being amortized straight line over the term of the policy (three years, unless reduced due to default provisions). The secured party (i.e., UMB Bank, as trustee) would not have the right to sell or repledge either the intellectual property or the insurance collateral unless and until the Company defaulted and a claim was made. Upon settlement of the debt underlying the Trust Indenture, the collateral requirements for the Insurance Policy were eliminated.

Loan Monitoring Fees

The Company was to incur ongoing monitoring service by NewLight Capital, LLC for 24 months at $180 total expense. These services entail monitory of financial records and information related to collateral enforcement on an ongoing basis. The $60 prepayment funded on the date of closing was recognized as a prepaid expense and was being amortized on a straight line basis over the first 10 months of the agreement as the amount was paid in full in connection with the merger. The Company incurred $77 and $10 of monitoring fee expenses during the years ended December 31, 2022 and 2021, respectively.

In connection with the merger, prepayment on that date of $33 was expensed and included in debt extinguishment.

F-19

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Financial Covenants – Trust Indenture

The Company was obligated to comply with certain covenants which included a minimum adjusted EBITDA, capital expenditure requirement and minimum fixed charge coverage ratio. The Company was in compliance with all financial covenants as of December 31, 2021 and through October 7, 2022, the date of the settlement of the obligations underlying the Trust Indenture.

Term Loan Agreement

On October 7, 2022, in connection with the merger, CNTQ, Legacy Dragonfly and CCM Investments 5 LLC (“CCM 5”, and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”) entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75,000, or the Term Loan. The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness (including the obligations underlying the Trust Indenture), (ii) to support the Transaction under the Merger Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum (or $937.5 on the first day of each calendar quarter) beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

F-20

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

In addition to optional prepayments by the Company upon written notice, the Term Loan Agreement provides for mandatory prepayments upon receipt of proceeds from certain transactions or casualty events. Beginning on the date the financial statements for the year ended December 31, 2023 are required to be delivered to the Term Loan Lenders, the Company will be required to prepay the Term Loan based on excess cash flow, as defined in the agreement.

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share. Refer to Note 12 for further information.

Unless the obligations under the Term Loan are accelerated under the terms of the agreement, the maturity date will be October 7, 2026.

The Term Loan Lenders have been granted a first priority lien, and security interest in, the mortgaged properties underlying the Company’s mortgages.

During the year ended December 31, 2022, a total of $3,195 of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $38 during the year ended December 31, 2022. The carrying balance of $19,242 on December 31, 2022 consisted of $75,000 in principal, plus $1,192 PIK interest, less $56,950 in unamortized debt discount related to the debt issuance costs.

Financial Covenants – Term Loan

Maximum Senior Leverage Ratio

The senior leverage ratio is the ratio of (a) consolidated indebtedness, as defined, on such date minus 100% of the unrestricted cash and cash equivalents held (subject to adjustment) to (b) Consolidated EBITDA for the trailing twelve (12) fiscal month period most recently ended. If liquidity, as defined, for any fiscal quarter is less than $17,500, the senior leverage ratio shall not be permitted, as of the last day of any fiscal quarter ending during any period set forth below, to exceed the ratio set forth opposite such period in the table below:

Test Period Ending	Leverage Ratio
December 31, 2022 – March 31, 2023	6.75 to 1.00
June 30, 2023 – September 30, 2023	6.00 to 1.00
December 31, 2023 – March 31, 2024	5.00 to 1.00
June 30, 2024 – September 30, 2024	4.00 to 1.00
December 31, 2024 – March 31, 2025	3.25 to 1.00
June 30, 2025 and thereafter	3.00 to 1.00

Liquidity

The Company shall not permit their liquidity (determined on a consolidated basis) to be less than $10,000 as of the last day of each fiscal month (commencing with month ending December 31, 2022).

Fixed Charge Coverage Ratio

The fixed charge coverage ratio is the ratio of consolidated EBITDA (less capital expenditures and certain other adjustments) to consolidated fixed charges, as defined in the agreement. If liquidity is less than $15,000 as of the last day of any fiscal quarter (commencing with the quarter ending December 31, 2022), then the Company shall not permit the fixed charge coverage ratio for the trailing four quarterly periods ending on the last day of any such quarter to be less than 1.15 : 1.00.

Capital Expenditures

If consolidated EBITDA for the trailing twelve-month period ending on the most recently completed fiscal quarter is less than $15,000, then the level of capital expenditures is limited.

F-21

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Long-Term Debt Maturities

At December 31, 2022, the future debt maturities are as follows:

For the Years Ending December 31,	Future Debt Maturities
2023	$-
2024	938
2025	3,750
2026	91,809
Total	96,497
Less: Estimated interest paid-in-kind	(20,305)
Total debt	76,192
Less: Unamortized debt issuance costs, non-current	(56,950)
Total carrying amount	19,242
Less: current portion of debt	(19,242)
Total long-term debt	$-

On March 29, 2023, the Company obtained a waiver from the Administrative Agent and the Term Loan Lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. The Company concluded it is probable it will not comply with future financial covenants. As a result, the Company classified the entire Term Loan balance in current liabilities on the balance sheet as of December 31, 2022.

Note 8 - REVOLVING NOTE AGREEMENT

On October 6, 2021, the Company entered into a revolving note agreement with a lender to borrow up to $8,000. The borrowing amount is limited and based on the lesser of maximum principal amount of $8,000 and the sum equal to 80% of eligible accounts receivable and 50% of eligible inventory. Interest on each advance shall accrue at the prime rate announced by US Bank from time to time, as and when such rate changes. The revolving credit amount is collateralized by all assets of the Company. The Company drew an initial amount of $5,000 under the facility, which it subsequently re-paid and the revolving note was terminated as a closing condition of the 2021-6 Notes.

F-22

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 9 - INCOME TAXES

The income tax expense consists of the following items:

	2022	2021
Current	$(257)	$1,489
Deferred	(452)	122
Total tax expense	$(709)	$1,611

Components of deferred tax assets (liabilities) are as follows:

	2022	2021
Deferred tax assets:
Lease liability	$1,071	$1,221
Stock based compensation	139	35
Accrued expenses	506	-
Allowance for bad debt	75	59
Research and development credit	200	-
Fixed assets and intangibles	25	-
Interest expense	1,595	-
Prepaid expenses	960	-
Net Operating Loss	3,727	-
Inventory (Sec. 263A)	62	45
Deferred tax asset	$8,360	$1,360

Deferred tax liabilities:
Right of Use Asset	$1,036	$1,207
Fixed assets and intangibles	-	606
Deferred tax liability	$1,036	$1,813
Net deferred tax asset (liability)	$7,324	$(453)
Valuation Allowance	(7,324)	-
Net deferred tax asset	$-	$(453)

Reconciliation between the effective tax rate on income from continuing operations and the statutory rate for the years ended December 31, 2022 and 2021, are as follows:

	2022		2021
	Tax	Percentage	Tax	Percentage
Book income (loss) before taxes	$(8,459)	21.00%	$1,249	21.00%
Permanent differences (transaction costs)	2,185	(5.42)%	-	-
Permanent differences (warrants)	(1,144)	2.84%	-	-
Permanent differences (other -other than tax)	458	(1.14)%	188	3.16%
State taxes, net	(722)	1.79%	128	2.15%
Deferred true-up	(288)	0.71%	56	0.94%
Research and development credits	(200)	0.50%
Uncertain tax positions	128	(0.32)%	(19)	(0.32)%
Other	9	(0.02)%	9	0.15%
Change in valuation allowance	7,324	(18.18)%	-	-
Total	$(709)		$1,611
Effective tax rate		1.76%		27.08%

The tax returns of the Company are open for three years form the date of filing. At the report date, the statute of limitations for federal and state tax returns are open for the Company for 2019, 2020 and 2021.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not yet evaluated if section 382 was triggered.

Subject to the limitations described below, as of December 31, 2022, the Company had federal net operating loss carryforwards of approximately $16,140, available to reduce future taxable income which do not expire, but are limited to 80% utilization against taxable income. As of December 31, 2022, the Company had state net operating loss carryforwards of approximately $6,747, available to reduce future taxable income, which start to expire in 2037. The Company also had research and development credits of $200 as of December 31, 2022 to offset future federal income taxes, which are set to expire in 2042.

F-23

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of December 31, 2022. The valuation allowance as of December 31, 2022 was $7,324, primarily due to the company entering into a 3 year cumulative loss position and no expectation of income for the year ended December 31, 2023.

As part of the Tax Cuts and Jobs Act that was enacted in December of 2017, taxpayers are required to capitalize research and development expenses and amortize them over five years if the expense is incurred in the US and over fifteen years if incurred in a foreign jurisdiction. The effective date for that provision is for tax years beginning on or after January 1, 2022. The new capitalization requirement increased deferred tax assets related to research and development expenses and decreased taxable loss in the current year, both of which were offset by a full valuation allowance.

The roll-forward of the Company’s gross uncertain tax positions is as follows:

Gross Uncertain Tax Position
Balance January 1, 2021	$19
Additions for current year tax positions	-
Reductions for prior year tax positions	(19)
Balance- December 31, 2021	-
Additions for current year tax positions	128
Balance- December 31, 2022	$128

The Company’s total uncertain tax positions increased during the year ended December 31, 2022 as a result of a reserve established on federal research and development credits generated in the current year. None of the uncertain tax positions that, if realized, would affect the Company’s effective tax rate in future periods due to a valuation allowance provided against the Company’s net deferred tax assets.

Note 10 – ASSET PURCHASE AGREEMENT

Bourns Productions, Inc.

On January 1, 2022, the Company entered into an asset purchase agreement (the “APA”) with Bourns Productions, Inc., a Nevada corporation (“Bourns Productions”), pursuant to which the Company acquired machinery, equipment and a lease for a podcast studio from Bourns Production Productions as set forth in the APA for a purchase price of $197 which approximated fair market value.

Thomason Jones Company, LLC

In April 2022, the Company entered into an Asset Purchase Agreement with William Thomason, Richard Jones, and Thomason Jones Company, LLC (“Thomason Jones”), whereby the Company acquired inventory and intellectual property assets for $444 cash plus contingent payments of $1,000 each to William Thomason and Richard Jones (the “Earn Out”). The Company determined the contingent consideration to be recognized as contingent compensation to Mr. Thomason and Mr. Jones. The entire purchase price of $444 was allocated to inventory.

Contingent Compensation

If, within twenty-four months of the Agreement the Company realizes $3,000 in gross sales of product either (a) sold under the Wakespeed brand and/or (b) which incorporates any portion of Purchased IP as listed within the agreement, then the Company will pay to Thomason Jones each the amount of $1,000 as soon as reasonably practicable. This payment may be made in cash or common stock, in the sole discretion of the Company. As a result, the Company determined that a liability should be recorded ratably over the 24 month period. The Company recognized expenses in the fourth quarter related to the contingent payment as no accrual was recorded from the date of the agreement through September 30, 2022. The Company recognized immediate compensation expense within sales and marketing of $417 on October 1, 2022 for amounts that should have been accrued for during the period April 2022 through September 2022. In October 2022, the Company determined the sales goals will most likely be achieved within 18 months. As a result, the Company changed its estimate prospectively and accelerated the accrual as if the sales goals would be achieved within an 18 month period from the date of acquisition. As a result, the Company recorded a cumulative accrual in the amount of $782 as of December 31, 2022.

Note 11 - RELATED PARTY

The Company loaned its Chief Financial Officer $469 to repay amounts owed by him to his former employer and entered into a related Promissory Note with a maturity date of March 1, 2026. The loan was forgiven in full in March of 2022 and was recorded within general and administrative expense.

On October 25, 2022, the Company entered into a separation and release of claims agreement with its Chief Operating Officer (“COO”). As consideration for the COO’s execution of the agreement, the Company agreed to pay the employee a lump sum payment of $100 which is included in general and administrative expenses in the statements of operations, payments equivalent to $1,000 divided into 24 monthly payments commencing on December 1, 2022, and all outstanding equity-based compensation awards to become fully vested and exercisable. The COO shall have 12 months from the termination date to exercise outstanding options.

F-24

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 12 - WARRANTS

In connection with the merger discussed in Note 3, the Company assumed the outstanding public and private placement warrants of CNTQ.

Refer to Note 7 for further description of the warrants issued in connection with the Term Loan.

Common Stock Warrants classified as Equity

Public Warrants

Each Public Warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. The Company may elect to redeem the Public Warrants subject to certain conditions, in whole and not in part, at a price of $0.01 per Public Warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis. On the Closing Date, there were 9,487,500 Public Warrants issued and outstanding. The Public Warrants are not precluded from equity classification, and are accounted for as such on the date of issuance, and each balance sheet date thereafter. There was no activity of public warrants from the closing date through December 31, 2022.

The measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker DFLIW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date.

Common Stock Warrants classified as Liability

Private Placement Warrants

The Private Placement Warrants may not be redeemed by the Company so long as the Private Placement Warrants are held by the initial purchasers, or such purchasers’ permitted transferees. The Private Warrants: (i) will be exercisable either for cash or on a cashless basis at the holders option and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement). The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the Private Warrants) for a period of one hundred eighty (180) days following the effective date of the Registration Statement to anyone other than any member participating in the Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. On the Closing Date and as of December 31, 2022, there were 4,627,858 Private Warrants issued and outstanding.

F-25

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The Company accounts for the 4,627,858 Private Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the private warrants do not meet the criteria for equity treatment thereunder, each private warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date.

Warrant Class	Shares	Inception Date Fair Value	Initial Recognition Date	Exercise Price	Expiration Date
Private Placement Warrants	4,627,858	$1,990	10/7/2022	$11.5	8/11/2026

The private placement warrants are classified as Level 2 as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially similar terms as the Public Warrants (with the exception of a different remaining life). We determined, through use of a Binomial Lattice model, that the fair value of each Private Placement Warrant less a discount for the difference in remaining life is equivalent to that of each Public Warrant.

Term Loan Warrants

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 shares (the “Penny Warrants”) and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “ Term Loan Warrants”). The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company agreeing to issue 457,142 shares of common stock in connection with such exercise. The Company concluded the warrants are not considered indexed to the Company’s stock and to be accounted for as liabilities under ASC 815. As such, the estimated fair value is recognized as a liability each reporting period, with changes in the fair value recognized within income each period.

The following table provides the significant inputs to the Black-Scholes method for the fair value of the Penny Warrants:

	Initial Measurement	As of December 31, 2022
Common stock price	$14.00	$11.09
Exercise price	$0.01	$0.01
Dividend yield	0%	0%
Term	10	9.77
Volatility	94.00%	90.00%
Risk-free rate	3.90%	3.90%
Fair value	$13.99	$11.89

F-26

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following table provides the significant inputs to the Black-Scholes method for the fair value of the $10 Warrants:

Initial Measurement
Common stock price	$14.00
Exercise price	$10.00
Dividend yield	0%
Term	10
Volatility	85.00%
Risk-free rate	4.10%
Fair value	$10.42

The following tables presents a roll-forward of the Company’s warrants from January 1, 2022 to December 31, 2022:

Private Warrants:

Common Stock Warrants
**Warrants Outstanding, January 1, 2022	-
Assumed in the merger	4,627,858
Exercised subsequent to the merger	-
Warrants Outstanding, December 31, 2022	4,627,858

**There were no warrants issued, exercised and outstanding prior to January 1, 2022.

Public Warrants:

Common Stock Warrants
**Warrants Outstanding, January 1, 2022	-
Assumed in the merger	9,487,500
Exercised subsequent to the merger	-
Warrants Outstanding, December 31, 2022	9,487,500

**There were no warrants issued, exercised and outstanding prior to January 1, 2022.

Term Loan Warrants:

Common Stock Warrants
**Warrants Outstanding, January 1, 2022	-
Issued in conjunction with merger	4,193,056
Exercised subsequent to the merger	(1,600,000)
Warrants Outstanding, December 31, 2022	2,593,056

**	There were no warrants issued, exercised and outstanding prior to January 1, 2022.

The following table presents a roll-forward of the aggregate fair values of the Company’s warrant liabilities for which fair value is determined by Level 3 Inputs. The only class of warrants that were determined to be Level 3 are the term loan warrants.

Warrant Liability
Balances, January 1, 2022**	$-
Issuance of warrants	52,956
Exercise of warrants	(16,669)
Change in fair value of warrants	(5,446)
Balances, December 31, 2022	$30,841

**	There were no warrants issued, exercised and outstanding prior to January 1, 2022.

F-27

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 13 - COMMON STOCK

The Company is authorized to issue up to 170,000,000 shares of common stock with $0.0001 par value. Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of December 31, 2022 and 2021, there were 43,272,728 and 36,496,998 shares issued and outstanding retroactively adjusted and no dividends on common stock had been declared by the Company.

On June 12, 2022, Dragonfly entered into a Stock Purchase Agreement with THOR Industries, whereby THOR purchased shares of Dragonfly common stock for $15,000 in cash. The Stock Purchase agreement was issued in connection with a binding agreement among the parties whereby the parties would use commercially reasonable efforts to enter into a mutually agreed distribution and joint development agreement. The final terms of the agreement have not yet been determined.

As of December 31, 2022 and 2021, the Company had reserved shares of common stock for issuance as follows:

	December 31, 2022	December 31, 2021
Options issued and outstanding	3,642,958	3,690,955
Common stock outstanding	43,272,728	36,496,998
Warrants outstanding	16,708,414	-
Earnout shares	40,000,000	-
Shares available for future issuance [1]	4,924,914	12,207
Total	108,549,014	40,200,160

(1)	Refer to Stock Incentive Plan amendment at Note 14

ChEF Equity Facility

The Company and CCM LLC entered into a purchase agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “ChEF RRA”) in connection with the merger. Pursuant to the Purchase Agreement, the Company has the right to sell to CCM LLC an amount of shares of common stock, up to a maximum aggregate purchase price of $150,000, from time to time, pursuant to the terms of the Purchase Agreement.

Pursuant to, on the terms of, and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM LLC of the shares of common stock issued to it under the Purchase Agreement, the Company will have the right from time to time at its option to direct CCM LLC to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $150,000, over the term of the equity facility (“ChEF Equity Facility”).

Under the terms of the Purchase Agreement, CCM LLC will not be obligated to (but may, at its option, choose to) purchase shares of common stock to the extent the number of shares to be purchased would exceed the lowest of the number of shares of common stock (i) which would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM LLC, together with its affiliates, of more than 9.9%, (ii) which would cause the aggregate purchase price on the applicable VWAP Purchase Date (as defined in the Purchase Agreement) for such purchases to exceed $3,000 and (iii) equal to 20% of the total number of shares of common stock that would count towards VWAP on the applicable Purchase Date of such purchase.

The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which shares of common stock are sold to CCM LLC. To the extent the Company sells shares of common stock under the Purchase Agreement, it currently plans to use any proceeds therefrom for working capital and other general corporate purposes.

In addition, pursuant to the ChEF RRA, the Company has agreed to provide CCM LLC with certain registration rights with respect to the shares of common stock issued subject to the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the later of (x) the closing of the merger and (y) effective date of the Initial Registration Statement (as defined in the Purchase Agreement), (ii) the date on which CCM LLC shall have purchased 150,000,000 of shares of common stock pursuant to the Purchase Agreement, (iii) the date on which common stock shall have failed to be listed or quoted on Nasdaq or any successor principal market and (iv) the commencement of certain bankruptcy proceedings or similar transactions with respect to the Company or all or substantially all of its property.

F-28

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 14 - STOCK-BASED COMPENSATION

On August 12, 2019, the Board of Directors approved the 2019 Stock Incentive Plan (the “2019 Plan”) with a term of ten years. The Plan was administered by the Board of Directors, which was authorized to grant, at its discretion, awards to employees, directors, and consultants. The maximum number of common shares that were reserved for grants of awards under the Plan was 3,000,000 shares. The Plan provided for the grant of stock options (both incentive stock options and nonqualified stock options), and the grants and sale of restricted stock units (“RSUs”). Shares issued under this Plan may be drawn from authorized and unissued shares, or shares reacquired by the Company.

In July of 2021, the Board of Directors approved the 2021 Stock Incentive Plan (the “2021 Plan” and, together with the 2019 Plan, the “Prior Plans”) with a term of ten years. The Plan was administered by the Board of Directors, which was authorized to grant, at its discretion, awards to employees, directors, and consultants. The maximum number of common shares reserved for grants of awards under the Plan was 1,000,000 shares which was amended and increased to 2,000,000 in May of 2022. The Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), and the grants and sale of RSUs. Shares issued under this Plan may be drawn from authorized and unissued shares, or shares reacquired by the Company.

In connection with the merger, shareholders and board members approved the 2022 Equity Incentive Plan (the “2022 Plan”). A total of 2,785,950 shares of common stock was initially reserved for issuance under the 2022 Plan, with the potential for additional shares to be issued under the plan. The 2022 Plan replaced the Prior Plans, which the Company assumed in the merger. Following the Closing, no additional awards will be granted under the Prior Plans, although all stock awards granted under the Prior Plans that are outstanding immediately prior to the Closing will be assumed by the Company and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable Prior Plan.

If an incentive award granted under the 2022 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the 2022 Plan. The number of shares subject to the 2022 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is designed to allow eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions. A total of 2,464,400 shares of the Company’s common stock will initially be available for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on December 31 in the prior year, (2) 1,500,000 shares, or (3) such number as determined by the Company’s board of directors.

A summary of the Company’s option activity and related information follows:

	Number of Options(1)	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic value
Balances, January 1, 2021	3,029,791	$0.45	$0.72	7.92	$651
Options granted	2,069,309	3.41	2.03		3,551
Options forfeited	(421,094)	1.44	1.82		-
Options exercised	(987,051)	0.51	0.53		442
Balances, December 31, 2021	3,690,955	$1.98	$1.38	8.52	$6,550

Balances, January 1, 2022	3,690,955	$1.98	$1.38	8.52	$6,550
Options granted	572,428	3.46	1.57		-
Options forfeited	(39,074)	3.13	1.73		-
Options exercised	(581,351)	1.16	0.89		-
Balances, December 31, 2022	3,642,958	$2.02	$1.21	7.90	$35,898

At December 31, 2022
Vested and Exercisable	1,646,304	$1.48		7.13	$17,114
Vested and expected to vest	3,642,958	$2.02		7.90	$35,898

(1)	Number of options and weighted average exercise price has been adjusted to reflect the exchange of Legacy Dragonfly’s stock options for New Dragonfly stock options at an exchange ratio of approximately 1.182 as a result of the merger. See Note 3 for further information.

Share-based compensation expense for options and RSUs totaling $2,467 and $734 was recognized in the Company’s consolidated statements of operations for the years ended December 31, 2022 and 2021, respectively. Of the $2,467 of share-based compensation incurred during the year ended December 31, 2022, $155 is allocated to cost of goods sold, $149 to research and development, $654 to selling and marketing, and $1,509 to general and administrative expenses. Of the $734 of share-based compensation incurred during the year ended December 31, 2021, $252 is allocated to cost of goods sold, $95 to research and development, $156 to selling and marketing, and $231 to general and administrative expenses.

As of December 31, 2022, there were 4,924,914 shares of unissued authorized and available for future awards under the plans.

F-29

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The valuation methodology used to determine the fair value of the options issued during the year was the Black Scholes option pricing model. The Black Scholes model requires the use of a number of assumptions including volatility of the stock price, the fair value of the underlying stock, the average risk free interest rate, and the weighted average expected life of the options. The expected term was estimated using the simplified method due to lack of sufficient history of option exercises.

	2022	2021
Weighted average fair value of options granted	$1.57	$2.05
Risk-free interest rate	2.71%	1.08%
Volatility	45.0%	52.6%
Expected life (years)	5.68	6.02
Dividend yield	0.00%	0.00%

Restricted Stock Units

On October 7, 2022, the Company granted 180,000 restricted stock units under the 2022 plan which vest one year from the grant date. The fair value of the restricted stock units on the date of grant was $2,520, which is recognized as compensation expense over the requisite service period based on the value of the underlying shares on the date of grant.

There were no grants of restricted stock units prior to October 7, 2022. The following table presents the restricted stock units activity for the year ended December 31, 2022:

	Number of Shares	Weighted-Average Fair Market Value
Unvested shares, December 31, 2021	-	-
Granted and unvested	180,000	$14.00
Vested	-	-
Forfeited/Cancelled	-	-
Unvested shares, December 31, 2022	180,000	$14.00
Vested as of December 31, 2022	-	$-

Note 15 - REDEEMABLE PREFERRED STOCK RIGHTS

In connection with the merger, Legacy Redeemable Convertible Preferred Stock previously classified as temporary equity was retroactively adjusted, converted into common stock at an exchange ratio of approximately 1.182, and reclassified to permanent equity as a result of the reverse recapitalization. As of December 31, 2022, there was no Legacy Redeemable Convertible Preferred Stock authorized, issued or outstanding.

The following describes the rights and preferences of the Legacy Dragonfly Redeemable Convertible Preferred Stock prior to the conversion in the merger:

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A preferred stock in an amount as set forth in the amended and restated certificate of incorporation. No dividends have been declared to date.

Voting Rights

The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Company (the “Series A Director”). The Series A Director shall be given two votes on any action requiring the vote or approval of the Board of Directors.

The holders of record of the shares of common stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company, the “Common Stock Director A” and the “Common Stock Director B”). The Common Stock Director A shall be given three votes on any action requiring the vote or approval of the Board of Directors and the Common Stock Director B shall be given one vote on any action requiring the vote or approval of the Board of Directors. Any director elected as provided above may be removed without caused by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

F-30

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Assets Sales

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, as defined, the holders of shares of Series A Preferred Stock then outstanding (the “Series A shareholders”) shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders prior to payment to common shareholders, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A preferred Stock been converted into common stock immediately prior to such liquidation event. If upon the occurrence of such liquidation event, if the assets of the Company available for distribution to its stockholders are insufficient to pay the Series A shareholders the full amount to which they shall be entitled, the Series A shareholders will be entitled to a pro rata distribution of assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Upon the occurrence of such liquidation event, and after the payment of all preferential amounts required to be paid to the Series A holders, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Redemption

The preferred shares are subject to mandatory redemption based on the occurrence of certain “deemed liquidation events” as defined which include a merger or consolidation or the sale, exchange, lease, transfer, exclusive license, or other disposition by the Company of all or substantially all of the Company’s assets. If the Company does not affect a dissolution of the Company under Nevada Law within ninety days after a deemed liquidation event, then the Company is required to send written notice to each holder of Series A Preferred Stock no later than the ninetieth day after the deemed liquidation event advising such holders of their right to require the redemption of such shares of Preferred Stock. Dissolution of the Company under Nevada Law with ninety days after a deemed liquidation event is not within the control of the Company. As such the Preferred Stock is precluded from permanent equity classification and has been presented as mezzanine equity.

Conversion Rights

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price of $0.20. Such initial conversion price may be converted into common stock, subject to certain adjustments.

Mandatory Conversion

Upon either (a) the closing of the sale of shares of common stock at a price of at least $1.00 per share, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000 of gross proceeds to the Company or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of more than 50% of the then outstanding shares of Series A Preferred Stock, then (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company.

Note 16 - EARNINGS (LOSS) PER SHARE

Earnings (Loss) per Common Share

The following table sets forth the information needed to compute basic and diluted (loss) earnings per share for the years ended December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
Basic (Loss) Earnings per common share:
Net (Loss) Income available to common shareholders	$(39,571)	$4,338
Weighted average number of common shares-basic	38,565,307	35,579,137
(Loss) Earnings per share, basic	$(1.03)	$0.12

Diluted (Loss) earnings per common share:
Net (Loss) Income available to common shareholders	$(39,571)	$4,338
Weighted average number of common shares-basic	38,565,307	35,579,137
Dilutive effect related to stock options	-	2,163,200
Weighted average diluted shares outstanding	38,565,307	37,742,337
(Loss) Earnings per share, diluted	$(1.03)	$0.11

F-31

DRAGONFLY ENERGY HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net income per share net (loss) income per share because their effect was anti-dilutive:

	December 31, 2022	December 31, 2021
Warrants	16,708,414	-
Restricted stock units	180,000	-
Options	3,642,958	-
Weighted average number of common shares-basic	20,531,372	-

NOTE 17 – SUBSEQUENT EVENTS

On March 5, 2023, the Company entered into a convertible promissory note with a board member in the amount of $1,000, or the Principal Amount. Upon execution of the Note and funding of the original principal sum, a payment of $100, or the Loan Fee, was fully earned as of the date of the note and was due and payable in full in cash on April 4, 2023. The Company paid the Principal Amount and the Loan Fee on April 1, 2023 and April 4, 2023, respectively.

On March 29, 2023, the Company obtained a waiver from the Administrative Agent and the Term Loan Lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023.

On March 31, 2023, the Company changed its state of incorporation from the State of Delaware to the State of Nevada (the “Reincorporation”) pursuant to a plan of conversion dated March 30, 2023 (the “Plan of Conversion”). Pursuant to the Plan of Conversion, the issued and outstanding shares of common stock of the Company were automatically converted into common stock of the reincorporated company at the effective time of the Reincorporation.

Under the terms of the Purchase Agreement described in Note 13 the Company issued 98,500 shares pursuant to the Purchase Agreement with CCM LLC for aggregate net proceeds to the Company of $671 through April 17, 2023.

F-32

DRAGONFLY ENERGY HOLDINGS CORP.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of
	June 30, 2023	December 31, 2022
Current Assets
Cash	$32,952	$17,781
Accounts receivable, net of allowance for credit losses	2,172	1,444
Inventory	44,198	49,846
Prepaid expenses	1,199	1,624
Prepaid inventory	2,942	2,002
Prepaid income tax	529	525
Other current assets	239	267
Total Current Assets	84,231	73,489
Property and Equipment
Machinery and equipment	15,932	10,214
Office furniture and equipment	275	275
Leasehold improvements	1,727	1,709
Vehicle	33	195
Total	17,967	12,393
Less accumulated depreciation and amortization	(2,180)	(1,633)
Property and Equipment, Net	15,787	10,760
Operating lease right of use asset	3,912	4,513
Total Assets	$103,930	$88,762
Current Liabilities

Accounts payable	19,990	13,475
Accrued payroll and other liabilities	9,758	6,295
Customer deposits	152	238
Uncertain tax position liability	128	128
Notes payable, current portion, net of deferred financing fees	22,372	19,242
Operating lease liability, current portion	1,239	1,188
Total Current Liabilities	53,639	40,566
Long-Term Liabilities
Warrant liabilities	14,637	32,831
Accrued expenses-long term	551	492
Operating lease liability, net of current portion	2,890	3,541
Total Long-Term Liabilities	18,078	36,864
Total Liabilities	71,717	77,430
Commitments and Contingencies (See Note 5)
Equity
Common stock, 170,000,000 shares at $0.0001 par value, authorized, 58,504,541 and 43,272,728 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	6	4
Preferred stock, 5,000,000 shares at $0.0001 par value, authorized, no shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	-	-
Additional paid in capital	66,148	38,461
Retained deficit	(33,941)	(27,133)
Total Equity	32,213	11,332
Total Liabilities and Shareholders’ Equity	$103,930	$88,762

The accompanying notes are an integral part of these condensed and consolidated financial statements.

F-33

DRAGONFLY eNERGY hOLDINGS CORP.

Unaudited Condensed Interim Consolidated Statements of Operations

(in thousands, except share and per share data)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2023	2022	2023	2022

Net Sales	$19,274	$21,622	$38,065	$39,925

Cost of Goods Sold	15,176	14,594	29,224	27,402

Gross Profit	4,098	7,028	8,841	12,523

Operating Expenses
Research and development	1,067	859	1,947	1,198
General and administrative	7,614	3,816	17,109	7,442
Selling and marketing	3,808	2,881	7,992	5,973

Total Operating Expenses	12,489	7,556	27,048	14,613

Loss From Operations	(8,391)	(528)	(18,207)	(2,090)

Other (Expense) Income
Interest expense	(4,113)	(1,228)	(7,928)	(2,491)
Change in fair market value of warrant liability	804	-	19,327	-
Total Other (Expense) Income	(3,309)	(1,228)	11,399	(2,491)

Loss Before Taxes	(11,700)	(1,756)	(6,808)	(4,581)

Income Tax (Benefit) Expense	-	(287)	-	(814)

Net Loss	$(11,700)	$(1,469)	$(6,808)	$(3,767)

Loss Per Share- Basic	$(0.25)	$(0.04)	$(0.15)	$(0.10)
Loss Per Share- Diluted	$(0.25)	$(0.04)	$(0.15)	$(0.10)
Weighted Average Number of Shares- Basic	47,418,269	36,616,430	46,263,591	36,579,990
Weighted Average Number of Shares- Diluted	47,418,269	36,616,430	46,263,591	36,579,990

The accompanying notes are an integral part of these condensed and consolidated financial statements.

F-34

dRAGONFLY eNERGY HOLDINGS CORP.

Unaudited Condensed Consolidated Statements of Shareholders’ Equity

FOR THE PERIOD ENDED jUNE 30, 2023 AND 2022

(in thousands, except share data)

	Redeemable Preferred Stock		Common Stock		Additional Paid-In	Retained Earnings
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance -January 1, 2022	10,000,000	$2,000	20,875,475	$4	$1,619	$12,438	$14,061

Retroactive application of recapitalization	(10,000,000)	(2,000)	15,621,523	-	2,000	-	2,000
Adjusted balance, beginning of period	-	-	36,496,998	4	3,619	12,438	16,061
Net loss	-	-	-	-	-	(2,298)	(2,298)
Stock compensation expense	-	-	-	-	288	-	288
Exercise of stock options	-	-	100,374	-	113	-	113

Balance – March 31, 2022	-	$-	36,597,372	4	4,020	10,140	14,164
Net loss	-	-	-	-	-	(1,469)	(1,469)
Stock compensation expense	-	-	-	-	431	-	431
Exercise of stock options	-	-	152,366	-	89	-	89

Balance – June 30, 2022	-	$-	36,749,738	4	4,540	8,671	13,215

Balance -January 1, 2023	-	-	43,272,728	4	38,461	(27,133)	11,332
Net income	-	-	-	-	-	4,892	4,892
Common stock issued in public offering (ATM), net of costs	-	-	73,500	-	597	-	597
Exercise of stock options	-	-	36,009	-	93	-	93
Exercise of public warrants	-	-	64,971	-	747	-	747
Cashless exercise of liability classified warrants	-	-	2,348,294	1	10,166	-	10,167
Stock compensation expense	-	-	-	-	4,487	-	4,487

Balance – March 31, 2023	-	$-	45,795,502	$5	$54,551	$(22,241)	$32,315
Net income	-	-	-	-	-	(11,700)	(11,700)
Common stock issued in public offering, net of costs	-	-	11,405,000	1	7,877	-	7,878
Common stock issued in public offering (ATM), net of costs	-	-	25,000	-	74	-	74
Exercise of stock options	-	-	69,012	-	230	-	230
Cashless exercise of liability classified warrants	-	-	748,029	-	2,462	-	2,462
Shares issued for vested restricted stock units	-	-	461,998	-	-	-	-
Stock compensation expense	-	-	-	-	954	-	954
Balance - June 30, 2023	-	$-	58,504,541	$6	$66,148	$(33,941)	$32,213

The accompanying notes are an integral part of these condensed and consolidated financial statements.

F-35

dRAGONFLY eNERGY hOLDINGS cORP.

Unaudited Condensed Consolidated Statements of Cash Flows

For the SIX Months Ended June 30, 2023 and 2022

(in thousands)

	2023	2022
Cash flows from Operating Activities
Net Loss	$(6,808)	$(3,767)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities
Stock based compensation	5,441	719
Amortization of debt discount	620	1,196
Change in fair market value of warrant liability	(19,327)	-
Deferred tax liability	-	(819)
Non-cash interest expense (Paid-in Kind)	2,510	-
Provision for doubtful accounts	93	-
Depreciation and amortization	593	389
Loss on disposal of property and equipment	116	62
Changes in Assets and Liabilities
Accounts receivable	(821)	(3,876)
Inventories	5,648	(15,141)
Prepaid expenses	425	(1,236)
Prepaid inventory	(940)	4,308
Other current assets	28	(1,962)
Other assets	601	551
Income taxes payable	(4)	(973)
Accounts payable and accrued expenses	6,272	820
Customer deposits	(86)	(183)
Total Adjustments	1,169	(16,145)
Net Cash Used in Operating Activities	(5,639)	(19,912)

Cash Flows from Investing Activities
Purchase of property and equipment	(2,571)	(4,819)
Net Cash Used in Investing Activities	(2,571)	(4,819)

The accompanying notes are an integral part of these condensed and consolidated financial statements.

F-36

dRAGONFLY eNERGY hOLDINGS cORP.

Unaudited Condensed Consolidated Statements of Cash Flows (Continued)

For the Six Months Ended June 30, 2023 and 2022

(in thousands)

(continued from previous page)	2023	2022
Cash Flows from Financing Activities
Proceeds from public offering, net	22,002	-
Payment of offering costs	(362)	-
Proceeds from public offering (ATM), net	671	-
Proceeds from note payable, related party	1,000	-
Repayment of note payable, related party	(1,000)	-
Proceeds from exercise of public warrants	747	-
Proceeds from exercise of options	323	200
Net Cash Provided by Financing Activities	23,381	200

Net Increase (Decrease) in Cash	15,171	(24,531)
Beginning cash	17,781	28,630
Ending cash	$32,952	$4,099

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$237	$-
Cash paid for interest	$4,361	$1,254
Supplemental Non-Cash Items
Receivable of options exercised	$-	$2
Purchases of property and equipment, not yet paid	$3,583	$-
Cashless exercise of liability classified warrants	$12,628	$-

The accompanying notes are an integral part of these condensed and consolidated financial statements.

F-37

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 1 - NATURE OF BUSINESS

Dragonfly Energy Holdings Corp. (“New Dragonfly” or the “Company”) sells lithium-ion battery packs for use in a wide variety of applications. The Company sells to distributors under the Dragonfly Energy brand name, and sells direct to consumers under the trade name Battleborn Batteries. In addition, the Company develops technology for improved lithium-ion battery manufacturing and assembly methods.

On October 7, 2022, a merger transaction between Chardan NexTech Acquisition 2 Corporation (“CNTQ”), Dragonfly Energy Corp. (“Legacy Dragonfly”), and Bronco Merger Sub, Inc. (“Merger Sub”) was completed pursuant to which Merger Sub was merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger. As a result of the merger, Legacy Dragonfly became a wholly owned subsidiary of New Dragonfly.

Although New Dragonfly was the legal acquirer of Legacy Dragonfly in the merger, Legacy Dragonfly was deemed to be the accounting acquirer, and the historical financial statements of Legacy Dragonfly became the basis for the historical financial statements of New Dragonfly upon the closing of the merger. New Dragonfly together with its wholly owned subsidiary, Dragonfly Energy Corp., is referred to hereinafter as the “Company.”

Furthermore, the historical financial statements of Legacy Dragonfly became the historical financial statements of the Company upon the consummation of the merger. As a result, the financial statements included in this Quarterly Report reflect (i) the historical operating results of Legacy Dragonfly prior to the merger; (ii) the combined results of CNTQ and Legacy Dragonfly following the close of the merger; (iii) the assets and liabilities of Legacy Dragonfly at their historical cost and (iv) the Legacy Dragonfly’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present the consolidated financial statements of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These condensed and consolidated financial statements should be read along with the Annual Report filed of the Company for the annual period ended December 31, 2022. The consolidated balance sheet as of December 31, 2022 was derived from the audited consolidated financial statements as of and for the year then ended.

F-38

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the six months ended June 30, 2023 and 2022, the Company incurred loss from operations and had negative cash flow from operations. As of June 30, 2023, the Company had $32,952 in cash and working capital of $30,592. The Company’s ability to achieve profitability and positive cash flow depends on its ability to increase revenue, contain its expenses and maintain compliance with the financial covenants in its outstanding indebtedness agreements.

In connection with the Company’s senior secured term loan facility in an aggregate principal amount of $75,000 (the “Term Loan”), the Company is obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures (See Note 6). On March 29, 2023, the Company obtained a waiver from the Term Loan administrative agent and lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. While the Company was in compliance with its covenants for the quarter ended June 30, 2023, it is probable that the Company will fail to meet these covenants within the next twelve months. If the Company is unable to obtain a waiver or if the Company is unable to comply with such covenants, the lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In addition, the Company may need to raise additional debt and/or equity financings to fund our operations, strategic plans, and meet its financial covenants. The Company has historically been able to raise additional capital through issuance of equity and/or debt financings and the Company intends to use its equity facility and raise additional capital as needed. However, the Company cannot guarantee that it will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan.

Recently adopted accounting standards:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards replace the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measure at amortized cost to be presented at the net amount expected to be collected. The Company determined that this change does not have a material impact to the financial statements or financial statement disclosures.

Recently issued accounting pronouncements:

There were no recently adopted accounting standards that had a material impact on the Company’s financial statements. There were no recently issued accounting standards not yet adopted which would have a material effect on the Company’s financial statements.

F-39

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Accounts Receivable

The Company’s trade receivables are recorded when billed and represent claims against third parties that will be settled in cash. Generally, payment is due from customers within 30 – 90 days of the invoice date and the contracts do not have significant financing components. Trade accounts receivables are recorded gross and are net of any applicable allowance. The Company has an allowance for doubtful accounts as of June 30, 2023 and December 31, 2022 of $131 and $90, respectively.

Inventory

Inventories (Note 4), which consist of raw materials and finished goods, are stated at the lower of cost (first in, first out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we establish reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of June 30, 2023 and December 31, 2022, no such reserves were necessary.

Property and Equipment

Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. Depreciation and amortization are calculated by the straight line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the six months ended June 30, 2023 and 2022 was $593 and $389, respectively. Depreciation expense for the three months ended June 30, 2023 and 2022 was $296 and $197, respectively. The various classes of property and equipment and estimated useful lives are as follows:

Office furniture and equipment	3 to 7 years
Vehicles	5 years
Machinery and equipment	3 to 7 years
Leasehold improvements	Remaining Term of Lease

Use of Estimates

The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Warrants

The Company applies relevant accounting guidance for warrants to purchase the Company’s stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, the Company follows guidance issued within Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classification are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified.

F-40

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Revenue Recognition

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Revenue is recognized when control of the promised goods is transferred to the customer or reseller, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.

The Company may receive payments at the onset of the contract before delivery of goods for customers in the retail channel. Payment terms for distributors and OEMs are typically due within 30-90 days after shipment. In such instances, the Company records a customer deposit liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of June 30, 2023 and December 31, 2022, the contract liability related to the Company’s customer deposits approximated $152 and $238, respectively. The Company recognized $221 of the contract liability pertaining to the year ended December 31, 2022 during the six months ended June 30, 2023. The entire contract liability balance of $434 as of January 1, 2022 was recognized as revenue during the six months ended June 30, 2022.

Disaggregation of Revenue

The following table present our disaggregated revenues by distribution channel:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
Sales	2023	2022	2023	2022
Retail	5,829	11,850	$12,898	$24,885
Distributor	4,143	2,534	7,111	4,621
Original equipment manufacture	9,302	7,238	18,056	10,419
Total	$19,274	$21,622	$38,065	$39,925

Shipping and Handling

Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales. Shipping and handling costs associated with outbound freight are included in sales and marketing expenses. Shipping and handling costs associated with outbound freight totaled $1,958 and $2,534 for the six months ended June 30, 2023 and 2022, respectively. Shipping and handling costs associated with outbound freight totaled $951 and $1,306 for the three months ended June 30, 2023 and 2022, respectively.

Product Warranty

The Company offers assurance type warranties from 5 to 10 years on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. The Company estimates, based upon a review of historical warranty claim experience, the costs that may be incurred under our warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance type warranties and has determined that the estimated outstanding warranty obligation on June 30, 2023 and December 31, 2022 to be $329 and $328, respectively.

F-41

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Concentrations

Receivables from two customers comprised approximately 22% and 20%, respectively, of accounts receivable as of June 30, 2023. Receivables from three customers comprised approximately 18%, 10% and 10%, respectively, of accounts receivable as of December 31, 2022. There are no other significant accounts receivable concentration.

Sales from one customer comprised approximately 26% of revenue for the six months ended June 30, 2023. One customer accounted for approximately 11% of the Company’s total revenue for the six months ended June 30, 2022. Sales from one customer comprised approximately 27% of revenue for the three months ended June 30, 2023. One customer accounted for approximately 15% of the Company’s total revenue for the three months ended June 30, 2022.

Payables to two vendors comprised approximately 56% and 10%, respectively, of accounts payables as of June 30, 2023. Payables to one vendor comprised approximately 61% of accounts payables as of December 31, 2022.

For the six months ended June 30, 2023, one vendor accounted for approximately 22% of the Company’s total purchases. For the six months ended June 30, 2022, one vendor accounted for approximately 26% of the Company’s total purchases. For the three months ended June 30, 2023, one vendor accounted for approximately 10% of the Company’s total purchases. For the three months ended June 30, 2022, two vendors accounted for approximately 17% and 15%, respectively, of the Company’s total purchases.

Advertising

The Company expenses advertising costs as they are incurred and are included in selling and marketing expenses. Advertising expenses amounted to $1,270 and $1,262 for the six months ended June 30, 2023 and 2022, respectively. Advertising expenses amounted to $683 and $481 for the three months ended June 30, 2023 and 2022, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options (Note 11). The fair value method requires the Company to estimate the fair value of stock-based payment awards to employees and non-employees on the date of grant using an option pricing model. Stock based compensation costs are based on the fair value of the underlying option calculated using the Black Scholes option pricing model and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Restricted stock unit awards are valued based on the closing trading value of the Company’s common stock, par value $0.0001, per share (the “Common Stock”) on the date of grant and then amortized on a straight-line basis over the requisite service period of the award. The Company measures equity-based compensation awards granted to non-employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the lithium-ion battery industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

F-42

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has a liability of $128 as of June 30, 2023, and December 31, 2022 of uncertain tax positions. The Company’s accounting policy is to include penalties and interest related to income taxes if any, in selling, general and administrative expenses.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.

Note 3 - FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.
●	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

F-43

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 3 - Fair Value Measurements (Continued)

The following table presents assets and liabilities that were measured at fair value in the Condensed Consolidated Balance Sheets on a recurring basis as of June 30, 2023:

	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
	As of June 30, 2023
Liabilities
Warrant liability- Term Loan	$875	$875	$-	$-	$875
Warrant liability- June public offering	13,612	13,612	-	-	13,612
Warrant liability- Private placement warrants	150	150	-	150	-
Total liabilities	$14,637	$14,637	$-	$150	$14,487

The following table presents assets and liabilities that were measured at fair value in the Consolidated Balance Sheets on a recurring basis as of December 31, 2022:

	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
	As of December 31, 2022
Liabilities
Warrant liability- Term Loan	$30,841	$30,841	$-	$-	$30,841
Warrant liability- Private placement warrants	1,990	1,990	-	1,990	-
Total liabilities	$32,831	$32,831	$-	$1,990	$30,841

The carrying amounts of accounts receivable and accounts payable are considered level 1 and approximate fair value as of June 30, 2023 and December 31, 2022 because of the relatively short maturity of these instruments.

The carrying value of the term loan as of June 30, 2023 and December 31, 2022 approximates fair value as the interest rate does not differ significantly from the current market rates available to the Company for similar debt and is considered level 2.

F-44

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 4 - INVENTORY

Inventory consists of the following:

	June 30, 2023	December 31, 2022
Raw material	$38,713	$42,586
Finished goods	5,485	7,260
Total inventory	$44,198	$49,846

Note 5 - COMMITMENTS AND CONTINGENCIES

Litigation

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, governmental actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of the Company’s management, could reasonably be expected to have a material adverse effect on the Company’s business and financial condition.

Operating Leases

The Company has leases related to the main office, warehouse space, research and development lab, and engineering office, all located in Reno, Nevada. The leases require annual escalating monthly payments ranging from $111 to $128. On February 2, 2022, the Company entered into a 124-month lease agreement in Reno, Nevada. The lease calls for monthly base rent of $230, $23 of fixed operating expense costs, and estimated monthly property taxes of $21. The monthly base rent and fixed operating expense costs are subject to escalation of 3% and 2.4%, respectively, on an annual basis. The first payment is due upon substantial completion of construction of the building which is expected to be within 2 years from the effective date. As of June 30, 2023, the lease has not commenced as the Company does not have control over the asset.

The following table presents the breakout of the operating leases as of:

	June 30, 2023	December 31, 2022
Operating lease right-of-use assets	$3,912	$4,513
Short-term operating lease liabilities	1,239	1,188
Long-term operating lease liabilities	2,890	3,541
Total operating lease liabilities	$4,129	$4,729
Weighted average remaining lease term	3.1 years	3.6 years
Weighted average discount rate	5.2%	5.2%

Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.

F-45

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 5 - Commitments and Contingencies (Continued)

Operating Leases (Continued)

At June 30, 2023, the future minimum lease payments under these operating leases are as follows:

Fiscal Years Ending	Amount
December 31, 2023 (1)	$704
December 31, 2024	1,435
December 31, 2025	1,435
December 31, 2026	893
Total lease payments	4,467
Less imputed interest	338
Total operating lease liabilities	$4,129

(1)	Represents scheduled payments for the remaining six-month period ending December 31, 2023

		For The Three Months Ended June 30,		For The Six Months Ended June 30,
Lease cost	Classification	2023	2022	2023	2022
Operating lease cost	Cost of goods sold	$348	$355	$695	$527
Operating lease cost	Research and development	23	40	45	59
Operating lease cost	General and administration	12	20	24	30
Operating lease cost	Selling and marketing	12	20	24	30
Total lease cost		$395	$435	$788	$646

Earnout

The former holders of shares of Legacy Dragonfly common stock (including shares received as a result of the conversion of Legacy Dragonfly Preferred Stock into New Dragonfly Common Stock) are entitled to receive their pro rata share of up to 40,000,000 additional shares of common stock (the “Earnout Shares”). The Earnout Shares are issuable in three tranches. The first tranche of 15,000,000 shares is issuable if New Dragonfly’s 2023 total audited revenue is equal to or greater than $250,000 and New Dragonfly’s 2023 audited operating income is equal to or greater than $35,000. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of at least $22.50 on or prior to December 31, 2026 and the third tranche of 12,500,000 is issuable upon achieving a volume-weighted average trading price threshold of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.

Other Contingencies

See Note 7 for further discussion regarding contingent consideration arising from the April 2022 asset purchase agreement with Thomason Jones Company, LLC.

F-46

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 6 - DEBT

Financing Trust Indenture

On November 24, 2021, the Company entered into agreements to issue $45,000 in fixed rate senior notes (Series 2021-6 Notes) pursuant to a Trust Indenture held by UMB Bank, as trustee and disbursing agent, and Newlight Capital, LLC as servicer. The trust and debt documents also require a Lender Collateral Residual Value Insurance Policy (the “Insurance Policy”, with UMB Bank as named insured for $45,000), and a placement agent, which is Tribe Capital Markets, LLC.

In connection with the merger on October 7, 2022 (the “Closing Date”), the Company entered into a Term Loan, Guarantee and Security Agreement (see “Term Loan Agreement” below) and the outstanding principal balance for the Series 2021-6 Notes underlying the Trust Indenture was paid in full. A loss on extinguishment of $4,824 was recognized upon settlement. During the six months ended June 30, 2022, a total of $1,254 of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $1,197 during the six months ended June 30, 2022. During the three months ended June 30, 2022, a total of $635 of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $584 during the three months ended June 30, 2022.

F-47

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 6 - Debt (continued)

Term Loan Agreement

On October 7, 2022, in connection with the merger, CNTQ, Legacy Dragonfly and CCM Investments 5 LLC, an affiliate of CCM LLC (“CCM 5”, and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”) entered into the Term Loan Agreement setting forth the terms of the Term Loan. The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness (including the obligations underlying the Trust Indenture), (ii) to support the Transaction under the merger Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the merger. The Term Loan amortizes in the amount of 5% per annum (or $937.5 on the first day of each calendar quarter) beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid in kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

In addition to optional prepayments by the Company upon written notice, the Term Loan Agreement provides for mandatory prepayments upon receipt of proceeds from certain transactions or casualty events. Beginning on the date the financial statements for the year ended December 31, 2023 are required to be delivered to the Term Loan Lenders, the Company will be required to prepay the Term Loan based on excess cash flow, as defined in the agreement.

Unless the obligations under the Term Loan are accelerated under the terms of the agreement, the maturity date will be October 7, 2026.

The Term Loan Lenders have been granted a first priority lien, and security interest in, the mortgaged properties underlying the Company’s mortgages.

F-48

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 6 - Debt (continued)

Term Loan Agreement (Continued)

During the three and six months ended June 30, 2023, a total of $3,651 and $7,147, respectively, of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $401 and $620, respectively, during the three and six months ended June 30, 2023.

The carrying balance of $22,372 on June 30, 2023 consisted of $75,000 in principal, plus $3,702 Paid-in-Kind (PIK) interest, less $56,330 in unamortized debt discount related to the debt issuance costs.

Financial Covenants

Maximum Senior Leverage Ratio

The Senior Leverage Ratio is the ratio of (a) consolidated indebtedness, as defined, on such date minus 100% of the unrestricted cash and cash equivalents held (subject to adjustment) to (b) Consolidated earnings before interest, tax and amortization (“EBITDA”) for the trailing twelve (12) fiscal month period most recently ended. If liquidity, as defined, for any fiscal quarter is less than $17,500, the Senior Leverage Ratio shall not be permitted, as of the last day of any fiscal quarter ending during any period set forth below, to exceed the ratio set forth opposite such period in the table below:

Test Period Ending	Leverage Ratio
December 31, 2022 - March 31, 2023	6.75 to 1.00
June 30, 2023 - September 30, 2023	6.00 to 1.00
December 31, 2023 - March 31, 2024	5.00 to 1.00
June 30, 2024 - September 30, 2024	4.00 to 1.00
December 31, 2024 - March 31, 2025	3.25 to 1.00
June 30, 2025 and thereafter	3.00 to 1.00

Liquidity

The Company shall not permit their Liquidity (determined on a consolidated basis) to be less than $10,000 as of the last day of each fiscal month (commencing with month ending December 31, 2022).

Fixed Charge Coverage Ratio

The Fixed Charge Coverage Ratio is the ratio of consolidated EBITDA (less capital expenditures and certain other adjustments) to consolidated fixed charges, as defined in the agreement. If Liquidity is less than $17,500 as of the last day of any fiscal quarter (commencing with the quarter ending December 31, 2022), then the Company shall not permit the Fixed Charge Coverage Ratio for the trailing four quarterly periods ending on the last day of any such quarter to be less than 1.15 to 1.00.

Capital Expenditures

If consolidated EBITDA for the trailing twelve-month period ending on the most recently completed fiscal quarter is less than $15,000, then the level of capital expenditures is limited.

The Company was in compliance with its covenants as of June 30, 2023 and December 31, 2022. During the three months ended March 31, 2023, the Company determined it would fail to satisfy the fixed charge coverage ratio and maximum senior leverage ratio for the quarter. On March 29, 2023, the Company obtained a waiver from the Administrative Agent and the Term Loan Lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. As a result of the uncertainty of maintaining compliance with financial covenants the Company has continued to classify the entire term loan balance within current liabilities on the balance sheet.

F-49

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 6 - Debt (continued)

Future Debt Maturities

At June 30, 2023, the future debt maturities are as follows:

For Year Ended December 31,
2023 (1)	$-
2024	938
2025	3,750
2026	80,620
Total	85,308
Less: Estimated interest paid-in-kind	(6,606)
Total debt	78,702
Less: Unamortized debt issuance costs, noncurrent	(56,330)
Total carrying amount	22,372
Less: Current portion of debt	(22,372)
Total long-term debt	$-

(1)	Represents scheduled payments for the remaining six-month period ending December 31, 2023

Note 7 - ASSET PURCHASE AGREEMENT

Bourns Production, Inc

On January 1, 2022, the Company entered into an asset purchase agreement (the “APA”) with Bourns Productions, Inc., a Nevada corporation (“Bourns Productions”) pursuant to which the Company acquired machinery, equipment and a lease for a podcast studio from Bourns Productions as set forth in the APA for a purchase price of $197 which approximated fair market value.

Thomason Jones Company, LLC

In April 2022, the Company entered into an Asset Purchase Agreement (the “April 2022 Asset Purchase Agreement”) with William Thomason, Richard Jones, and Thomason Jones Company, LLC (“Thomason Jones”) whereby the Company acquired inventory and intellectual property assets for up to $700 cash plus contingent payments of $1,000 each to William Thomason and Richard Jones (the “Earn Out”). The Company determined the contingent consideration to be recognized as contingent compensation to Mr. Thomason and Mr. Jones. The Company concluded the purchase price to be $444 and was allocated in its entirety to inventory.

Contingent Compensation

If, within twenty-four months of the Agreement the Company realizes $3,000 in gross sales of product either (a) sold under the Wakespeed brand and/or (b) which incorporates any portion of Purchased IP as listed within the agreement, then the Company will pay to Thomason and Jones each the amount of $1,000 as soon as reasonably practicable. This payment may be made in cash or common stock, in the sole discretion of the Company. As a result, the Company determined that a liability should be recorded ratably over the 24-month period. The Company recognized immediate compensation expense within sales and marketing of $417 on October 1, 2022 for amounts that should have been accrued for during the period April 2022 through September 2022. In October 2022, the Company determined the sales goals will most likely be achieved within 18 months. As a result, the Company changed its estimate prospectively and accelerated the accrual as if the sales goals would be achieved within an 18-month period from the date of acquisition. As a result, the Company recorded an accrual related to the Earn Out in the amount of $1,909 and $782 as of June 30, 2023 and December 31, 2022, respectively.

F-50

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 8 - RELATED PARTY

The Company loaned its Chief Financial Officer $469 to repay amounts owed by him to his former employer and entered into a related Promissory Note with a maturity date of March 1, 2026. The loan was forgiven in full in March of 2022 and was recorded within general and administrative expense.

On October 25, 2022, the Company entered into a separation and release of claims agreement with its Chief Operating Officer (“COO”). As consideration for the COO’s execution of the agreement, the Company agreed to pay the employee a lump sum payment of $100 which is included in general and administrative expenses in the statements of operations, payments equivalent to $1,000 divided into 24 monthly payments commencing on December 1, 2022, and all outstanding equity-based compensation awards to become fully vested and exercisable. The COO shall have 12 months from the termination date to exercise outstanding options.

In February 2023, the Company entered into an agreement with its former COO in which the COO waived their rights to a transaction bonus resulting from the merger transaction (Note 1) in lieu of a Company van. The Company accounted for the cost of the van as an employee bonus, resulting in $116 of general and administrative expense for the current period.

On March 5, 2023, the Company entered into a convertible promissory note (the “Note”) with a board member in the amount of $1,000, or the Principal Amount. Upon execution of the Note and funding of the original principal sum, a payment of $100 (the “Loan Fee”) was fully earned as of the date of the Note and was due and payable in full in cash on April 4, 2023. The Company paid the Principal Amount and the Loan Fee on April 1, 2023 and April 4, 2023, respectively.

On April 26, 2023, the Company entered into a separation and release of claims agreement with its Chief Legal Officer (“CLO”). As consideration for the CLO’s execution of the agreement, the Company agreed to pay the employee payments equivalent to $720 for wages and benefits divided into 24 monthly payments commencing on June 1, 2023, and all outstanding equity-based compensation awards to become fully vested and exercisable resulting in an expense of $76. The CLO shall have 3 months from the termination date to exercise outstanding options. The three-month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

Note 9 - WARRANTS

Common Stock Warrants classified as Equity

Public Warrants

Each Public Warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. The Company may elect to redeem the Public Warrants subject to certain conditions, in whole and not in part, at a price of $0.01 per Public Warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis. On the Closing Date, there were 9,487,500 Public Warrants issued and outstanding. The Public Warrants are not precluded from equity classification and are accounted for as such on the date of issuance, and each balance sheet date thereafter.

The measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker DFLIW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date.

During the six months ended June 30, 2023, the Company received proceeds from public warrant exercises of $747 in exchange for 64,971 common shares. The Company did not receive any proceeds from public warrants during the three months ended June 30, 2023.

June 2023 Offering

In connection with the entry into the underwriting agreement as further described in Note 10 of the financial statements, (the “June 2023 Offering”) the Company issued (i) underwriters warrants to purchase up to an aggregate of 570,250 shares of Common Stock (the “Underwriters’ Warrants”) which are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the June 2023 Offering and (ii) warrants to purchase up to 10,000,000 shares of Common Stock to the investors in the offering together with shares of Common Stock (the “Investor Warrants”), at the combined public offering price of $2.00 per share of Common Stock and accompanying Warrant, less underwriting discounts and commissions . The Company also granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock and/or Investor Warrants to purchase up to 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions. The underwriters exercised its over-allotment option to purchase an additional 1,405,000 shares of Common Stock and Investor Warrants to purchase up to 1,405,000 shares of Common Stock. The Company accounts for the Investor Warrants issued in connection with the Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Investor Warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. It was determined that the Underwriters’ Warrants were not precluded from equity treatment and have been accounted for as such.

Underwriter Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	-
Warrants issued	570,250
Warrants Outstanding, June 30, 2023	570,250

There were no underwriter warrants issued, exercised and outstanding from the period January 1, 2022 through June 30, 2022.

F-51

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 9 - Warrants (continued)

Common Stock Warrants classified as Liability

Private Placement Warrants

The Private Placement Warrants may not be redeemed by the Company so long as the Private Placement Warrants are held by the initial purchasers, or such purchasers’ permitted transferees. The Private Warrants: (i) will be exercisable either for cash or on a cashless basis at the holders’ option and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement). The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the Private Warrants) for a period of one hundred eighty (180) days following the effective date of the Registration Statement to anyone other than any member participating in the Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. During the six months ended June 30, 2023, private placement warrant holders exercised 3,126,472 warrants on a cashless basis, with the Company agreeing to issue 1,100,000 shares of common stock in connection with such exercise. There were 1,501,386 and 4,627,858 private warrants issued and outstanding as of June 30, 2023 and December 31, 2022, respectively. The Company accounts for the Private Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the private warrants do not meet the criteria for equity treatment thereunder, each private warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date.

The Private Placement Warrants are classified as Level 2 as the transfer of private placement warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially similar terms as the Public Warrants (with the exception of a different remaining life). We determined, through use of a Binomial Lattice model, that the fair value of each Private Placement Warrant less a discount for the difference in remaining life is equivalent to that of each Public Warrant.

Term Loan Warrants

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 shares (the “Penny Warrants”) and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Term Loan Warrants”). The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company issuing 457,142 shares of Common Stock in connection with such exercise. During the three months ended June 30, 2023, penny warrant holders exercised 750,000 warrants on a cashless basis, with the Company agreeing to issue 748,029 shares of common stock in connection with such exercise. The Company concluded the warrants are not considered indexed to the Company’s stock and to be accounted for as liabilities under ASC 815. As such, the estimated fair value is recognized as a liability each reporting period, with changes in the fair value recognized within income each period.

F-52

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 9 - Warrants (continued)

Common Stock Warrants classified as Liability (Continued)

The following table provides the significant inputs to the Black-Scholes method for the fair value of the Penny Warrants:

	As of June 30, 2023	As of December 31, 2022
Common stock price	$1.48	$11.09
Exercise price	0.01	0.01
Dividend yield	0%	0%
Term (in years)	9.27	9.77
Volatility	119.00%	90.00%
Risk-free rate	3.80%	3.90%
Fair value	$1.48	$11.89

The following table provides the significant inputs to the Black-Scholes method for the fair value of the June Offering Warrants:

	As of June 30, 2023	As of June 20, 2023 (Initial Measurement)
Common stock price	$1.48	$1.50
Exercise price	$2.00	$2.00
Dividend yield	0%	0%
Term (in years)	4.98	5
Volatility	119.00%	118.00%
Risk-free rate	4.10%	4.00%
Fair value	$1.19	$1.21

The following table presents a roll-forward of the Company’s warrants from January 1, 2023 to June 30, 2023:

Private Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	4,627,858
Exercise of warrants	(3,126,472)
Warrants Outstanding, June 30, 2023	1,501,386

There were no private warrants issued, exercised and outstanding from the period January 1, 2022 through June 30, 2022.

Public Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	9,487,500
Exercise of warrants	(64,971)
Warrants Outstanding, June 30, 2023	9,422,529

There were no public warrants issued, exercised and outstanding from the period January 1, 2022 through June 30, 2022.

Term Loan Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	2,593,056
Exercise of warrants	(2,000,000)
Warrants Outstanding, June 30, 2023	593,056

There were no term loan warrants issued, exercised and outstanding from the period January 1, 2022 through June 30, 2022.

Investor Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	-
Warrants issued	11,405,000
Warrants Outstanding, June 30, 2023	11,405,000

There were no investor warrants issued, exercised and outstanding from the period January 1, 2022 through June 30, 2022.

The following table presents a roll forward of the aggregate fair values of the Company’s warrant liabilities for which fair value is determined by Level 3 Inputs. The only class of warrants that were determined to be Level 3 are the term loan warrants.

Warrant Liability
Balances, January 1, 2023	$30,841
Issuance of warrants	13,762
Exercise of warrants	(11,284)
Change in fair value of warrants	(18,832)
Balances, June 30, 2023	$14,487

F-53

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 10 - COMMON STOCK

The Company is authorized to issue up to 170,000,000 shares of common stock with $0.0001 par value. Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of June 30, 2023 and December 31, 2022, there were 58,504,541 and 43,272,728 shares issued and outstanding. No dividends on common stock had been declared by the Company.

For the six months ended June 30, 2023 and 2022, the Company had reserved shares of common stock for issuance as follows:

	June 30, 2023	June 30, 2022
Options issued and outstanding	3,443,099	4,008,139
Common stock outstanding	58,504,541	36,749,738
Warrants outstanding	23,492,221	-
Earnout shares	40,000,000	-
Shares available for future issuance	4,434,916	622,491
Total	129,874,777	41,380,368

ChEF Equity Facility

The Company and Chardan Capital Markets LLC, a New York limited liability company (“CCM LLC”) entered into a purchase agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “ChEF RRA”) in connection with the merger. Pursuant to the Purchase Agreement, the Company has the right to sell to CCM LLC an amount of shares of Common Stock, up to a maximum aggregate purchase price of $150 million, pursuant to the terms of the Purchase Agreement. In addition, the Company appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement. Under the terms of the Purchase Agreement, the Company issued 98,500 shares pursuant to the Purchase Agreement with CCM LLC for aggregate net proceeds to the Company of $671 from the period January 1, 2023 through June 30, 2023.

June 2023 Offering

In the June 2023 Offering, the Company sold an aggregate of (i) 10,000,000 shares of its Common Stock and, (ii) accompanying Investor Warrants to purchase up to 10,000,000 shares of Common Stock, at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) the Underwriters’ Warrants. In addition, the Company granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions.

The Investor Warrants are exercisable for five years from the closing date of the June 2023 Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common Stock. The Underwriters’ Warrants are exercisable upon issuance at an exercise price of $2.50 per share and will expire on June 20, 2028.

The Company granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock and/or Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions, of which the underwriters exercised for 1,405,000 shares of Common Stock and Investor Warrants to purchase up to 1,405,000 shares of Common Stock and the remaining was not exercised within the 45-day window.

The Company received gross proceeds of $22,810 and incurred $2,074 of offering related costs. The gross proceeds were first allocated to the liability classified warrants based upon the transaction date fair value and then to the equity classified warrants with the residual allocated to the common shares. The offering related costs were allocated based on the relative fair value of all instruments, of which $1,169 was accounted for as a reduction of additional-paid-in-capital and $905 was recorded within general and administrative expenses. The Company accounted for the investor warrants issued in connection with the Public Offering and the exercise of the underwriters’ over-allotment option in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are precluded from equity classification. The fair value of the warrants were recorded as a liability in the amount of $13,762 on issuance and are being fair valued at each reporting period.

F-54

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 11 - STOCK-BASED COMPENSATION

Share-based compensation expense for options and RSUs totaling $5,441 and $719 was recognized in the Company’s consolidated statements of operations for the six months ended June 30, 2023 and 2022, respectively. Share-based compensation expense for options and RSUs totaling $954 and $431 was recognized in the Company’s consolidated statements of operations for the three months ended June 30, 2023 and 2022, respectively.

Share-based compensation for the six months ended June 30, 2023 and 2022 was allocated as follows:

	June 30,
	2023	2022
Cost of goods sold	$75	$143
Research and development	49	171
Selling and marketing	971	192
General and administrative expense	4,346	213
Total	$5,441	$719

Share-based compensation for the three months ended June 30, 2023 and 2022 was allocated as follows:

	June 30,
	2023	2022
Cost of goods sold	$39	$46
Research and development	20	134
Selling and marketing	115	132
General and administrative expense	780	119
Total	$954	$431

A summary of the Company’s option activity and related information follows:

	Number of Options (1)	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Life (in years)	Aggregate intrinsic value
Balances, January 1, 2022	3,690,955	$1.98	$1.38	8.52	$6,550
Options granted	602,275	4.08	1.81		-
Options forfeited	(30,468)	2.93	2.32		-
Options exercised	(254,623)	0.94	2.39		-
Balances, June 30, 2022	4,008,139	$2.36	$1.72	8.43	$5,845

Balances, January 1, 2023	3,642,958	$2.02	$1.21	7.90	$35,989
Options granted	143,607	7.50	3.82		632
Options forfeited	(238,345)	3.53	1.62		369
Options exercised	(105,121)	3.07	5.91		298
Balances, June 30, 2023	3,443,099	$2.11	$1.27	6.16	$1,520

At June 30, 2023
Vested and Exercisable	2,164,874	$1.55		4.89	$1,389
Vested and expected to vest	3,443,099	$2.11		6.16	$1,520

(1)	Number of options and weighted average exercise price has been adjusted to reflect the exchange of Legacy Dragonfly’s stock options for New Dragonfly stock options at an exchange ratio of approximately 1.182 as a result of the merger. See Note 1 for additional information.

Restricted Stock Units

On October 7, 2022, the Company granted 180,000 restricted stock units under the 2022 plan which vest one year from the grant date. The fair value of the restricted stock units on the date of grant was $2,520, which is recognized as compensation expense over the requisite service period based on the value of the underlying shares on the date of grant. On February 10, 2023, the Company granted 461,998 restricted stock units under the 2022 plan which vested immediately. The fair value of the restricted stock units on the date of grant was $3,464 and was recorded as compensation expense during the six months ended June 30, 2023. During the first six months of 2023, the Company granted an additional 28,000 restricted stock units which have not vested. The fair value of the 28,000 unvested restricted stock units was $105 and an expense of $7 was recorded during the six months ended June 30, 2023.

F-55

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 11 - Stock-Based Compensation (Continued)

Restricted Stock Units (Continued)

There were no grants of restricted stock units prior to October 7, 2022. The following table presents the restricted stock units activity for the six months ended June 30, 2023:

	Number of Shares	Weighted-Average Fair Market Value
Unvested shares at January 1, 2023	180,000	$14.00
Granted and unvested	489,998	7.29
Vested	(461,998)	7.50
Unvested shares, June 30, 2023	208,000	$14.00

Vested and exercisable as of June 30, 2023	-	$-

As of June 30, 2023, there were 4,434,916 shares of unissued authorized and available for future awards under the 2022 Equity Incentive Plan and Employee Stock Purchase Plan.

Note 12 – SUPPLIER AGREEMENT

On May 9, 2023, Ioneer Rhyolite Ridge LLC (“Seller”), an emerging lithium-boron producer, and the Company announced a commercial offtake agreement partnership whereby the Seller is developing the Rhyolite Ridge Project which, once completed, is expected to produce lithium carbonate, and boric acid (the “Project”). Beginning on the supply start date which is the date the Seller notifies the Company that the project is fully completed and commissioned in accordance with the engineering, procurement and construction contract, and for the duration of the supply period, the Company shall purchase and receive product from Seller, on the terms and conditions of the agreement. The agreement calls for a minimum annual purchase requirement. The agreement becomes effective when the seller has informed the Company that the seller has made a positive financial investment decision in respect of the project.

Note 13 - LOSS PER SHARE

The Company follows the two-class method when computing net loss per share as the Company has issued warrants that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back any convertible preferred dividends. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares that would have been outstanding during the period assuming the issuance of common shares for all potential dilutive common shares outstanding. Potential common shares consist of potential future exercises of outstanding stock options and common stock warrants. Because the inclusion of potential common shares would be anti-dilutive for all periods presented, they have been excluded from the calculation.

The Company’s common stock warrants contractually entitle the holders of such securities to participate in dividends but do not contractually require the holders of such securities to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the three and six months ended June 30, 2023 and 2022.

The following table sets forth the information needed to compute basic and diluted loss per share for the three and six months ended June 30, 2023 and 2022:

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2023	2022	2023	2022
Numerator
Net Loss attributable to common stockholders	$(11,700)	$(1,469)	$(6,808)	$(3,767)
Denominator
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	47,418,269	36,616,430	46,263,591	36,579,990
Net loss per share of common stock, basic and diluted	$(0.25)	$(0.04)	$(0.15)	$(0.10)

F-56

Dragonfly Energy Holdings Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net loss per share because their effect was anti-dilutive:

	June 30, 2023	June 30, 2022
Warrants	23,492,221	-
Restricted stock units	208,000	-
Options	3,443,099	4,008,139
Weighted average number of common shares-basic	27,143,320	4,008,139

NOTE 14 – INCOME TAXES

The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate adjusted for the effect of discrete items arising in that quarter. The Company recorded an income tax expense (benefit) of $0 and ($814) during the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowances on the Company’s deferred tax assets as it is more likely than not that some or all the Company’s deferred tax assets will not be realized. The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s condensed consolidated balance sheets. The Company has not recognized any interest and penalties in its condensed consolidated statements of operations, nor has it accrued for or made payments for interest and penalties.

NOTE 15 – SUBSEQUENT EVENTS

Subsequent to the period ending June 30, 2023, and through August 8, 2023, 273,100 investor warrants were exercised for net proceeds of $546.

In July 2023, upon a request from the Company’s lenders under the term loan agreement, the Company repaid $5,275 of principal to satisfy a portion of its outstanding principal under the term loan agreement.

On July 6, 2023, the Company opened a 12-month time deposit account at Wells Fargo Commercial Banking amounting to $315 with fixed interest rate of 2%, payable on a monthly basis. The time deposit account has a current maturity date of July 6, 2024 and is subject to automatic annual renewal.

In July of 2023, the Company was notified by its largest RV OEM customer that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install the Company’s storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While this customer is not moving to a different solution or competitor, the Company expects this change in strategy to have a material limiting effect on the Company’s revenue throughout the remainder of 2023.

On August 20, 2023, upon mutual agreement between the Company and Mr. Marchetti, Mr. Marchetti resigned from his position as the Company’s Chief Financial Officer. Mr. Marchetti will continue in the role of Senior Vice President, Operations. In connection with Mr. Marchetti’s resignation, on August 20, 2023, the Board appointed Denis Phares, the Company’s President, Chief Executive Officer, and Chairman of the Board, to succeed Mr. Marchetti as the Company’s interim Chief Financial Officer. Dr. Phares will continue his duties as President, Chief Executive Officer, and Chairman of the Board. The Company intends to commence a search for a full time Chief Financial Officer.

F-57

Up to 21,512,027 Shares of Common Stock

Prospectus

September 27, 2023